Exhibit 10.10

TURNKEY ENGINEERING, PROCUREMENT AND CONSTRUCTION

AGREEMENT FOR

ETHANOL PRODUCTION FACILITY

BETWEEN

PANDA HEREFORD ETHANOL, LP

A Delaware Limited Partnership

AND

LURGI PSI, INC.

A Tennessee Corporation

Dated as of October 15, 2005

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

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EXHIBITS

EXHIBIT A	SCOPE OF WORK
EXHIBIT B	PROJECT SCHEDULE
EXHIBIT C	INTENTIONALLY LEFT BLANK
EXHIBIT D	MILESTONE PAYMENT TABLE
EXHIBIT E	FORM OF MILESTONE ACHIEVEMENT CERTIFICATE AND FIELD MILESTONE CERTIFICATION
EXHIBIT F	FORM OF REQUEST FOR PAYMENT
EXHIBIT G	FORM OF FINAL ACCEPTANCE CERTIFICATE
EXHIBIT H	FORM OF CONTRACTOR CERTIFICATE FOR PARTIAL WAIVER OF LIENS
EXHIBIT H-1	FORM OF SUBCONTRACTOR CERTIFICATE FOR PARTIAL WAIVER OF LIENS
EXHIBIT I	FORM OF CORPORATE GUARANTY
EXHIBIT J	SEPARATED CONTRACT PRICE
EXHIBIT K	CONTRACTOR RATE SCHEDULE
EXHIBIT L	CONTRACTOR PERMITS
EXHIBIT M	OWNER PERMITS
EXHIBIT N	MAJOR EQUIPMENT
EXHIBIT O	PROJECT MANAGEMENT TEAM
EXHIBIT P	INTENTIONALLY LEFT BLANK
EXHIBIT Q	APPROVED SUBSTANTIAL SUBCONTRACTORS AND SUBSTANTIAL VENDORS
EXHIBIT R	CONTRACTOR FINAL LIEN WAIVER AND RELEASE
EXHIBIT R-1	SUBCONTRACTOR FINAL LIEN WAIVER AND RELEASE
EXHIBIT S	SOIL BORING AND SUBSURFACE DATA
EXHIBIT T	FORM OF LETTER OF CREDIT

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TURNKEY ENGINEERING, PROCUREMENT AND CONSTRUCTION

AGREEMENT FOR

ETHANOL PRODUCTION FACILITY

THIS TURNKEY ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT FOR ETHANOL PRODUCTION FACILITY (this “Agreement”), dated as of October 15, 2005 is by and between Panda Hereford Ethanol, LP, a Delaware Limited Partnership (hereinafter called “Owner”), and Lurgi PSI, Inc., a Tennessee Corporation (hereinafter called “Contractor”).

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Contractor hereby agree as follows:

ARTICLE I

GENERAL MATTERS

Section 1.01. Defined Terms. As used in this Agreement, including the exhibits and other attachments hereto, each of the following terms shall have the meaning assigned to such term as set forth below:

“Acceptance Certificate” means a certificate relating to Final Acceptance pursuant to Section 10.06.

“Affiliate” means, in relation to any Person, any Person: (i) which directly or indirectly controls, or is controlled by, or is under common control with, such other Person; or (ii) which directly or indirectly beneficially owns or holds fifty percent (50%) or more of any class of voting stock of such other Person; or (iii) which has fifty percent (50%) or more of any class of voting stock that is directly or indirectly beneficially owned or held by such other Person, or (iv) who either holds a general partnership interest in such other Person or such other Person holds a general partnership interest in the Person.

“Allocated Contract Price” means (a) for the time period between the Effective Date and the later of the Financial Closing Date and the date the Notice to Proceed is given to Contractor following the Financial Closing Date (the “Full Release Date”), the Ethanol Plant Price paid to Contractor; (b) for the time period after Full Release Date and until the time when *****% of the Ethanol Plant Price has been paid to Contractor, *****% of the Ethanol Plant Price plus the Ethanol Plant Price paid to Contractor to date; or (c) for the time period after *****% of the Ethanol Plant Price has been paid to Contractor, the Ethanol Plant Price paid to Contractor to date, as the case may be.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

“Applicable Laws” means any act, statute, law, regulation, permit, license, ordinance, rule, judgment, order, decree, directive, guideline or policy (to the extent mandatory) or any similar form of decision or determination by, or any interpretation or administration of, any of the foregoing by any Government Authority with jurisdiction over the Facility, the Job Site, the performance of the Work or other services to be performed under this Agreement.

“Applicable Permits” means any and all permits, clearances, licenses, authorizations, consents, filings, exemptions or approvals from or required by any Government Authority that are necessary for the performance of the Work.

“Builder’s Risk Policy” has the meaning set forth in Section 9.09.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday in Dallas, Texas.

“Change in Law” means any of the following events or circumstances occurring after the date of execution of this Agreement: (i) an amendment, modification, supplement or other change in or repeal of an existing Applicable Law or Applicable Permit; or (ii) an enactment or making of a new Applicable Law or Applicable Permit.

“Change Order” has the meaning set forth in Section 7.01(a).

“Changes” has the meaning set forth in Section 7.01(a).

“Contract Amendment” shall mean a written agreement executed by both Parties and, if required, consented to by the Financing Parties, as set forth in Section 18.09.

“Contractor Bonus” means a Schedule Bonus or Performance Bonus.

“Contractor Equipment” means all of the equipment, materials, apparatus, structures, tools, supplies and other goods provided by Contractor and its Subcontractors and Vendors for performance of the Work other than the Equipment.

“Contractor Event of Default” was the meaning set forth in Section 15.01.

“Contractor Insurance Policies” means the insurance policies maintained by Contractor as required pursuant to Article IX.

“Contractor Internal Costs” means the internal costs of Contractor in performing the Prefunding Work, including general and administrative costs, labor costs, overhead and out-of-pocket expenses such as travel, telephone and photocopies.

“Contractor Permits” means the Applicable Permits listed on Exhibit L.

“Contractor Project Engineering Manager” means the person designated by Contractor as having the responsibility, authority and supervisory power of Contractor for the Work.

“Contractor Project Manager” means the person designated by Contractor as having the centralized responsibility, authority and supervisory power of Contractor for design, construction, testing and start-up of the Ethanol Plant and the performance of the FBG Work, as well as all matters relating to the administration of the provisions of this Agreement.

“Contractor Site Manager” means an employee of Contractor, working under the supervision of the Contractor Project Manager, located at the Job Site on a daily basis.

“Contractor Taxes” has the meaning set forth in Section 3.24.

“Contractor’s Guarantor” has the meaning set forth in Section 11.11.

“Corporate Guaranty” has the meaning set forth in Section 11.11.

“Cost Plus Formula” has the meaning as set forth in Section 7.02(e).

“Damages” has the meaning set forth in Section 16.01.

“Defect” means, any designs, engineering, software, drawings, components, tools, Equipment, installation, construction, or workmanship furnished or performed by or on behalf of Contractor or Work, (i) that does not materially conform to the terms of this Agreement, (ii) that is not of uniform good quality, free from material defects or deficiencies in design, application, manufacture or workmanship, or that contains materially improper or inferior workmanship or (iii) that either would materially and adversely affect (A) the performance of the Ethanol Plant and FBG Work under operating conditions as stated in Exhibit A, the Scope of Work (unless, in the alternative, Performance Liquidated Damages for such defect or deficiencies has been paid) or (B) the continuous safe operation of the Facility, all as determined by reference to Good Engineering Practices. The term “Defect” shall neither be construed to include material damage caused by Owner’s acts or omissions to the extent arising out of abuse, misuse or negligence in operations, maintenance and repair (unless such act or omission was taken or made at the direction of Contractor) or failure to follow Contractor’s or manufacturers’ recommendations and directions and Good Engineering Practices, nor shall the term “Defects” be construed to include ordinary wear and tear, erosion, corrosion, and deterioration (unless as a result of a Defect) or any other defect or deficiency that has no material impact on the Facility’s appearance, operation or useful life as specified in the Scope of Work.

“Denatured Ethanol” means fuel grade ethanol in accordance with and meets the requirements of ASTM D4806-01a dated August 10, 2001.

“Dispute” has the meaning set forth in Section 17.01.

“Drawings” means (i) all specifications, designs, plans, drawings, engineering and analyses, and other documents which determine, establish, define or otherwise describe the scope, quantity, and relationship of the components of the Ethanol Plant and the FBG Work, including the structure and foundation thereof, prepared by Contractor or any of its Subcontractors or Vendors and (ii) all technical drawings, operating drawings, specifications, shop drawings, diagrams, illustrations, schedules and performance charts, samples, patterns, models, operation and maintenance manuals, piping and instrumentation diagrams, underground structure drawings, conduit and grounding drawings, lighting drawings, conduit and cable drawings, electric one-lines, electric schematics, connection diagrams and technical information of a like nature required to be submitted by Contractor, or any Subcontractor or Vendor, from time to time under this Agreement which illustrates any of the Equipment or any other portion of the Work, either in components or as completed.

“Effective Date” means the date on which all of the following have occurred: (a) this Agreement has been executed and delivered by both Owner and Contractor as set forth on Page 1 hereof, (b) Owner has paid to Contractor all amounts, if any, due under the terms of that certain Term Sheet between the Parties, and (c) Owner has issued to Contractor a Notice to Proceed under Section 5.01 and in the event any such Notice to Proceed requires the payment of any amount due pursuant to Exhibit D, such payments are made. The Parties shall confirm the Effective Date in writing.

“Electric Power Consumption” means the overall electric power consumed by the Ethanol Plant in kWh as measured at the meter for equipment specifically and directly involved in the production of ethanol and wet distiller’s grain in accordance with the Scope of Work. This does not include any CO2 processing, grain handling, or FBG or natural gas boiler electrical power consumption.

“Electric Power Consumption Guarantee” has the meaning set forth in Section 11.04(a).

“Emissions Guarantee” has the meaning set forth in Section 11.04(e).

“Equipment” means all of the equipment, materials, apparatus, structures, tools, supplies, goods and other items provided by Contractor and its Subcontractors and Vendors that are installed or incorporated into the Ethanol Plant or otherwise form or are intended to form part of the Work (other than Contractor Equipment). For avoidance of doubt, the FBG shall not constitute a part of the Equipment.

“Ethanol Plant” means the Facility, excluding both the Fluidized Bed Gasifier Equipment and the FBG Work.

“Ethanol Plant Price” means the Separated Contract Price less the FBG Work Price.

“Ethanol Plant Reliability Guarantee” has the meaning set forth in Section 11.04(i).

“Ethanol Production Rate” means the production of Denatured Ethanol measured in gallons per hour.

“Ethanol Production Rate Guarantee” means the production rate of Denatured Ethanol as guaranteed by Contractor pursuant to Section 11.04(c).

“Ethanol Yield” means the ratio in weight (pounds) of un-denatured ethanol per weight (pounds) of starch, based on Un-denatured Ethanol density of 6.60 pounds per US gallon at 60F, containing a maximum of 0.5% water per weight. The yield is based on a feedstock specification of 56 lb per bushel test weight #2 yellow corn containing a maximum of 15.0%moisture (by weight), a maximum of 1% foreign material (by weight), a minimum of 70% of dry fermentable starch (by weight) and zero aflatoxin tolerance.

“Ethanol Yield Guarantee” has the meaning set forth in Section 11.04(d).

“Facility” means the nominal 105 million gallon per year design capacity of Denatured Ethanol production facility consisting of all necessary and fully functional systems and equipment, apparatus, accessories, auxiliaries and controls capable of fuel grade ethanol production, and wet distillers grain production, which Facility includes the Ethanol Plant and an auxiliary natural gas boiler to be supplied by Contractor and the FBG to be supplied by the Fluidized Bed Gasifier Supplier, to be located on the Property Site as more particularly described in the Scope of Work.

“FBG Mechanical Completion” means that with respect to the FBG Work (i) the FBG and all Equipment has been installed with the required connections and controls to deliver steam to the Ethanol Plant; (ii) the FBG and all Equipment has been installed in accordance with construction drawings, the Scope of Work and manufacturers recommendations, checked for alignment, lubrication and rotation; (iii) all systems have been checked out, and are ready for safe and proper operation; (iv) all instrumentation (including Continuous Emissions Monitoring Systems) is operational and has been calibrated in accordance with manufacturers’ standards and guidelines and loop checked; and (v) all systems have been tested, flushed and cleaned out as necessary and restored in accordance with the Scope of Work.

“FBG Mechanical Completion Date” means the date when FBG Mechanical Completion is achieved.

“FBG Purchase Agreement” means that separate agreement between Owner and the Fluidized Bed Gasifier Supplier in Appendix A of Exhibit A governing the supply of the FBG for the Facility, including the design, engineering, procurement, training, commissioning, start-up and testing activities to be performed by the Fluidized Bed Gasifier Supplier directly for Owner.

“FBG Schedule Liquidated Damages” has the meaning set forth in Section 11.06 (a).

“FBG Work” means Contractor’s design, engineering, procurement and construction for the installation of the FBG and the tie-in of the FBG to the Ethanol Plant in accordance with the Scope of Work.

“FBG Work Price” shall mean the price for the FBG Work, as stated in Exhibit J, as amended from time to time pursuant to the terms hereof.

“Field Milestone Certification” means a duly executed certificate in substantially the form of the Field Milestone Certification in Exhibit E attached hereto, which is submitted by Contractor to Owner with a Request for Payment.

“Final Acceptance” shall mean that all of the following have occurred: (i) Substantial Completion of the Ethanol Plant has been achieved; (ii) the Guaranteed Performance Tests applicable to the Ethanol Plant, mechanical calibrations, have been successfully completed and any Defects found have been corrected; (iii) either (A) the Guaranteed Performance Levels applicable to the Ethanol Plant specified in Section 11.04 have been met or exceeded as determined pursuant to Section 11.09, or (B) the Ethanol Plant has achieved at a minimum the Minimum Performance Levels as determined pursuant to Section 11.09 and Contractor has paid all Performance Liquidated Damages applicable to the Ethanol Plant as elected or required pursuant to Section 11.05 and Section 11.06; (iv) the Ethanol Plant has satisfied the Emissions Guarantee and the Noise Guarantee, as more fully provided herein; (v) the Ethanol Plant has been constructed in accordance with this Agreement and the Drawings; (vi) the Final Plans accurately reflect the Ethanol Plant as constructed; (vii) the Ethanol Plant is capable of being operated in a safe manner in accordance with the terms of this Agreement; (viii) Contractor shall have delivered to Owner all operation and maintenance manuals and Final Plans relating to the Ethanol Plant in accordance with the Scope of Work; (ix) no defective or incomplete portions of the Work exist that have or could reasonably have a material negative impact on the operation or performance of the Ethanol Plant as required under this Agreement; (x) either (A) all items on the Punch List applicable to the Ethanol Plant have been completed or (B) the Parties have reached an agreement pursuant to Section 10.05(c) and Contractor has paid all amounts due to Owner pursuant thereto; (xi) all of Contractor’s cleanup and related obligations have been completed; (xii) any and all Liens in respect to this Agreement, the Equipment, the Job Site or any fixtures, personal property or Equipment included in the Work and related to the Ethanol Plant or the FBG Work created by, through or under, or as a result of any act or omission of, Contractor or any Subcontractor, Vendor or other Person providing labor or materials in connection with the Work shall have been released in accordance with Section 3.25 and in a form reasonably satisfactory to Owner in accordance with Exhibit R and Exhibit R-1 attached hereto (provided that Contractor’s Final Lien Waiver and Release related to the Ethanol Plant, in substantially the form of Exhibit R attached hereto, shall be given concurrently with Final Acceptance of the Ethanol Plant and payment of amounts due by Owner in connection therewith); (xiii) Contractor shall have paid all Schedule Liquidated Damages and Performance Liquidated Damages related to the Ethanol Plant due under this Agreement, if any; (xiv) all other outstanding obligations of Contractor relating to the Ethanol Plant hereunder that Owner has notified Contractor of shall have been satisfied; (xv) spare parts required under this Agreement with respect to the Ethanol Plant have been delivered by Contractor to the Property Site in accordance with Section 3.26(a); (xvi) Contractor has provided Owner with copies of all Contractor’s Applicable Permits relating to the Ethanol Plant; and (xvii) Owner has approved of and signed the Final Acceptance Certificate pursuant to Section 10.06. If however, Owner has failed or refused to sign such Certificate after request by Contractor, such matter may be submitted for dispute resolution in accordance with Article XVII.

“Final Acceptance Certificate” means an Acceptance Certificate executed pursuant to Section 10.06.

“Final Acceptance Date” means the first date on which Final Acceptance has been achieved.

“Final Plans” means final Drawings and final specifications, as revised to reflect the changes during construction, and shall include as-built drawings, piping and instrumentation diagrams, underground structure drawings (including buried piping, all utilities, and critical hidden items), electric one-lines, electric schematics and connection diagrams.

“Financial Closing” shall mean that all of the following events shall have occurred (which events may occur over a period of time) with respect to the Facility: (i) the Financing Documents have been fully executed (which documents may be executed over a period of time) which together provide for financing for the Facility in an amount and on the terms acceptable to Owner; (ii) all conditions precedent to the initial availability of funds under the Financing Documents referred to in the preceding clause (i) have been fulfilled or waived and the first draw thereunder has been made by Owner; and (iii) Owner has received commitments for such equity as is required by Owner and satisfies the requirements of the Financing Parties.

“Financial Closing Date” shall mean the actual date of Financial Closing as specified by Owner to Contractor pursuant to Section 4.08.

“Financing Documents” means all the loan agreements, notes, indentures, securities, debt instruments, bonds, security agreements, swap agreements, letters of credit, equity purchase agreements and other documents relating to the financing (including refinancing) of the Facility or any part thereof.

“Financing Parties” means the lenders, security holders, investors, export credit agencies, multilateral institutions, equity providers and others providing financing or refinancing to or on behalf of Owner, for the development, construction, ownership, operation and maintenance of the Facility or any portion thereof, or any trustee or agent acting on behalf of any of the foregoing.

“Fluidized Bed Gasifier Equipment” or “Gasifier Equipment” or “FBG” means the fluidized bed gasifier with a fired steam generation unit and all related accessory equipment, including the biomass handling equipment, supplied by the Fluidized Bed Gasifier Supplier pursuant to the terms of the FBG Purchase Agreement.

“Fluidized Bed Gasifier Supplier” means Energy Products of Idaho (EPI). For avoidance of doubt, the Fluidized Bed Gasifier Supplier shall not (in respect of its obligations relating to the design, engineering, manufacture, delivery, commissioning, start-up and testing of the FBG) constitute a Vendor or Subcontractor under this Agreement.

“Force Majeure Event” has the meaning set forth in Section 14.01.

“Good Engineering Practices” means the practices generally recognized and accepted as guidelines defining the standard of care that documents the engineering practices with respect to design, construction, documentation, operation, and maintenance of industrial facilities (including but not limited to the engineering, operating and safety practices generally applied to ethanol facilities) such as will be constructed in accordance with the terms of this Agreement.

“Government Authority” means any and all federal, state, county, city, municipal, local or regional authorities, departments, bodies, commissions, corporations, branches, directorates, agencies, ministries, courts, tribunals, judicial authorities, legislative bodies, administrative bodies, regulatory bodies, autonomous or quasi-autonomous entities or taxing authorities of the United States of America or any department, municipality or other political subdivision thereof.

“Guaranteed Dates” means Guaranteed Interim Completion Date, Guaranteed Substantial Completion Date, Guaranteed FBG Mechanical Completion Date, and Final Acceptance Date.

“Guarantee Design Conditions” has the meaning assigned to such term in the Scope of Work.

“Guaranteed FBG Mechanical Completion Date” means the date which is 45 calendar days after the latest of the Scheduled FBG Delivery Dates set forth in Exhibit A, as such date may be adjusted by (i) the total number of days more or less, if any, before or after the Scheduled FBG Delivery Dates and the date the applicable deliverable is actually delivered to the Job Site by the Fluidized Bed Gasifier Supplier, (ii) Force Majeure Events under Article XIV, and (iii) Owner Caused Delays under Section 14.04.

“Guaranteed Interim Completion Date” means January 1, 2007, as such date may be extended under the terms of this Agreement.

“Guaranteed Performance Levels” means the performance levels of the Ethanol Plant as guaranteed by Contractor pursuant to Section 11.04.

“Guaranteed Performance Tests” means collectively all guaranteed performance tests as described in the Scope of Work.

“Guaranteed Substantial Completion Date” means February 1, 2007, as such date may be extended under the terms of this Agreement.

“Hazardous Material” means any substance deemed as toxic, contaminated or hazardous under any Applicable Law or Applicable Permit.

“Initial Site Mobilization” means the first instance when any of Contractor or its or its Subcontractors’ or Vendors’ Labor or other representatives is present on the Property Site after Owner has granted to Contractor care, custody and control of the portion of the Property Site that is part of the Job Site.

“Interim Completion” shall mean that (i) Mechanical Completion of the Ethanol Plant has occurred; (ii) the Ethanol Plant is Ready for Start-Up; (iii) the Ethanol Plant has achieved, during a minimum continuous production period of 72 hours, on average, not less than 75 percent of the Ethanol Production Rate Guarantee, as set forth in Section 11.04, 11.09 and in the Scope of Work and (iv) the Ethanol Plant is capable to operate continuously, normally and safely, in accordance with the requirements hereunder.

“Interim Completion Date” means the actual date of achieving Interim Completion as determined pursuant to Section 10.02.

“Interim Completion Test” means the test required to demonstrate Interim Completion, as determined in accordance with the Scope of Work and Section 11.09.

“Job Site” means the Property Site (identified on the survey provided by Owner pursuant to Section 4.07) and any other areas where Contractor may temporarily obtain care, custody and control, use, easement or license for purposes directly, indirectly or incidentally related to performance of, or as an accommodation to, the Work.

“Labor” means the workforce of the relevant Person, including its staff and employee and non-employee and skilled and unskilled workers.

“LC Issuing Bank” means Deutsche Bank, New York Branch, or such other financial institution reasonably acceptable to Owner and Contractor.

“Letter of Credit” has the meaning set forth in Section 11.10.

“License Agreement” means that certain license agreement between Contractor and Owner, which agreement is an integral part of the transaction evidenced by this Agreement.

“Lien” means any lien, security interest, mortgage, hypothecation, encumbrance or other restriction on title or property interest.

“Major Equipment” means the Equipment listed on Exhibit N.

“Major Manufacturers” means the manufacturers of the Major Equipment.

“Mechanical Completion” means that (i) all Equipment has been installed with the required connections and controls to produce steam, ethanol and wet distillers’ grain; (ii) all Equipment has been installed in accordance with construction drawings, the Scope of Work and manufacturers recommendations, checked for alignment, lubrication and rotation; (iii) all systems for the Ethanol Plant have been checked out, and are ready for safe and proper operation; (iv) all instrumentation (including Continuous Emissions Monitoring Systems) for such Ethanol Plant is operational and has been calibrated in accordance with manufacturers’ standards and guidelines and loop checked; and (v) all systems for the Ethanol Plant have been tested, flushed and cleaned out as necessary and restored in accordance with the Scope of Work.

“Milestone Achievement Certificate” means a duly executed certificate in substantially the form of the Milestone Achievement Certificate in Exhibit E attached hereto, which is submitted by Contractor to Owner with a Request for Payment.

“Milestone Payment Table” means that table of Milestone Payments which is set forth in Exhibit D attached hereto.

“Milestone Payments” has the meaning set forth in Section 6.01.

“Milestones” means the milestones set forth in Exhibit D attached hereto.

“Minimum Performance Levels” means the Ethanol Plant has achieved, during a minimum continuous production period of 72 hours, on average, not less than ***** percent of the Ethanol Production Rate Guarantee and ***** percent of the Ethanol Yield Guarantee, and no more than ***** percent of the Natural Gas Consumption Guarantee and no more than ***** percent of the Electric Power Consumption Guarantee, as set forth in Section 11.04, 11.09 and in the Scope of Work.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

“Natural Gas Consumption” means the overall natural gas consumed by the Ethanol Plant as measured in British Thermal Units on a higher heating value (HHV) basis at the meter in accordance with the Scope of Work when operating the Facility solely on natural gas boiler for steam production.

“Natural Gas Consumption Guarantee” has the meaning set forth in Section 11.04(b).

“Noise Guarantee” has the meaning set forth in Section 11.04(f).

“Notice to Proceed” means one or more notices given from Owner to Contractor from time to time directing Contractor to commence performance of the Work or a portion thereof as specified in such notice.

“O&M Contractor” means the Person selected by Owner for the operation and maintenance of the Facility.

“O&M Personnel” has the meaning set forth in Section 3.22.

“Owner Caused Delay” has the meaning set forth in Section 14.04.

“Owner Permits” means the Applicable Permits listed on Exhibit M.

“Owner Taxes” has the meaning set forth in Section 4.09.

“Owner’s Engineer” shall mean an engineer appointed by Owner as may be changed from time to time, and confirmed in a notice to Contractor.

“Parties” means, collectively, Owner and Contractor.

“Performance Bonus” has the meaning set forth in Section 11.08.

“Performance Liquidated Damages” has the meaning set forth in Section 11.05.

“Person” means an individual, partnership, corporation, limited liability company, company, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.

“Pre-Existing Hazardous Material” means Hazardous Material that existed on or in the Job Site and/or the Property Site prior to Initial Site Mobilization by Contractor.

“Prefunding Cancellation Costs” means the actual and demonstrable third party costs and Contractor Internal Costs incurred by Contractor upon termination of this Agreement in accordance with Article XV; provided that notwithstanding anything contained herein to the contrary, “Prefunding Cancellation Costs” shall not include (A)

any cancellation charges actually incurred under the Prefunding Purchase Orders except to the extent Owner authorizes Contractor to cancel any of such Prefunding Purchase Orders, and (B) any other costs expressly excluded therefrom as provided herein.

“Prefunding Purchase Orders” has the meaning set forth in Section 5.03(b).

“Prefunding Third Party Costs” means the actual and demonstrable third party costs incurred by Contractor in performing the Prefunding Work (less all amounts refunded, whether through cancellation of Prefunding Purchase Orders or otherwise); provided that notwithstanding anything contained herein to the contrary, “Prefunding Third Party Costs” shall not include (A) any Contractor Internal Costs except as provided for in Section 5.03(a) and (B) any other costs expressly excluded therefrom as provided herein.

“Prefunding Work” has the meaning set forth in Section 5.01.

“Procedures Manual” has the meaning set forth in Section 3.19(c).

“Project Schedule” means the schedule for the completion of the Work attached hereto as Exhibit B, as may be amended under the terms of this Agreement.

“Property Site” means that certain piece of property located on Owner’s Property near Hereford, Texas as more particularly described in Exhibit P.

“Punch List” has the meaning set forth in Section 10.05 (b).

“Qualified Insurer” has the meaning set forth in Section 9.03.

“Ready for Start-up” means when the activities listed for Mechanical Completion have occurred and the Ethanol Plant has been commissioned and the Ethanol Plant is ready to mill corn at the hammer mills, produce steam, ethanol and wet distiller’s grain.

“Reference Rate” means the lesser of (i) the prime rate of interest for United States of America financial institutions as reported from time to time by The Wall Street Journal (New York Edition) plus two percent (2%) or (ii) the maximum rate permitted by Applicable Law.

“Request for Payment” means the written requests from Contractor to Owner for payment hereunder, which requests shall be in substantially the form of Exhibit F attached hereto.

“Schedule Bonus” has the meaning set forth in Section 11.08.

“Schedule Liquidated Damages” has the meaning set forth in Section 11.02 and Section 11.03.

“Scheduled FBG Delivery Dates” mean the dates specified for the Fluidized Bed Gasifier Supplier’s delivery to the Job Site of the components of the FBG and all drawings and documentation supplied in accordance with Appendix A of Exhibit A.

“Scope of Work” means the Scope of Work attached hereto as Exhibit A, as the same may be amended from time to time in accordance with the terms hereof.

“Separated Contract Price” means the price payable by the Owner under this Agreement for the Work (including all labor, all materials, and all equipment comprising the Ethanol Plant and the FBG Work), as stated in Exhibit J, as may be amended from time to time pursuant to the terms hereof

“Steam Output” means the steam output at 125 pounds per square inch gauge saturated as measured in pounds per hour from the natural gas boiler as measured downstream of the first steam shut-off valve in accordance with the methods specified in ASME PTC 46.

“Subcontractor” means any contractor, constructor or materialman who performs any portion of the Work other than Contractor.

“Substantial Completion” shall mean that all of the following have occurred: (i) Interim Completion has been achieved; (ii) the Ethanol Plant is capable of being operated safely, normally and continuously in accordance with the requirements of this Agreement; (iii) the Ethanol Plant has achieved the Minimum Performance Levels as determined pursuant to successfully completing all the requirements of the Guaranteed Performance Tests in accordance with the Scope of Work; (iv) the Ethanol Plant has achieved the Emissions Guarantee; (v) the Ethanol Plant is capable of being operated in a safe manner in accordance with Applicable Laws and Applicable Permits; (vi) the training of O&M Personnel has been completed; and (vii) all Schedule Liquidated Damages then due, if any, under this Agreement have been paid.

“Substantial Completion Date” means the actual date the Guaranteed Performance Tests had successfully been started for achieving Substantial Completion, as determined pursuant to Section 10.04(a) or Section 10.04(b), as applicable.

“Substantial Subcontractor” means a Subcontractor whose contract or contracts (in the aggregate) with Contractor require payments by Contractor totaling at least $500,000.

“Substantial Vendor” means a Vendor whose contract or purchase orders (in the aggregate) with Contractor require payments by Contractor of at least $250,000.

“Terms Sheet” has the meaning set forth in Section 18.13.

“Termination Payment” has the meaning set forth in Section 15.03.

“Test Fuels” means certain fuels, as specified in Appendix H and Appendix J of the Scope of Work, used to complete certain performance testing.

“Test Notice” has the meaning set forth in Section 10.01(b).

“Tests” means collectively, the Guaranteed Performance Tests and the Interim Completion Test.

“Total Prefunding Costs” means the aggregate of, without duplication, Contractor Internal Costs, Prefunding Third Party Costs and Prefunding Cancellation Costs.

“Un-denatured Ethanol” means anhydrous ethanol containing a maximum of 0.5% water by weight.

“Vendor” means any supplier, manufacturer or vendor of Equipment to Contractor or any Subcontractor.

“Warranty Period” has the meaning set forth in Section 12.01(d).

“Work” has the meaning set forth in Section 3.01. The term “Work” shall include all Work performed prior to the date hereof, including the work performed pursuant to the Terms Sheet (as described in Section 18.13).

Section 1.02. Interpretation. Unless the context of this Agreement otherwise requires:

(a) the headings contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement between the Parties, nor should they be used to aid in any manner to construe or interpret this Agreement;

(b) the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural words;

(c) the terms “hereof”, “herein” “hereto” and similar words refer to this entire Agreement and not to any particular Article, Section, Exhibit or any other subdivision of this Agreement;

(d) references to “Article,” “Section” or “Exhibit” are to this Agreement unless specified otherwise;

(e) reference to “this Agreement” (including any Exhibit hereto) or any other agreement, Exhibit, permit or document shall be construed as a reference to such agreement or document as the same may be amended, modified, supplemented or restated, and shall include a reference to any document which amends, modifies, supplements or restates, or is entered into, made or given pursuant to or in accordance with its terms;

(f) references to any law, statute, rule, regulation, notification or statutory provision (including Applicable Laws and Applicable Permits) shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(g) references to any Person shall be construed as a reference to such Person’s successors and permitted assigns;

(h) references to “includes,” “including” and similar phrases shall mean “including, without limitation”, and

(i) in the event of a conflict or inconsistency between this Agreement and any of the Exhibits, this Agreement shall control.

Section 1.03. Exhibits. The following exhibits are attached to and incorporated into and made a part of this Agreement:

(a)	Exhibit A - Scope of Work
(b)	Exhibit B – Project Schedule
(c)	Exhibit C – Intentionally Left Blank
(d)	Exhibit D – Milestone Payment Table.
(e)	Exhibit E – Form of Milestone Achievement Certificate
(f)	Exhibit F – Form of Request For Payment
(g)	Exhibit G – Form of Final Acceptance Certificate
(h)	Exhibit H - Form of Contractor Certificate for Partial Waiver of Liens
(h-1)	Exhibit H-1 - Form of Subcontractor Certificate for Partial Waiver of Liens
(i)	Exhibit I – Form of Corporate Guaranty
(j)	Exhibit J – Separated Contract Price
(k)	Exhibit K – Contractor Rate Schedule
(l)	Exhibit L – Contractor Permits
(m)	Exhibit M – Owner Permits
(n)	Exhibit N – Major Equipment
(o)	Exhibit O – Project Management Team
(p)	Exhibit P – Legal Description of Property Site
(q)	Exhibit Q – Approved Substantial Subcontractors and Substantial Vendors
(r)	Exhibit R – Contractor Final Lien Waiver and Release
(r-1)	Exhibit R-1 – Subcontractor Final Lien Waiver and Release
(s)	Exhibit S – Soil Boring and Subsurface Data
(t)	Exhibit T – Form of Letter of Credit

ARTICLE II

RETENTION OF CONTRACTOR

Section 2.01. Retention of Contractor. Owner hereby engages Contractor, and Contractor hereby agrees to be engaged by Owner, to perform the Work in accordance with the terms and conditions set forth herein.

Section 2.02. Status of Contractor; No Partnership. Contractor shall be an independent contractor with respect to any and all Work performed and to be performed under this Agreement. This Agreement shall not be interpreted or construed to create an association, joint venture or partnership relationship among or between the Parties or any similar relationship, obligations or liabilities. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, act on behalf of, or to act as or be an agent or representative of, or to otherwise bind or obligate the other Party.

Section 2.03. Subcontractors and Vendors.

(a) Subject to the terms hereof, Contractor shall have the right to have any of the Work performed by a Subcontractor or Vendor, including, as applicable, any Substantial Subcontractors and/or Substantial Vendors, subject to paragraph (b) below, qualified to perform such Work pursuant to written subcontracts or written purchase orders; provided that Contractor shall not be relieved from any liability or obligation under this Agreement. Except as otherwise indicated in this Agreement, Contractor shall be solely responsible for engaging, managing, supervising and paying all such Subcontractors and Vendors. Contractor shall require that all Work performed, and all Equipment provided by Subcontractors and Vendors are received, inspected and otherwise furnished in accordance with this Agreement, and Contractor shall be solely liable for all acts, omissions, liabilities and Work (including Defects therein) of such Subcontractors and Vendors. Owner shall not have any obligation or liability to any Subcontractor or Vendor. Nothing in any contracts, subcontracts and purchase orders with Subcontractors and Vendors shall in any way diminish or relieve Contractor from any duties and obligations under this Agreement; and all such contracts, subcontracts and purchase orders must provide that the rights thereunder are assignable to Owner and the Financing Parties or their designees. Except as otherwise specified herein, no Subcontractor or Vendor is intended to be or shall be deemed a third-party beneficiary of this Agreement.

(b) A list of approved Substantial Subcontractors and Substantial Vendors as of the date hereof, including a brief description of the Work to be performed by such Persons, is attached hereto as Exhibit Q. Contractor may retain those Substantial Subcontractors or Substantial Vendors which are set forth on Exhibit Q without further notice to or approval of Owner. In the event no Substantial Subcontractor or no Substantial Vendor listed on Exhibit Q is available to perform the requested duties, Contractor shall be entitled to request that Owner approve additional Substantial

Subcontractors or Substantial Vendors to be included on a revised Exhibit Q. Upon such request, Contractor shall notify Owner and provide it with such information as necessary to enable Owner to evaluate each such proposed Substantial Subcontractor or Substantial Vendor for the portion of the Work proposed to be performed by it together with all cost information on a comparative basis required for Owner to fully evaluate the proposed additional Substantial Subcontractor or Substantial Vendor. Within five (5) Business Days after receipt of such information, Owner shall advise Contractor if any proposed Substantial Subcontractor and Substantial Vendor is unacceptable. If Owner fails to object to any proposed Substantial Subcontractor or Substantial Vendor within such five (5) Business Day period, Contractor may retain such Substantial Subcontractor or Substantial Vendor for the portion of the Work proposed. If Owner timely objects to such proposed Substantial Subcontractor or Substantial Vendor and states the basis for its objection, Contractor shall not retain such proposed Substantial Subcontractor or Substantial Vendor. Approval of any such additional Substantial Subcontractor or Substantial Vendor under this paragraph shall only be for the portion of the Work so approved and shall not be deemed an amendment or modification to Exhibit Q.

(c) The Contractor shall submit to Owner a copy of each unpriced purchase order or agreement entered into with a Substantial Subcontractor or Substantial Vendor for Equipment. Each purchase order or agreement shall show, where applicable, the Vendor’s or Subcontractor’s name, manufacturer’s name, materials type, model number, size, quantity and lists of the Equipment ordered, and shall be submitted to Owner when issued for purchase.

ARTICLE III

CERTAIN OBLIGATIONS AND RESPONSIBILITIES OF CONTRACTOR

Section 3.01. Scope of Work; Applicable Standards.

(a) Contractor shall, at its own expense, directly or through its Subcontractors and Vendors, (i) design, engineer, procure, construct, start up, and carry out Tests on the Ethanol Plant, and perform its other obligations hereunder, (ii) perform and provide the FBG Work, and (iii) manage, supervise, inspect and furnish all Labor, Equipment, Contractor Equipment, temporary structures, temporary utilities, products and services for the foregoing, all on a turnkey basis, in accordance with this Agreement, including, without limitation, the Project Schedule and the Scope of Work, as the same may be modified from time to time in accordance with the terms hereof by a Change Order or Contract Amendment (all of the foregoing obligations of Contractor being collectively referred to in this Agreement as the “Work”). Subject to the remedies provided for herein, Contractor shall perform the Work and turn the Ethanol Plant and the FBG Work over to Owner in a manner that is (i) sufficient, complete and adequate in all material respects necessary to successfully achieve Substantial Completion by the applicable Guaranteed Substantial Completion Date, as more fully provided in this Agreement; (ii) in conformance with Good Engineering Practices; and (iii) in compliance with the terms of this Agreement and all Applicable Laws and Applicable Permits.

(b) As more fully provided in Article XII, (i) the Ethanol Plant and the Work shall, at a minimum, comply with Good Engineering Practices (ii) the Ethanol Plant shall be designed, constructed and manufactured to operate, and shall be capable of being operated at all levels and operating modes in accordance with all Applicable Laws and Applicable Permits, and (iii) the Ethanol Plant and all items of Equipment and improvements comprising the Ethanol Plant shall be designed, manufactured, installed, calibrated and tested where applicable in accordance with the published standards of the organizations listed in the Scope of Work.

Section 3.02. Control and Method of the Work.

(a) Subject to the terms hereof, Contractor shall be solely responsible for performing or causing to be performed the Work in accordance with the terms of this Agreement, and for all means, methods, techniques, sequences, procedures, and safety and security programs in connection with such performance. Contractor shall inform Owner in advance concerning its plans for carrying out the Work.

(b) Whenever the words “as ordered,” “as directed,” “as required,” “as permitted,” “as allowed,” “approved,” “reasonable,” “suitable,” “acceptable,” “properly,” “satisfactory,” or words or phrases of similar effect and import are used, it shall be understood that none of such terms shall imply that Owner has any authority over, right to control or responsibility for supervision of Contractor or its Subcontractors or Vendors, such supervision (including sole control over and responsibility therefor) being strictly reserved for Contractor. Any method of Work suggested by Owner that is used by Contractor will be used at the risk and responsibility of Contractor, and Owner will assume no responsibility therefor. Contractor shall have no obligation to use any method of Work suggested by Owner.

Section 3.03. Compliance with Law. Contractor shall, and shall cause all of its Subcontractors, Vendors and Persons that it has a right to direct who are engaged in the performance of any of the Work to comply with all Applicable Laws and Applicable Permits. Using commercially reasonable efforts, Contractor shall perform the Work in a manner designed to avoid damage or nuisance to Persons and property of the public or others, including causes arising as a consequence of methods of construction of the Ethanol Plant and FBG Work or operation of the Ethanol Plant. The foregoing shall not be construed as to limit Contractor’s obligations and liabilities under Section 3.15. Notwithstanding anything stated or implied herein to the contrary, if a Change in Law has a material effect on the cost of the Work or time or performance hereunder, such Change in Law shall entitle Contractor or Owner, as the case may be, to a Change Order to address such effect(s). For the avoidance of doubt, a Change in Law that does not have a material effect on the cost of the Work or time or performance hereunder shall not entitle either Party to a Change Order.

Section 3.04. Certain Matters Pertaining to Job Site. Contractor shall inspect the Job Site, verify the working conditions and undertake investigations as Contractor deems reasonably necessary before commencing any Work. Except for below ground conditions not reflected in a geotechnical report furnished by Owner to Contractor as Exhibit S, Contractor shall be solely responsible for performing any preliminary Work on the Job Site necessary for the commencement of construction to occur, including removal of all physical impediments to performing Work on the Job Site, above and below ground. Contractor shall cause its, and its Subcontractors’ and Vendors’ vehicles and self-propelled equipment entering on the Job Site to be clearly marked to identify the Contractor, Subcontractor or Vendor which owns the same. Contractor is entitled to rely on the accuracy of Exhibit S.

Section 3.05. Access to Job Site. Owner shall have the right to have representatives on the Job Site full time. In addition, Contractor shall provide reasonable access at all times, upon request by Owner, to the Job Site and the Work to Owner, Owner’s other contractors, Owner’s Engineer, Financing Parties’ engineer and the Financing Parties and their respective employees, representatives, agents and consultants; provided, however, that in the absence of an emergency or a default by Contractor hereunder, (i) Owner shall give reasonable prior notice to Contractor, and (ii) Contractor may provide, and each such person shall accept, an escort or any safety equipment or measures that Contractor, in its reasonable discretion, deems necessary or advisable.

Section 3.06. Inspection and Testing of Work in Progress.

(a) Each item of Major Equipment to be supplied by Contractor shall be subject to inspection and testing during and upon completion of its fabrication and installation in accordance with the provisions of the Scope of Work. Without limiting the foregoing, Contractor shall be responsible for inspection and testing of the Equipment in accordance with standard inspection practices and as required by applicable specifications before their shipment.

(b) Prior to any shipment or at the time of fabrication and assembly of the Equipment, Owner may (or require Contractor to) arrange for inspection of such Equipment at the manufacturer’s premises by Owner, and/or its designated agent. Contractor shall give notice of readiness to Owner, Financing Parties’ engineer and the Owner’s Engineer at least seven (7) days prior to the date when the Equipment will be available for inspection. Contractor shall arrange for access to the manufacturer’s facilities to permit any such inspection to be conducted smoothly.

(c) Contractor shall permit Owner and, as authorized by Owner, any party designated by Owner and the Financing Parties to inspect, test and observe the Work from time to time; provided, however, that none of such Person’s shall have any authority or responsibility for such Work. Contractor shall provide Owner each month during performance of the Work with a schedule of all testing proposed for the following three (3) month period in compliance with the requirements of the Scope of Work.

Section 3.07. No Waiver of Responsibility. No inspection made, acceptance of Work, payment of money or approval given by Owner, the Financing Parties, Financing Parties’ engineer or the Owner’s Engineer shall relieve Contractor of its obligations for the proper performance of the Work in accordance with the terms hereof. Owner may, upon notice to Contractor, reject any Work with Defects, regardless of whether Owner previously accepted any or all of such Work through oversight or otherwise. No approval given by Owner, in and of itself, shall be considered as an assumption of risk or liability by any such Person. Any such approval shall mean that the Person giving the approval has no objection to the adoption or use by Contractor of the matter approved at Contractor’s own risk and responsibility. Contractor shall have no claim relating to any such matter approved, including any claims relating to the failure or inefficiency of any method approved.

Section 3.08. Intentionally left blank.

Section 3.09. Clean-Up.

(a) Without limiting the provisions of Section 3.16, Contractor shall at all times keep the Job Site reasonably free from waste, rubbish and Hazardous Material, other than Pre-Existing Hazardous Material, relating to its Work. Contractor shall maintain the Job Site in a neat and orderly condition throughout the performance of the Work. Contractor shall employ sufficient personnel to clean its site office and work areas each working day and shall cooperate with the other Persons working at the Job Site to keep the Job Site clean.

(b) Prior to the Final Acceptance Date, or as soon as practicable after the termination of this Agreement by Owner in accordance with the provisions of Article XV, Contractor shall (i) remove all Contractor Equipment from the Job Site (other than equipment, supplies and materials necessary or useful to the operation or maintenance of the Facility and Equipment and equipment, supplies and materials directed by Owner to remain at the Job Site until completion of the Ethanol Plant and FBG Work), (ii) have cleaned out all pits, pipes, chambers and conduits, (iii) tear down and remove all temporary structures on the Job Site built by it or its Subcontractors and restore such areas substantially to their original condition, and (iv) remove all waste, rubbish and Hazardous Material from and around the Job Site brought onto, caused or created by Contractor.

Section 3.10. Obtaining, Maintaining and Identifying Permits. Contractor shall timely obtain and maintain all Contractor Permits. In addition, Contractor shall provide all assistance reasonably requested by Owner in connection with Owner’s efforts to obtain and maintain the Owner Permits, including, without limitation, witnesses testimony, depositions, preparation of exhibits, technical calculations and attending meetings. In the event that any Applicable Permit is required for the Ethanol Plant or to perform the Work that is not identified in this Agreement, at Owner’s request, Contractor shall obtain and maintain such Applicable Permit at Owner’s expense. All Applicable Permits shall be issued in the name of Owner unless otherwise required by Applicable Law or such Applicable Permit. If any Contractor Permit (or application therefor) is in the name of Owner or otherwise requires action by Owner, Owner shall upon the request of Contractor sign such application or take such action as reasonably appropriate. Owner reserves the right to review any such application of Contractor; provided; however, that Owner’s exercise of such right shall not under any circumstances, be considered an approval of the necessity, effect or contents of such application or related permit. Contractor shall deliver to Owner true and complete copies of all Applicable Permits obtained by Contractor upon its receipt thereof. Contractor shall use best efforts to identify in writing to Owner all requirements for performance of the Work of any Government Authority not identified in this Agreement, or shall confirm in writing prior to Financial Closing that, to the best of Contractor’s knowledge, there are no such requirements of any Government Authority other than as identified in this Agreement.

Section 3.11. Labor. Contractor shall be responsible for retaining all Labor necessary for it to perform its obligations hereunder and comply with the provisions hereof, all in accordance with Applicable Laws. Contractor shall be responsible for all costs incurred in complying with this Section 3.11 or otherwise associated with its Labor, including, without limitation, costs incurred by any member of its Labor, whether by direct contract or subcontract, for medical treatment, transport and accommodation as a result of injuries or illness arising from engagement or employment in the execution of the Work.

(a) Engagement of Labor. Contractor shall make its own arrangements for the engagement of all Labor in connection with this Agreement and the performance of the Work. Contractor shall employ in the performance of the Work only Labor, whether supervisors, skilled workers or laborers, who are competent to perform their assigned duties and shall cause its Subcontractors and Vendors to adhere to the same standard with respect to their Labor. Contractor agrees, where required by Applicable Law, to employ only licensed personnel in good standing with their respective trades and licensing authorities to perform engineering, design, architectural and other professional services in the performance of the Work. All such professional services shall be performed with the degree of care, skill and responsibility customary among such licensed personnel.

(b) Identification. Contractor shall identify each member of its and its Subcontractor’s and Vendor’s Labor in accordance with the standards and procedures that are mutually acceptable to the Parties.

(c) Supply of Services for Labor. Contractor shall provide and maintain at the Job Site, in accordance with Applicable Laws and Applicable Permits, such accommodations, services and amenities as necessary for all Labor employed for the purpose of or in connection with this Agreement, including all water supply (both for drinking and other purposes), electricity supply, sanitation, fire prevention and fire-fighting equipment, refuse disposal systems and other requirements in connection with such accommodations or amenities.

(d) Alcohol and Drugs. Contractor shall not possess, consume, import, sell, give, barter or otherwise dispose of any alcoholic beverages or drugs (excluding drugs for proper medical purposes and then only in accordance with Applicable Law) at the Job Site, or permit or suffer any such possession, consumption, importation, sale, gift, barter or disposal by its Subcontractors, agents or Labor and shall at all times assure that the Job Site is kept free of all such substances. Contractor shall immediately identify and remove from its or its Subcontractors’ employment at the Job Site any person (whether in the charge of Contractor or any Subcontractor) who is found to be in the possession of, under the influence, or who is a user of any dangerous or controlled drug, alcohol or other such substance or any other person who does or whose actions may create any unsafe condition or other situation that may cause damage or harm to any person or property.

(e) Arms and Ammunition. Except as required for Job Site security, Contractor shall not possess, give, barter or otherwise dispose of, to any person or persons, any arms or ammunition of any kind at the Job Site, or permit or suffer the same as aforesaid and shall at all times assure that the Job Site is kept free from arms and ammunition.

(f) Disorderly Conduct. Contractor shall be responsible for the conduct and deeds of its Labor and its Subcontractors’ Labor relating to this Agreement and the consequences thereof. Contractor shall at all times take all reasonable precautions to prevent any unlawful, riotous or disorderly conduct by or among such Labor and for the preservation of peace and protection of Persons and property in the area of the Job Site against the same. Contractor shall not interfere with any members of any authorized police, military or security force in the execution of their duties.

Section 3.12. Project Management. Contractor has designated a management team as set forth on Exhibit O, and any future members of the management team must be approved by Owner in writing prior to his/her designation, such approval not to be unreasonably withheld or delayed. During the performance of the Work from the Initial Site Mobilization and thereafter, Contractor shall maintain continuously at the Job Site adequate management, supervisory, administrative, security and technical personnel, including the Contractor Site Manager, to ensure expeditious and competent handling of all matters related to the Work, according to its determination of the staffing required for this purpose. Contractor will not re-assign, remove or replace the Contractor Project Manager, Contractor Project Engineering Manager or Contractor Site Manager without Owner’s prior written consent, which consent shall not be unreasonably withheld or delayed. Contractor shall promptly replace its Contractor Project Manager, Contractor Project Engineering Manager or Contractor Site Manager, upon written request and explanation of Owner, if such individual is disorderly or if such individual is otherwise incompetent for his position and responsibilities.

Section 3.13. Temporary Office Quarters.

(a) During the performance of the Work from the Initial Site Mobilization and thereafter, Contractor shall maintain a suitable office at the Job Site at or near the site of the Work, which shall be the headquarters of Contractor’s representative designated pursuant to Section 3.34.

(b) Contractor shall provide Owner’s representatives and the Owner’s Engineer with reasonably adequate office space, including all utilities, heating, ventilation and air conditioning, contemporaneously with the existence of Contractor’s site office specified in paragraph (a) above, which office space shall be subject to the approval of Owner. For purposes of this Section, “reasonably adequate” includes at a minimum the following facilities: (i) adequate offices to accommodate at least six (6) full time personnel and visitors; (ii) a conference room adequate to accommodate twelve (12) people; (iii) a secretary and reception area; (iv) a kitchen with hot and cold running water; (v) restroom facilities with indoor plumbing; and (vi) a minimum of six (6) telephone jacks, including one in each office, the conference room and the reception area. Contractor shall properly maintain such offices and shall employ sufficient personnel to clean such office each working day that such offices are used. Contractor shall be responsible for paying all utility deposits and charges, other than long distance telephone charges related to calls made by Owner and its representatives, related to such offices for Owner.

Section 3.14. Cooperation with Other Contractors. Contractor shall reasonably cooperate and cause its Subcontractors and Vendors to cooperate with Owner and with other unrelated contractors (including the Fluidized Bed Gasifier Supplier) who may be working at or near the Job Site in order to assure that neither Contractor, nor any of its Subcontractors or Vendors, unreasonably hinders or increases, or makes more difficult than necessary the work being done by Owner and other unrelated contractors.

Section 3.15. Protection and Safety.

(a) Contractor shall be responsible for the security, protection and safety of all Persons (including members of the public and the employees, agents, contractors, consultants and representatives of Owner, Financing Parties, Contractor and its Subcontractors and Vendors, and other contractors and subcontractors) and all public and private property (including structures, sewers and service facilities above and below ground, along, beneath, above, across or near the Job Site) that are at or near the Job Site or that are in any manner affected by the performance of the Work. Subject to and without limiting Contractor’s obligations with respect to security, protection and safety of the overall Job Site, as of Substantial Completion Date, Owner shall be responsible for the security, protection and safety of all Persons and all public and private property that are within Owner’s operational control; provided, however, Contractor shall remain responsible for the safety of its and its Subcontractors’ and Vendors’ Labor and agents.

(b) Contractor shall initiate and maintain reasonable safety precautions and accident prevention programs for the Job Site and in the performance of the Work, which shall be in compliance with all Applicable Laws and Applicable Permits, to prevent injury to persons or damage to property on, about or adjacent to the Job Site and in the performance of the Work. Without limiting the generality of the foregoing, Contractor shall furnish and maintain all necessary safety equipment such as barriers, signs, warning lights and guards as required to provide adequate protection to persons and property. In addition, Contractor shall give reasonable notice to owners of public and private property and utilities when such property is susceptible to injury or damage through the performance of the Work and shall make all necessary arrangement with such owners relative to the removal and replacement of protection of such property or utilities.

Section 3.16. Environmental Matters.

(a) Hazardous Material. Contractor shall, and shall cause its Subcontractors and Vendors to, comply with all Applicable Laws relating to Hazardous Material, all Applicable Permits, and all requirements of any Government Authority with respect to Hazardous Material; provided however that neither Contractor nor its Subcontractors or Vendors shall be obligated to perform any remediation measures relating to Pre-Existing Hazardous Material. Without limiting the generality of the foregoing:

(i) Contractor shall, and shall cause its Subcontractors and Vendors to, apply for, obtain, comply with, maintain and renew all Applicable Permits required of Contractor by Applicable Laws regarding Hazardous Material that are necessary, customary or advisable for the performance of the Work. Contractor shall, and shall cause its Subcontractors and Vendors to have an independent Environmental Protection Agency identification number for disposal of Hazardous Material under this Agreement if and as required under Applicable Laws or Applicable Permits.

(ii) Contractor shall conduct its activities under this Agreement, and shall cause each of its Subcontractors and Vendors to conduct its activities, in a manner designed to prevent pollution of the environment or any other release of any Hazardous Material by Contractor and its Subcontractors and Vendors in a manner or at a level requiring remediation pursuant to any Applicable Law.

(iii) Contractor shall not cause or allow the release or disposal of Hazardous Material at the Job Site relating to the Work or the Ethanol Plant, bring Hazardous Material to the Job Site, or transport Hazardous Material from the Job Site, except in accordance with Applicable Law and Applicable Permits. Contractor shall be responsible for the management of and proper disposal of all Hazardous Material brought onto or generated at the Job Site by it or its Subcontractors or Vendors, if any. Contractor shall cause all such Hazardous Material brought onto or generated at the Job Site by it or its Subcontractors or Vendors, if any, (A) to be transported only by carriers maintaining valid permits and operating in compliance with such permits and laws regarding Hazardous Material pursuant to manifest and shipping documents identifying only Contractor as the generator of waste or person who arranged for waste disposal, and (B) to be treated and disposed of only at treatment, storage and disposal facilities maintaining valid permits operating in compliance with such permits and laws regarding Hazardous Material, from which, to the best of Contractor’s knowledge, there has been and will be no release of Hazardous Material. Contractor shall submit to Owner a list of all Hazardous Material to be brought onto or generated at the Job Site prior to bringing or generating such Hazardous Material onto or at the Job Site. Contractor shall keep Owner informed as to the status of all Hazardous Material on the Job Site and disposal of all Hazardous Material from the Job Site.

(iv) If Contractor or any of its Subcontractors or Vendors releases any Hazardous Material on, at, or from the Job Site, or becomes aware of any Person who has stored, released or disposed of Hazardous Material on, at, or from the Job Site during the Work, Contractor shall immediately notify Owner in writing. If Contractor’s work involved the area where such release occurred, Contractor shall immediately stop any Work affecting the area. Contractor shall, at its sole expense, diligently proceed to take all necessary or desirable remedial action to clean up fully the contamination caused by (A) any knowing or negligent release by Contractor or any of its Subcontractors or Vendors of any Pre-Existing Hazardous Material, and (B) any Hazardous Material that was brought onto or generated at the Job Site by Contractor or any of its Subcontractors or Vendors, whether on or off the Job Site. Notwithstanding anything to the contrary, Contractor shall not be responsible for determining the existence of Pre-Existing Hazardous Material on the Job Site.

(v) If Contractor discovers any Pre-Existing Hazardous Material that has been stored, released or disposed of at the Property Site, Contractor shall immediately notify Owner in writing. If Contractor’s Work involves the area where such a discovery was made, Contractor shall immediately stop any Work affecting the area and Owner shall determine a reasonable course of action. Contractor shall not, and shall cause its Subcontractors and Vendors to not take any action that may exacerbate any such contamination. If Owner desires Contractor to perform all or part of any remediation or evacuation that may become necessary as a result of the discovery of any such Pre-Existing Hazardous Material, it shall request a Change pursuant to Section 7.01(b). If requested by Owner, Contractor shall cooperate with and assist Owner in making the Property Site available for taking necessary remedial steps to clean up any such contamination at Owner’s expense. Notwithstanding anything contained herein to the contrary, nothing contained herein shall be construed as to obligate Owner or Contractor to take any remedial action to clean up any Pre-Existing Hazardous Material, unless a mutually acceptable Change Order is executed by both Parties or other written agreement is reached by the Parties.

(b) Waste Treatment and Disposal. Without limiting the foregoing:

(i) Toxic Waste and Industrial Hazards: Contractor shall be responsible for the proper management and disposal of all toxic waste and industrial hazards brought onto or generated at the Job Site by it or its Subcontractors or Vendors, if any. Contractor shall, and shall cause its Subcontractors and Vendors to, comply with all Applicable Laws, Applicable Permits and applicable safety standards related to the treatment, storage, disposal, transportation and handling of toxic wastes and industrial hazards. Contractor shall not store or dispose of toxic wastes and industrial hazards near groundwater, surface water or drainage systems. Liquid wastes shall not be dumped onto the ground or in any groundwater, surface water or drainage systems. All waste oil and grease resulting from construction activities shall be collected and disposed of in a manner that prevents contamination to soil, ground water, and surface water, and incinerated if possible. Vehicle maintenance shall be conducted in safe areas away from watercourses and oil or fluid runoff shall be collected in grease traps. Toxic waste and industrial hazard storage containers shall be well-labeled.

(ii) Sanitary and Solid Waste: Contractor shall take appropriate measures in accordance with the Applicable Law and Applicable Permits for the treatment and disposal of sanitary and solid waste, and in particular, Contractor shall give due regard to protecting environmentally sensitive areas and water supplies. Run-off from disposal sites shall be curtailed.

(c) Fuel Storage. The location, facilities, safety measures and environmental and pollution control in connection with storage of fuel or like substances brought on site by Contractor shall comply with all Applicable Laws and Applicable Permits.

(d) Wetland Areas. Contractor acknowledges that portions of the Property Site may be designated as wetlands as indicated on the survey provided by Owner pursuant to Section 4.07. Certain of these wetland areas, as designated on such survey, do not constitute a part of the Job Site. Contractor shall erect a temporary wall or other blockade to isolate this wetland area from the Job Site and construction area, and shall not, and shall not allow, any Work to be conducted in or other interference with such wetland areas. Except for such wetland areas that do not constitute a part of the Job Site, Owner anticipates obtaining a permit from U.S. Army Corps. of Engineers, allowing construction and other Work activities on the remaining wetland areas on the Property Site. Contractor shall, and shall cause its Subcontractors and Vendors, to comply with all rules, regulations and permits issued by the U.S. Army Corps. of Engineers, and all other Applicable Laws and Applicable Permits in connection with the wetland areas on the Property Site.

Section 3.17. Fire Prevention.

(a) Contractor shall be responsible for providing adequate fire prevention and protection at the Job Site and shall take all reasonable precautions to minimize the risk of fire at the Job Site. Contractor shall provide instruction to the Labor in fire prevention control and shall provide appropriate fire-fighting and fire protection equipment and systems at the Job Site.

(b) Contractor shall promptly collect and remove combustible debris and waste material from the Job Site in accordance with Applicable Laws and Applicable Permits, and shall not permit such debris and material to accumulate. Contractor shall control the usage of fires for any purpose in the vicinity of the Work and shall agree upon the appropriateness of any such fires with Owner. Any areas of vegetation damaged by fire which are considered by Owner to have been initiated by Contractor’s or its Subcontractors’ or Vendors’ Labor shall be recultivated and otherwise rehabilitated by Contractor, at Contractor’s expense.

(c) Contractor will complete all systems, procedures and Equipment constituting the Facility fire protection system as necessary during construction to protect Work in progress, in particular with regard to fuel and other flammable materials.

Section 3.18. Religious and Archaeological Resources. In the event any archaeological or religious sites, places, monuments or areas are discovered or identified by Contractor during the performance of this Agreement, Contractor shall leave such sites untouched and protected by fencing and shall immediately stop any Work affecting the area. Contractor shall notify the Owner of any such discovery as soon as practicable, and Contractor shall carry out Owner’s instructions for dealing with the same. All fossils, coins, articles of value or antiquity and structures and other remains or things of geological, archaeological, historical, religious, cultural or similar interest discovered on the Job Site shall, as between Owner and Contractor, be deemed to be the absolute property of Owner. Contractor shall prevent its and its Subcontractors’ and Vendors’ Labor and any other Persons from removing or damaging any such article or thing.

Section 3.19. Reports, Plans and Manuals.

(a) Status Reports. Within ten (10) days after the beginning of each month, commencing with the second month following execution of this Agreement, Contractor shall prepare and submit to Owner, Financing Parties’ engineer and the Owner’s Engineer written progress reports, in a form reasonably acceptable to Owner, which include a description of the progress and status of the Work, the status of Equipment and other scheduled deliveries, the Subcontractors’ activities, and engineering and construction progress. Photographs shall also be included documenting the construction progress. Each photograph shall show the date, Contractor’s name and description of the view taken.

(b) Reporting of Accidents. Contractor shall report in writing to Owner (and, to the extent required by any Applicable Law or Applicable Permit, the appropriate Government Authority) details of any accident that is on or about the Job Site as soon as possible after its occurrence, but in any event not later than twenty-four (24) hours after such accident occurs. In the case of any fatality or serious injury or accident, Contractor shall, in addition, notify Owner (and, to the extent required by any Applicable Law or Applicable Permit, the appropriate Government Authority) immediately.

(c) Procedures Manual. No later than forty-five (45) days following the date hereof, Contractor shall prepare and submit to Owner a Procedures Manual that describes the administrative procedures to be used by Contractor and Owner for interfacing during the performance of the Work. Contractor shall either promptly make changes to the Procedures Manual suggested by Owner or negotiate and resolve in good faith with Owner such changes. Upon approval of the Procedures Manual by the Parties, the Parties shall comply with the provisions thereof. The Procedures Manual may be changed from time to time with the approval of the Parties.

(d) Health, Safety and Environmental Plan. No later than thirty (30) days from the earlier of the Notice to Proceed or the Financial Closing Date, Contractor shall prepare and submit to Owner a Health, Safety and Environmental Plan that includes: (i) health, first aid and emergency procedures; (ii) a Hazardous Material, waste and industrial hazards management and disposal plan which details the controlled usage and treatment of all Hazardous Material, toxic wastes, industrial hazards, sanitary waste, solid waste and other waste brought onto, used or produced at the Job Site or in relation to the Work and outlines a management structure for carrying out the specific provisions of such plan; (iii) an environmental protection and management plan, including, without limitation, a sediment and erosion control plan; (iv) a revegetation plan and (v) the description, location and drawings of construction facilities and temporary works. The Health, Safety and Environmental Plan shall be consistent with all Applicable Laws and Applicable Permits and shall be submitted to Owner for review and approval. Contractor shall either promptly make changes to the Health, Safety and Environmental Plan suggested by Owner or negotiate and resolve in good faith with Owner such changes. Contractor shall comply with the Health, Safety and Environmental Plan as mutually agreed to by the Parties.

(e) Contractor Not Relieved of Duties or Responsibilities. Neither the submission to or approval by Owner of progress and other reports, plans and manuals, nor the provision of general descriptions shall relieve Contractor of any of its duties or responsibilities under this Agreement.

Section 3.20. Drawings, Engineering Data and Other Materials.

(a) All Drawings, Final Plans, reports and other information (except financial, accounting and payroll records) furnished by Owner to Contractor, or prepared by

Contractor, its Subcontractors or others in connection with the performance of the Work, whenever provided, shall be kept by Contractor in an orderly and catalogued fashion for reference by Owner during the performance by Contractor of the Work. Contractor shall maintain at the Property Site at least one (1) copy of all Drawings, Final Plans, Change Orders and other modifications in good order and marked to record all changes made during performance of the Work, including, without limitation, all field deviations from the construction drawings. At or prior to the Final Acceptance Date, or the earlier termination of this Agreement, Contractor shall transfer the Final Plans to Owner and they shall become the sole property of Owner, subject to the terms of the License Agreement; provided however that any such transfer shall not, in and of itself, be deemed to convey any ownership interest to Owner in any proprietary technology or information provided as part of the Work (whether by Contractor or its Subcontractors or Vendors). Nothing herein is intended to affect either Party’s rights and obligations under the License Agreement.

(b) Contractor shall furnish Owner with documents that correctly reflect, with substantial completeness, the Ethanol Plant and FBG Work or the portion of the Work against which a Milestone Achievement Certificate is issued at the time the Milestone Achievement Certificate is issued. Final Plans (in both hard copy and magnetic media at no extra charge to Owner), if not furnished earlier, shall be furnished to Owner upon Contractor’s request for a Final Acceptance Certificate or upon the earlier termination of this Agreement. Contractor and any of its Subcontractors, as applicable, may, retain copies all such documents for their records, subject to the confidentiality provisions of this Agreement.

(c) Contractor shall submit Drawings to Owner for review and comment as provided in the Scope of Work. The Contractor shall revise such Drawings from time to time, as required to reflect any changes or actual installation of Equipment and the final installation of any individual Equipment or system or the Ethanol Plant and FBG Work as a whole corrected to provide Final Plans.

(d) The License Agreement sets forth the rights and obligations of Owner and Contractor with respect to proprietary technology or information provided as part of the Work (whether by Contractor or its Subcontractors or Vendors), with the exception of such proprietary technology or information as may be provided by the Fluidized Bed Gasifier Supplier, which shall be governed by the terms of a separate license agreement between the Fluidized Bed Gasifier Supplier and Owner.

Section 3.21. Operating and Maintenance Manuals. Contractor shall supply Owner with manuals and/or handbooks, which provide, either in a single manual or handbook or collectively, complete operating and maintenance instructions (including inventories of spare parts and tools and parts lists with ordering instructions) for each major piece of Equipment and system of the Ethanol Plant and FBG Work. Each such manual and handbook shall comply with the requirements of the Scope of Work, including with respect to matters such as to quantity, content and the time when such manuals are to be supplied to Owner, and shall be substantially complete and delivered to Owner prior to Ready for Start-Up in order to support training of personnel and start-up and testing of the Ethanol Plant.

Section 3.22. Training of O&M Personnel. At least ninety (90) days prior to the scheduled Ready for Start-Up, Contractor shall provide, at its own expense, a training program in operations and maintenance of the Ethanol Plant for Owner’s personnel and the O&M Contractor’s personnel (collectively, “O&M Personnel”). The training program provided by Contractor shall (a) include classroom and field training, (b) include all manuals, drawings, and other educational materials necessary or desirable for the adequate training of O&M Personnel, and (c) establish quality controls so that O&M Personnel are suitably trained and capable of operating and maintaining the Ethanol Plant after Substantial Completion. Representatives of manufacturers of Equipment shall be utilized to provide specialized training for such Equipment where deemed necessary by the Parties. Contractor shall make every reasonable effort to use the O&M Personnel during start-up and initial operation of the Ethanol Plant; however, neither Owner nor O&M Contractor shall be obligated to supply personnel for the construction of the Facility. Contractor shall have complete responsibility for directing, coordinating, monitoring and supervising O&M Personnel during start-up and initial operations of the Ethanol Plant until Substantial Completion, and shall have the right to reject any O&M Personnel due to disorderly conduct or lack of competence (with written explanation therefore furnished to Owner) during training or until Substantial Completion. The cost of the O&M Personnel’s travel, lodging, food and other living expenses shall be borne by Owner.

Section 3.23. Accounting Information. During the term of this Agreement and continuing for three (3) year(s) after the Final Acceptance Date, Contractor will provide Owner with any reasonably necessary assistance, including providing all documents, cost information and other information that Owner believes necessary, in a form reasonably acceptable to Owner, for Owner’s federal, state or local tax filings, exemptions or positions advocated by Owner relating to the Work, including, without limitation, sales, use and property taxes; provided, however, that such access to cost information not otherwise made available to Owner pursuant to the terms hereof shall be disclosed to an independent auditor of Owner’s choice that agrees to keep secret from Owner, Contractor’s cost and other competitively sensitive information.

Section 3.24. Contractor Taxes. Contractor shall pay and administer all federal, state and local taxes and duties incurred or payable in connection with the Work, including, without limitation, taxes based on or related to Contractor’s or its Subcontractors’ or Vendors’ Labor or income, except for Owner Taxes (collectively, “Contractor Taxes”); provided, however, that if Contractor is responsible for payment of Owner Taxes under Applicable Law, unless otherwise instructed by Owner or Owner is contesting such taxes, Contractor shall pay such taxes and Owner shall reimburse Contractor therefor upon submission of evidence of payment. Contractor shall promptly provide Owner with reports or other evidence reasonably acceptable to Owner showing the payment of Contractor Taxes by Contractor. Contractor shall cooperate with Owner to endeavor to minimize any Owner Taxes. Contractor shall make available to Owner and claim all applicable sales and/or use or excise tax exemptions, credits or deductions relating to the Facility and the Equipment available to itself or Owner, including any sale-for-resale exemption under Applicable Law. To the extent Contractor is required by Applicable Law, to collect sales tax from Owner, Contractor shall either collect sales tax from Owner on all materials physically incorporated in the Facility that are not subject to exemption or Owner shall provide Contractor with a direct pay certificate issued to Owner by the appropriate taxing authority. In the event that an assessment for sales and/or use or excise taxes are levied against Contractor, any Subcontractor or Vendor, Contractor shall promptly notify Owner and furnish to Owner a copy of such assessment. In the event that Owner determines that the assessment should be contested and so notifies Contractor in writing, Owner may, at Owner’s sole cost and expense, file such documents as are necessary to contest such assessment. Owner shall exclusively control any contest, assessment or other action regarding any such taxes or assessments, or any penalties or interest in respect thereof. Contractor shall cooperate with and assist Owner, at Owner’s expense, in any contest or proceeding relating to taxes payable by Owner hereunder.

Section 3.25. Claims and Liens for Labor and Materials. Provided that Owner has fulfilled its payment obligations under this Agreement, Contractor shall, at Contractor’s sole expense, discharge and cause to be released, whether by payment or posting of an appropriate surety bond in accordance with Applicable Law, within ten (10) days after receipt of a written demand from Owner, any Lien in respect to the Ethanol Plant or the FBG Work, this Agreement, the Equipment, the Job Site or any fixtures or personal property included in the Work (whether or not any such Lien is valid or enforceable) created by, through or under, or as a result of any act or omission (or alleged act or omission) of, Contractor or any Subcontractor, Vendor or other Person providing labor or materials within the scope of Contractor’s Work. Notwithstanding the foregoing provision, as long as Owner, in its sole discretion, determines that the Job Site and the improvements thereon will not be subject to any liability, penalty or forfeiture, upon the written request of Contractor, Owner may permit Contractor to contest the validity, enforceability or applicability of any such Lien, in which event Owner shall provide such cooperation as Contractor may reasonably request in connection therewith.

Section 3.26. Spare Parts Availability.

(a) Start-up Spare Parts. Contractor shall obtain all spare parts required for the Ethanol Plant and the FBG Work in accordance with Exhibit A, Scope of Work.

(b) Operating Spare Parts. Contractor agrees to use all commercially reasonable efforts to obtain from each Major Manufacturer an assignable guaranty that such Major Manufacturer will have available for purchase by Owner for a period of five (5) years after the Final Acceptance Date all spare parts for the Major Equipment supplied by such Major Manufacturer required to keep the Ethanol Plant and the FBG Work in good operating condition, it being understood that some of such parts are not “shelf items” and will have to be manufactured by the Major Manufacturer after it receives an order for them. In addition, Contractor agrees to use all commercially reasonable efforts to make spare parts (other than spare parts for the Major Equipment) available for purchase by Owner for a period of five (5) years after the Final Acceptance Date to the extent that Contractor is able to obtain them from the manufacturer who supplied them for the Ethanol Plant and the FBG Work as originally built. If Contractor is unable to obtain such spare parts from such manufacturer, it further agrees to use all commercially reasonable efforts to find another source that can supply them. Contractor agrees to use all commercially reasonable efforts to obtain a firm price for such spare parts acceptable to Owner for a period of one (1) year after the Final Acceptance Date. At least one hundred twenty (120) days prior to the Ready for Start-Up date, Contractor shall provide Owner with each manufacturer’s recommended spare parts list for the Equipment.

Section 3.27. Contractor’s Obligation to Notify. Contractor shall keep Owner advised as to the status of the Equipment and Work and shall promptly provide written report to Owner upon the occurrence of any of the following: (i) any occurrence or event that may be expected to materially impact the schedule for delivery and/or installation of Equipment; (ii) any technical problem not anticipated at the start of the Work and is of significant magnitude that may materially impact the Ethanol Plant, the FBG Work, or any component thereof or the Project Schedule; (iii) upon discovery of any Defect; and (iv) any material changes to previously submitted information. The Owner shall have the right to verify the information provided by Contractor. In connection therewith, Contractor shall identify those items provided to Owner that would enable Owner to verify such information in an expedient manner.

Section 3.28. Construction Utilities. Contractor shall be responsible for the cost, supply and availability of electric power and distribution requirements for the performance of the Work at the Job Site. Contractor shall provide its own telephone, facsimile, radio, telex and other communication facilities at the Job Site as necessary for the performance of the Work. In addition, Contractor shall provide its own temporary lighting, water and sewer facilities at the Job Site.

Section 3.29. Lines and Grades. Contractor shall provide for the proper laying out of the construction Work, for making measurements and for establishing temporary or permanent reference marks in connection with the construction Work. Owner may at its sole discretion and cost, check the reference marks, lines, grades and measurements so established. Contractor shall carefully preserve all monuments, bench marks and reference points. In case of its destruction thereof, Contractor will be responsible for all damages, costs and expenses related to their replacement and for any mistake or loss of time that may result therefrom. Permanent monuments or bench marks which must be removed or disturbed shall be protected until they can be properly referenced for relocation. Contractor shall furnish materials and assistance or the proper replacement of such monuments or bench marks.

Section 3.30. Temporary Structures. Temporary structures for offices, quarters, storage and other uses for Contractor, its Subcontractors and Vendors and Owner shall be constructed only in locations as mutually approved by the Parties. Contractor shall erect temporary walls, bulkheads or fences where required to isolate the construction area from adjacent property in order to increase safety and security and to minimize noise, dust and dirt from contaminating the property surrounding the Job Site.

Section 3.31. Weatherproof Coverings. Contractor shall provide adequate and sufficient weatherproof and flame resistant coverings for outdoor storage at the Job Site. The cover or sheeting shall be tied down to prevent moisture from damaging the Equipment.

Section 3.32. Milestone Payment Schedule. Within 30 days of the Effective Date, Contractor shall provide a Milestone Payment Table acceptable to the Owner. the Milestone Payment Table shall reflect the projected monthly cash flow of payments contained in Exhibit D (“Projected Cash Flow”). The Milestone Payment Table shall not, on a cumulative basis, exceed the Projected Cash Flow at any time, and shall reflect specified performance milestones and percentages of Work completion which are to be met as conditions to such payments being made. Such Milestone Payment Table, as so provided and accepted, shall replace the Projected Cash Flow in Exhibit D.

Section 3.33. Emergencies. In the event of any emergency that endangers or could endanger life or property, Contractor shall take such action as may be reasonable and necessary to prevent, avoid or mitigate injury, damage or loss and shall, as soon as possible, report any such incidents in writing, including Contractor’s response and actions with respect thereto, to Owner.

Section 3.34. Contractor’s Representative. Contractor shall appoint one individual, with the prior written consent of Owner, which consent shall not be unreasonably withheld, who shall be authorized to act on behalf of Contractor and with whom Owner may consult at all reasonable times, and whose instruction, request and decisions in writing will be binding upon Contractor. Contractor shall not remove or replace such representative without Owner’s prior written consent.

Section 3.35. Contractor’s Insurances. As more fully provided in Article IX, Contractor shall procure and maintain the insurance coverages required of it under this Agreement.

Section 3.36. Raw Water, Sewage and Potable Water Line Sizing. Within thirty (30) days after the date hereof, as necessary for operation of the Facility in accordance with the design criteria set forth in the Scope of Work, the Contractor shall provide line sizing and capacity data for: (i) a pipeline sufficient to meet daily capacity requirements for transport of raw water to the Property Site, (ii) a pipeline sufficient to meet hourly capacity requirements for transport of potable water to the Property Site, and (iii) a pipeline sufficient to meet daily capacity requirements for transport of sewage off the Property Site, if applicable.

ARTICLE IV

CERTAIN OBLIGATIONS OF OWNER

Section 4.01. Permits. Owner shall timely obtain and maintain, at its own expense, all Owner Permits, which are attached hereto as Exhibit M. Prior to commencement of construction at the Job Site, Owner shall deliver to Contractor evidence that Owner Permits necessary to begin construction of the Ethanol Plant and the FBG Work have been received by Owner or, if any such required Owner Permit has not actually been issued, that it has been approved for issuance, or in the opinion of Owner, will be approved for issuance.

Section 4.02. Gas, Electric, and Water Facilities.

(a) Owner shall furnish or cause to be furnished at the Property Site at the location designated by Owner the natural gas interconnection flange, at least one hundred twenty (120) days prior to Guaranteed Substantial Completion Date. Contractor shall be responsible for all other Work on the natural gas interconnection flange on the Property Site.

(b) Owner shall furnish or cause to be furnished at the Property Site at the locations designated in the Scope of Work, at least one hundred forty (140) days prior to the Guaranteed Substantial Completion Date, a pipeline sufficient to transport raw water to the Property Site up to the daily capacity designated by Contractor.

(c) Owner shall furnish or cause to be furnished at the Property Site at the location designated by Owner the supply and availability of electric power at least one hundred twenty (120) days prior to Guaranteed Substantial Completion Date. Contractor shall be responsible for all other Work related to electric power and distribution on the Property Site.

Section 4.03. Fuel Supply.

(a) At least forty-five (45) days prior to Ready for Start-Up and including the first Guaranteed Performance Test conducted in accordance with Article X, Owner shall supply or cause to be supplied all natural gas at the Job Site needed by Contractor in connection with the installation, adjustment and testing of the Ethanol Plant.

(b) In the event of failed Guaranteed Performance Test attributable to Contractor, for each subsequent Guaranteed Performance Test conducted in accordance with Article X, Owner shall supply, at Contractor’s expense (which costs shall be offset against Owner’s product revenues), Test Fuels needed by Contractor in connection with the installation, adjustment and testing of the Ethanol Plant.

(c) All Test Fuels supplied by Owner hereunder shall comply in all material respects with the fuel specifications set forth in the Scope of Work.

Section 4.04. Raw Water Supply. At least one hundred forty (140) days prior to Substantial Completion and through the Final Acceptance Date Owner shall supply or cause to be supplied all raw water.

Section 4.05. Access to Property Site. From the earlier of the Notice to Proceed or the Financial Closing Date, until the earlier of the termination of this Agreement or the Final Acceptance Date, Owner shall permit the employees and agents of Contractor and its Subcontractors and Vendors to have uninterrupted access to the portions of the Property Site constituting the Job Site. Thereafter, upon reasonable notice and during reasonable times, and subject to such restrictions as may be reasonably imposed by Owner in order to assure that only authorized persons enter the Property Site, Owner shall permit the employees and agents of Contractor and its Subcontractors and Vendors, including any third-party repair personnel retained by Contractor or its Subcontractors and Vendors, to have access to the Property Site as necessary to repair or replace Defects or other Work that is not in compliance with this Agreement. As used above, the references to access contemplate that not only will the individuals referred to be able to enter upon and leave the Property Site but that they also will be able to bring onto and remove from the Property Site any and all kinds of personal property required for performance of the Work.

Section 4.06. Right of Ways. Owner shall obtain at its own expense any easements and rights of way over the property of others as required, in order that the personnel and construction equipment of Contractor and its Subcontractors and Vendors have ingress to and egress from the Property Site, except for any transportation rights of way, permits or easements. In addition, Owner shall provide reasonable assistance to Contractor, upon its request, in connection with Contractor’s procurement of any easements and rights of way over the property of others that are necessary for the personnel and construction equipment of Contractor and its Subcontractors and Vendors to have ingress to and egress from portions of the Job Site other than the Property Site, except for any transportation rights of way, permits or easements.

Section 4.07. Survey of Property Site. On or before the execution of this Agreement, Owner shall deliver to Contractor a survey of the Property Site showing, among other things, the location of all easements and rights of way on the Property Site, the location of all means of ingress to and egress from the Property Site which will be available to Contractor.

Section 4.08. Notice of Financial Closing. Owner shall give Contractor reasonably prompt advance written notice of the scheduled and actual date of Financial Closing.

Section 4.09. Owner Taxes. Owner shall pay all real property taxes assessed against the Property Site and any permanent use charges or assessments such as water or sewer (but excluding charges and taxes for construction utilities and fuel to be supplied by Contractor as required hereunder, which shall be Contractor’s responsibility), and Owner shall be responsible for the payment of state and local sales and/or use or excise taxes in connection with the purchase of any equipment, including rentals, leases and consumables (collectively, “Owner Taxes”) except for such Owner Taxes as Owner contests in good faith by appropriate proceedings (provided that if Owner is unsuccessful in any such contest Owner shall be responsible for the payment of such Owner Tax). In the event that Owner is required to pay additional state or local taxes because Contractor failed to follow reasonable written instructions of Owner appropriately, Contractor shall be responsible for the cost of such additional taxes.

Section 4.10. Owner’s Cooperation. Owner shall cooperate in all material respects to permit Contractor to perform its obligations hereunder and shall make reasonable efforts to supply to Contractor, in a timely manner, either directly or indirectly, requested material information and data that is known to Owner and that is required for the performance of the Work.

Section 4.11. Owner’s Representative. Owner shall designate in writing one or more representatives at the Property Site (at least one of whom shall be at the site during normal business hours) who shall have authority to administer this Agreement on behalf of Owner, approve Contractor’s submissions hereunder and inspect the Work, as reasonably necessary for Contractor’s performance of the Work. Notwithstanding the foregoing, Owner’s Representative shall not have authority to approve Change Orders. Upon execution of this Agreement, and from time to time thereafter, Owner shall give Contractor notice in writing of the individual who does have authority to bind Owner with respect to administration of this Agreement (including Change Orders).

Section 4.12. Supplies. At least ten (10) days prior to Ready for Start-Up and through Final Acceptance Date, Owner shall supply or cause to be supplied all raw materials, including corn or other feedstocks, chemicals and other supplies necessary to operate the Ethanol Plant in accordance with Exhibit A.

Section 4.13. Operation and Maintenance. Owner shall timely provide operators having reasonable experience and qualifications for training and for the operation of the Ethanol Plant to support start-up and testing of the Ethanol Plant and to participate in the training of O&M Personnel by Contractor. From and after the Substantial Completion Date, Owner shall provide, or cause to be provided, operation and maintenance of the Ethanol Plant. Owner shall operate and maintain the Facility in accordance with this Agreement.

Section 4.14. Owner’s Insurances. As more fully provided in Section 9.09, Owner shall procure and maintain the insurance coverages required of it under this Agreement.

ARTICLE V

PROJECT SCHEDULE

Section 5.01. Commencement of Work. After the Effective Date, Contractor will commence performance of the Work so as to ensure completion of the Work in accordance with the terms hereof. The Parties agree that any and all Work performed prior to the Financial Closing Date (the “Prefunding Work”), except to the extent Contractor is entitled to payment pursuant to Section 6.02(c) and/or Section 6.02(d) shall be solely at Contractor’s expense and risk, without further right of payment until Financial Closing. At Financial Closing, Contractor shall be entitled to payment pursuant to Section 6.03. If Financial Closing has not occurred on or before December 15, 2005, Owner shall have the right thereafter to require Contractor to continue performing all or a portion of the Work (as specified by Owner) by giving Contractor a Notice to Proceed. If Owner gives Contractor such a Notice to Proceed, Contractor shall be entitled to payment pursuant to Section 6.02(c). If Owner gives Contractor such a Notice to Proceed and Financial Closing occurs on or before April 1, 2006, Contractor shall not be entitled to additional compensation, an extension of time for completion of all or any part of the Work or any other amendment to the terms of this Agreement, whether pursuant to a Change Order or otherwise, based on the occurrence of Financial Closing by such date. Unless the Parties agree on the terms under which Contractor will continue performance of the Work, including any equitable adjustment (if appropriate) to the Project Schedule, Contractor may suspend performance of the Work (and the provisions of Section 15.04(b) shall apply) by giving written notice thereof to Owner upon the occurrence and during the continuation of either of the following: (a) if Financial Closing has not occurred on or before December 15, 2005 and Owner has not given Contractor a Notice to Proceed on or before such date which allows for the Work to be performed at the levels and dollar amounts specified in the payment schedule attached as Exhibit D, or (b) Financial Closing has not occurred on or before April 1, 2006. Contractor shall commence full performance of the Work upon receipt from Owner of either (i) a notice under Section 4.08 specifying the actual date that Financial Closing occurred or (ii) a Notice to Proceed issued under this Section 5.01. Following receipt of a Notice to Proceed given by Owner under this Section 5.01 prior to Financial Closing, Owner shall, at the request of Contractor, furnish to the Contractor reasonable evidence that adequate financial arrangements have been made to fulfill Owner’s obligations hereunder for Work performed after the receipt of such Notice to Proceed and prior to Financial Closing. If Financial Closing has not occurred by December 31, 2006, Contractor shall be entitled to terminate this Agreement upon ten (10) days’ notice to Owner in accordance with Section 15.06(c).

Section 5.02. Project Schedule.

(a) Subject to the terms of Article XI, Contractor shall perform the Work in compliance with the Project Schedule, including completing the Work required by the

Guaranteed Dates. Contractor shall provide the reports as required herein, and provide any further information required by Owner as Owner may reasonably request to verify actual progress and forecast future progress of the Work. Contractor shall promptly notify Owner in writing of any occurrence that Contractor has reason to believe will adversely affect the completion of the Work by the Guaranteed Dates or materially adversely affect completion of the Work in accordance with the Project Schedule. Contractor will specify in said notice the corrective action planned by Contractor with respect thereto.

(b) Without limiting the obligations of Contractor under Section 5.02(a), Contractor shall provide together with its monthly status reports required hereunder any revisions to the Project Schedule that provide for the orderly, practicable and expeditious completion of the Work in accordance with the requirements of this Agreement. Each revised Project Schedule shall be presented in such reasonable detail as Owner may require and shall address all material elements of the Work. Contractor shall consult with Owner in connection with each revision to the Project Schedule provided under this paragraph. Notwithstanding anything contained herein to the contrary, in the absence of a Change Order, no revision to the Project Schedule shall in any way amend, alter or otherwise change the Guaranteed Dates.

(c) If, in the reasonable opinion of the Owner, Contractor will not achieve Ready for Start-Up on or before December 1, 2006, as that date may be extended pursuant to Article VII, Contractor shall, within ten (10) days after notice from Owner, submit a recovery plan, which shall reasonably demonstrate the steps Contractor will take to achieve Ready for Start-Up at the earliest date and otherwise achieve the Guaranteed Dates.

(d) In no event will the Contractor’s failure to complete one or more Milestones by the date required for such Milestone change, delay or otherwise affect the required completion date for any other Milestone. Nothing contained in this Article V shall relieve Contractor from its obligation to pay Schedule Liquidated Damages in the event that Interim Completion is not achieved by the applicable Guaranteed Interim Completion Date and/ or if Substantial Completion is not achieved by the applicable Guaranteed Substantial Completion Date. Specifically, but not by way of limitation, the approval of a recovery plan (even though such recovery plan may include a projected date for Interim Completion that is later than the Guaranteed Interim Completion Date and/or Substantial Completion that is later than the Guaranteed Substantial Completion Date) in no way affects Contractor’s liability for Schedule Liquidated Damages if Interim Completion is not achieved by the applicable Guaranteed Interim Completion Date and/ or the Substantial Completion Date is not achieved on or before the applicable Guaranteed Substantial Completion Date.

Section 5.03. Certain Prefunding Work. Without limiting the provisions of Sections 5.01 and 5.02, the following provisions shall apply to certain Prefunding Work:

(a) Contractor agrees to perform design and engineering services from the Effective Date so that completion of the Work will occur in accordance with the Project Schedule, the Interim Completion Date, the Guaranteed Substantial Completion Date, the Final Acceptance Date and the other terms hereof. The Parties agree that in the event this Agreement is terminated prior to the Financial Closing for any reason, except as provided in Section 6.02(b), Contractor shall not be compensated or reimbursed for any of the design and engineering services performed hereunder, including, without limitation, any Contractor Internal Costs incurred or accrued by Contractor in connection therewith, unless Owner has given Contractor a Notice to Proceed pursuant to Section 5.01, in which case, Contractor shall be entitled to payment in accordance with the terms of Section 6.02(c).

(b) Subject to the terms of Section 2.03 and this paragraph (b), commencing on the Effective Date, Contractor shall enter into purchase orders and agreements with Subcontractors and Vendors for Equipment so that completion of the Work will occur in accordance with the Project Schedule, the Guaranteed Dates, and the other terms hereof. In order to minimize any costs associated with cancellation of such purchase orders and agreements for Equipment between Contractor and its Subcontractors and Vendors entered into prior to the Financial Closing Date (the “Prefunding Purchase Orders”), Contractor shall use all reasonable efforts to have included therein “no harm/no foul” provisions. As used herein, “no harm/no foul” provisions mean that the Subcontractor or Vendor shall use all reasonable efforts to sell the Equipment subject to the purchase order or agreement to another purchaser at a commercially reasonable price, and the proceeds thereof shall be used to offset any amounts owing to such Subcontractor or Vendor upon the cancellation of such purchase order or agreement. Contractor shall not enter into any Prefunding Purchase Orders without the prior review and written approval of Owner (including, without limitation, approval of any cancellation provisions associated therewith), which approval shall be reasonably given under the circumstances in order to permit Contractor to maintain the Project Schedule. Prior to Financial Closing, Contractor shall not amend, modify or otherwise change any of the terms or provisions of any of the Prefunding Purchase Orders without the prior review and written approval of Owner, which approval shall be reasonably given under the circumstances in order to permit Contractor to maintain the Project Schedule. In the event that this Agreement is terminated prior to the Financial Closing, the Parties agree that Contractor shall be entitled to payment for Total Prefunding Costs incurred pursuant to the terms of Section 6.02(d).

ARTICLE VI

SEPARATED CONTRACT PRICE; PAYMENTS TO CONTRACTOR

Section 6.01. Separated Contract Price. Owner shall pay Contractor the Separated Contract Price, without deduction or offset except as specified in this Agreement, which will separately state the cost for materials and labor, as full payment for all Work to be performed by Contractor under this Agreement. The following amounts, if any, that shall be payable to Contractor pursuant to the terms hereof are in addition to the Separated Contract Price: (i) interest payable on delayed payments by Owner hereunder; and (ii) sales tax reimbursement, if any, pursuant to Section 3.24. Except as expressly provided in herein, payments of the Separated Contract Price shall be made based on completion of Milestones in accordance with the Milestone Payment Table (“Milestone Payments”), subject to the terms and conditions hereof.

Section 6.02. Prefunding Costs.

(a) Prior to the tenth (10th) Day of each month prior to the Financial Closing Date, Contractor shall submit a statement to Owner that contains the following information: (i) all Contractor Internal Costs incurred the previous month, (ii) all Prefunding Third Party Costs incurred or accrued during the previous month and to date, and (iii) all cancellation costs under Prefunding Purchase Orders accrued or for which Contractor became contingently liable for during the previous month and to date. Such statements shall include separate line items for material and labor costs, if any. In addition, Contractor shall submit to Owner appropriate and reasonable documentation to evidence and support the amounts set forth in each statement. Upon request by Owner, Contractor shall promptly provide additional supporting documentation as reasonably necessary to support Contractor’s statement. Amounts indicated in such statements shall be due and payable in accordance with the terms of Section 6.02(c) and/or Section 6.02(d), as applicable.

(b) Intentionally Left Blank.

(c) In the event that Owner gives Contractor a Notice to Proceed prior to Financial Closing as provided in Section 5.01, Contractor shall promptly submit a statement and supporting documentation (to the extent not previously delivered) in accordance with the terms of Section 6.02(a) to Owner that sets forth all Contractor Internal Costs incurred prior to receipt of the Notice to Proceed. Within thirty (30) Days after receipt of such statement, provided that Contractor has delivered all Lien waivers in accordance with Section 6.06(c), Owner shall reimburse Contractor for Contractor Internal Costs after deducting amounts that Owner has paid pursuant to Section 6.02(a) and amounts that Owner disputes in good faith as not being due and owing. Thereafter, within thirty (30) Days after receipt of a statement and supporting documentation pursuant to Section 6.02(a), provided that Contractor has delivered all Lien waivers in accordance with Section 6.06(c), Owner shall reimburse Contractor for all Contractor Internal Costs and Prefunding Third Party Costs incurred after receipt of the Notice to Proceed through the earlier of Financial Closing or termination of this Agreement. All payments made under this Section shall be credited against the Separated Contract Price.

(d) In the event that this Agreement is terminated prior to Financial Closing, Contractor shall promptly submit a statement to Owner that contains the following information: (i) all Prefunding Third Party Costs incurred since the end of the previous month through the termination date, and (ii) all Prefunding Cancellation Costs actually incurred or to be incurred by Contractor, and (iii) all costs of Contractor for Work performed pursuant to any Notice to Proceed under Section 5.01. Such statements shall include separate line items for labor costs and materials costs. Contractor shall submit to Owner appropriate and reasonable documentation to evidence and support the amounts set forth in such invoice. Upon request by Owner, Contractor shall promptly provide additional supporting documentation as reasonably necessary to support Contractor’s invoice. Within thirty (30) Days after receipt of such statement, provided that Contractor has delivered all Lien waivers in accordance with Section 6.06(c), Owner shall reimburse Contractor for the Total Prefunding Costs actually incurred that remain after the deducting amounts paid by Owner in respect thereof pursuant to Section 6.02(c) and amounts Owner disputes in good faith as not being due and owing.

Section 6.03. Financial Closing Payment. At least five (5) Business Days prior to the Financial Closing Date, Contractor shall submit to Owner a Request For Payment reflecting all Prefunding Work and Work performed by Contractor, including Milestones completed on or before Financial Closing less amounts paid to Contractor. At Financial Closing, provided that Contractor has delivered all Lien waivers requested by Owner in accordance with Section 6.06(c), the duly executed Corporate Guaranty and all other documents reasonably required by the Financing Parties, Owner shall pay to Contractor all amounts then due and owing, other than amounts that Owner disputes in good faith as not being due and owing. All payments made under this Section shall be credited against the Separated Contract Price.

Section 6.04. Post-Financial Closing. Commencing after the Financial Closing Date, prior to the tenth (10th) day of each month following any month in which the Contractor achieves completion of a Milestone, Contractor may submit to Owner a Request For Payment (separating materials and labor) for each Milestone completed during the previous month. Each Request For Payment shall be accompanied by a Milestone Achievement Certificate, duly executed by the Contractor Project Manager, and a Field Milestone Certification, duly executed by the Contractor Site Manager and Owner’s representative (if approved), for each Milestone completed. Within thirty (30) days after its receipt of a Request For Payment, provided that Contractor has delivered all Lien waivers requested by Owner in accordance with Section 6.06(c), Owner shall pay to Contractor the amount that remains after the deduction from the Milestone Payment requested of the following amounts: (i) any portion thereof that Owner disputes in good faith as not being due and owing, (ii) any overpayment made by Owner for any previous period, and (iii) any Schedule Liquidated Damages and Performance Liquidated Damages (including interest thereon at the Reference Rate ) payable by Contractor.

Section 6.05. General Provisions Payments.

(a) If applicable, any payment by Owner shall be accompanied by a notice to Contractor specifying the amount of each deduction and setting forth the reason(s) why the deduction is justified in reasonable detail. If any such amount deducted from the requested amount is subsequently determined, by agreement of the Parties or by arbitration pursuant to Article XVII, to have been unjustifiably so deducted, Contractor shall be entitled to payment of such amount, plus interest thereon at the Reference Rate from the date that such amount should have been paid until the date of such payment. Pending the resolution of any disputed Milestone Payment or invoice submitted hereunder, Contractor shall continue performance of the Work and Owner shall continue otherwise fulfilling its payment obligations hereunder.

(b) Failure by the Owner to withhold any amounts due under a Milestone Payment or invoice shall not be construed as accepting or acquiescing to any disputed claims. In addition, the making of any Milestone Payment by Owner shall not constitute an admission by it that the Work covered by such payment (or any Work previously performed) is satisfactory or timely performed, and Owner shall have the same right to challenge the satisfactoriness and timeliness of such Work as if it had not made such payment. If, after any such payment has been made, it is subsequently determined that Contractor was not entitled to all or a portion of any such payment, Contractor shall promptly refund all or a portion of such payment to Owner with interest thereon at the Reference Rate from the date that Contractor received such payment to the date of refund.

(c) Owner shall release payments withheld pursuant to Section 6.05(a) when Contractor cures the associated breaches to the reasonable satisfaction of Owner.

(d) Each payment made pursuant to this Article shall be paid directly to Contractor. Such payment shall be wire-transferred to an account or accounts designated by Contractor in its Request for Payment.

Section 6.06. Financing Parties’ Requirements and Lien Waivers.

(a) Contractor acknowledges that Owner may borrow certain funds from the Financing Parties for the construction of the Facility and that, as a condition to making loans to Owner, the Financing Parties may from time to time require certain documents from Contractor and its Subcontractors and Vendors. In connection therewith, Contractor agrees to furnish to the Financing Parties, and to use its commercially reasonable efforts to cause its Subcontractors and Vendors at Owner’s request to furnish to the Financing Parties, such written information, certificates, copies of unpriced invoices and receipts, lien waivers (upon payment), affidavits and other like documents as the Financing Parties may reasonably request. Upon the request of the Financing Parties, as a condition precedent to Financial Closing, Contractor shall state in writing whether or not it is satisfied with Owner’s performance to that date.

(b) Contractor shall promptly execute any additional documentation as may be reasonably requested by the Financing Parties, including, but not limited to, documents evidencing Contractor’s consent to assignment of this Agreement as a security to the Financing Parties or otherwise upon the occurrence of events specified in such documents and any reasonably agreed-upon modifications to this Agreement.

(c) As a condition precedent to the making of any payment hereunder, Owner shall require that Contractor and each of its Substantial Subcontractors and Substantial Vendors provide Owner with a certificate (in substantially the form as Exhibit H and Exhibit H-1 attached hereto) stating that all amounts due to Contractor and its Subcontractors and Vendors have been paid. Contractor shall provide such certificates simultaneously with each application for payment.

(d) Contractor hereby subordinates any Liens to which it may be entitled under Applicable Law or under the provisions of this Agreement to any Lien granted in favor of the Financing Parties, whether such Lien in favor of Financing Parties is created, attached or perfected prior to or after the Lien in favor of Contractor. In addition, Contractor shall submit proof reasonably satisfactory to Owner that it has included in each contract entered into by it with a Subcontractor or Vendor a requirement that any Lien to which such Subcontractor or Vendor may be entitled to thereunder or by Applicable Law shall be subordinate and inferior to any Lien granted in favor of the Financing Parties, whether such Lien in favor of Financing Parties is created, attached or perfected prior to or after the Lien in favor of such Subcontractor or Vendor.

(e) In the event of Owner’s default under this Agreement, the Financing Parties shall have the right to cure Owner’s default and, in the event of such cure, Contractor’s duties and obligations under this Agreement shall be unaffected. In that regard, the Financing Parties shall have (i) thirty (30) days from the date notice of default is delivered to the Financing Parties to cure such default if such default is the failure to pay amounts to Contractor which are due and payable under this Agreement or to maintain Owner’s insurance pursuant to Section 9.09, or (ii) not less than sixty (60) days to cure, or begin to cure, such default if the breach or default cannot be cured by the payment of money to Contractor so long as the Financing Parties or their designee shall thereafter diligently pursue such cure to completion and continues to perform any monetary obligations under this Agreement and all other obligations under this Agreement are performed by Owner or the Financing Parties. If possession of the Facility is necessary to cure such breach or default, and the Financing Parties declare Owner in default and commence foreclosure proceedings, the Financing Parties will be allowed a reasonable period to complete such proceedings. If the Financing Parties are prohibited by any court order or proceedings from curing the default or from commencing or prosecuting foreclosure proceedings, the foregoing time periods shall be extended by the period of such prohibition. Contractor further agrees to perform its obligations hereunder for the benefit of the Financing Parties in the event of Owner’s default under this Agreement or under the Financing Documents, provided that the Financing Parties (or its assignee) shall have cured all defaults of Owner’s obligations hereunder and shall have paid all amounts then due, including costs to cure. In such event, the Financing Parties (or its assignee) shall have the rights and obligations of Owner under this Agreement; provided the Financing Parties shall have no personal liability to Contractor for the performance of such obligations, and the sole recourse of Contractor in seeking the enforcement of such obligations shall be to such parties’ interest in the Facility.

ARTICLE VII

CHANGE ORDERS

Section 7.01. Change Order at Owner’s Request.

(a) Owner may at any time, by written notice to Contractor, request an addition to or deletion from or other changes in the Work (together with any necessary or requested amendments to this Agreement with respect thereto) (hereinafter “Change” or “Changes”). Contractor shall reasonably review and consider such requested Change and shall make a written response thereto within seven (7) days after receiving such request. If Contractor believes that giving effect to any Change requested by Owner will increase or decrease its cost of performing the Work, shorten or lengthen the time needed for completion of the Work, require modification of its warranties in Article XII or require a modification of any other provisions of this Agreement, its response to the Change request shall set forth such changes (including any amendments to this Agreement) that Contractor deems necessary as a result of the requested Change and its justification therefor. In the event that Contractor fails to respond to Owner’s request for a Change or notify Owner of any changes as to cost, schedule, warranty obligations or other provisions hereof resulting from the requested Change within seven (7) days after receiving Owner’s request for such Change, Contractor shall be deemed to have accepted the requested Change as specified by Owner (including any amendments hereto specified therein, if any), in which event such requested Change shall be deemed to be a Change Order and Contractor shall have waived any claims or offsets against Owner as a result of the Change Order; provided that if such changes as to cost, schedule, warranty obligations or other provisions hereof cannot be reasonably determined within the specified seven (7) day period, and Contractor submits a notice to Owner within such seven (7) day period that the requested Changes will have an effect on costs, schedule, warranty obligations or other provisions hereof and provides the expected date (which shall be as soon as reasonably practicable) for its response with respect thereto, the requested Change shall not become a Change Order so long as Contractor provides such information as to the effect on costs, schedule, warranty obligations and other provisions hereof by the date specified by Contractor. If Contractor accepts the Changes requested by Owner (together with any amendments to this Agreement specified therein), or if the Parties agree upon a modification of such requested Changes, the Parties shall set forth the agreed upon Change in the Work and agreed upon amendments to this Agreement, if any, in a written change order signed by all Parties (a “Change Order”).

(b) Owner may at any time, by written notice to Contractor, propose Changes in the Work or the Project Schedule due to a Force Majeure Event, Pre-Existing Hazardous Material or an Owner Caused Delay. If there is a material impact on Work or the Project Schedule as a result of such Force Majeure Event, Pre-Existing Hazardous Material or an Owner Caused Delay, then the Parties agree to bargain reasonably and in good faith for the execution of a mutually acceptable Change Order. If the Parties are unable to agree on the terms of such Change Order, the terms (including cost) of such Change Order shall be determined and payment shall be made in accordance with Section 7.03. For Force Majeure Events, except as provided in Section 14.03(c), Contractor will be limited to extensions of the Project Schedule.

Section 7.02. Change Orders Requested by Contractor.

(a) It is the intent of the Owner and Contractor that the Scope of Work includes all items reasonably necessary for the proper execution and completion of the Work. Work not described in the Scope of Work will not be required without a Change Order unless that work is reasonably inferable from the Scope of Work.

(b) Subject to Section 7.02(d) below, Contractor may at any time, by written notice to Owner, request a Change in the Work (together with any necessary or requested amendments to this Agreement). If Contractor reasonably believes that such requested Change will increase or decrease its cost of performing the Work, lengthen or shorten the time needed for completion of the Work, require modification of its warranties in Article XII or require a modification of any other provisions of this Agreement, it shall notify Owner of such, setting forth its justification for and effect of such changes, within seven (7) days after making a request for a Change. If such description of effect is stated to be an estimate, such request for a Change shall not be effective unless and until a subsequent notice is provided by Contractor stating such effect definitively. If such notice does not specify any effect of such requested Change as to cost, schedule, warranty obligations or other provisions hereof, then such requested Change shall be deemed to be a Change Order without any such effect and may be accepted by Owner without any such effect. If Owner accepts the Changes requested by Contractor (together with amendments to this Agreement specified therein, if any), or if the Parties agree upon a modification of such requested Changes, the Parties shall set forth the agreed upon Change in the Work and agreed upon amendments to this Agreement, if any, in a written Change Order signed by all Parties. Notwithstanding the provisions of this Section 7.02(b), Contractor shall have the right, upon notice to Owner, to carry out, free of charge to Owner, such modifications to the Work which Contractor deems in its reasonable judgment necessary for technical reasons, in order to meet any Guaranteed Performance Levels or to otherwise comply with its obligations under this Agreement so long as such modification has no material impact on Owner’s cost of operating the Ethanol Plant.

(c) Contractor may at any time, by written notice to Owner, propose Changes in the Work (i) due to a Force Majeure Event or Pre-Existing Hazardous Material, or an error in the report contained in Exhibit S hereto, provided that such Force Majeure Event or circumstance has an impact that will adversely and materially affect Contractor’s ability to complete one or more Milestones by the required dates or cost of performance, (ii) due to an Owner Caused Delay, provided that such Owner Caused Delay has a demonstrable material cost increase to Contractor and/or schedule impact that will adversely and materially affect Contractor’s ability to complete one or more Milestones by the required dates or (iii) due to a Change In Law, provided that such Change In Law prevents Contractor from performing all or a portion of the Work, has a demonstrable material cost increase to Contractor and/or has a schedule impact that will adversely and materially affect Contractor’s ability to complete one or more Milestones by the required dates. Unless the foregoing conditions are met, Contractor may not request a Change in the Work due to a Force Majeure Event, Owner Caused Delay or Change in Law. If the Parties agree that the foregoing conditions have been met, then the Parties agree to bargain reasonably and in good faith for the execution of a mutually acceptable Change Order. If in such event the Parties are unable to agree on the cost, the cost shall be determined and payment shall be made in accordance with the Cost Plus Formula under Section 7.02(e). Disagreements regarding application of the Cost Plus Formula, whether the conditions of this Section 7.02(c) have been met, and schedule impacts, if any, of Changes covered by this Section 7.02(c) shall be resolved in accordance with Article XVII and Section 7.03 of this Agreement.

(d) If Contractor knows of circumstances or events that reasonably requires a Change in the Work or Project Schedule, and Contractor does not provide written notification to Owner of such within ten (10) days after the date Contractor knows of such circumstances or events, then Contractor shall not have any right to request or require any additional consideration or other changes as to cost, schedule, warranty obligations or other provisions hereof, and Contractor shall have waived any claims or offsets against Owner, with respect to any Change Order or any necessary Change in the Work or Project Schedule arising out of such circumstances or events.

(e) The Parties agree to bargain reasonably and in good faith for the execution of a mutually-acceptable lump sum Change Order. Failing agreement, the cost of Change Order shall be determined as provided for by a cost plus formula consisting of the sum of the following the (“Cost Plus Formula”):

(i) Actual costs (which include materials, supplies, equipment, rental, and travel and travel-related costs) incorporated or consumed in the change in Work, at Contractor’s actual cost including applicable taxes, substantiated by verifiable invoices or data;

(ii) Labor at Contractor’s “out-of-pocket” cost at rates shown in Exhibit K substantiated by employee-hour computations at the wage scale paid the worker actually performing the labor plus the percentage to cover direct labor overhead (social security, insurance, etc.) as described on Exhibit K;

(iii) The cost of Work performed by Subcontractors, at Contractor’s actual cost including applicable taxes, computed in the same manner as items (i) through (ii) inclusive above, except that percentages may be adjusted to different trade practices if substantiated to Owner to its reasonable satisfaction;

(iv) Contractor’s fee covering all profit charges, and any other indirect costs whatsoever, in an amount equal to *****% of the above items (i, ii and iii); and

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

(v) Actual costs incurred by Contractor for additional bond and insurance coverage as necessary.

Section 7.03. Changes to Separated Contract Price; Disputes. A Change Order initiated by either Party may have the effect of either increasing or decreasing the Separated Contract Price and shall constitute an amendment to Exhibit J hereto. Any Contractor response to a Change Order under Section 7.01 and any Contractor request for Changes under Section 7.02, shall be accompanied by a proposed all-inclusive final lump sum cost (separating materials and labor) to Owner, if such cost can then be reasonably determined. In the event that the Parties are unable to reach an agreement on an all inclusive final lump sum cost to Owner as a result of a requested Change, then Contractor agrees that the requested Change will be compensated using the Cost Plus Formula pending resolution of the dispute pursuant to Article XVII. In addition, in the event that Owner and Contractor are unable to reach agreement on a Change Order for a change requested by either Owner or Contractor, at the direction of Owner (and only at the direction of Owner), Owner’s proposed Changes shall become effective, on an interim basis, as a Change Order and Contractor shall continue to perform the Work in accordance with such Change Order and the proposed Changes shall be performed and payments shall be made per Cost Plus Formula pending resolution of the dispute pursuant to Article XVII.

Section 7.04. Information Requests. Owner may reasonably request that Contractor provide written information (prior to the issuance of a request for Changes) regarding the effect of a contemplated Change on pricing, scheduling, warranty obligations or on other terms of the Agreement. The purpose of such a request will be to determine whether or not a Change will be requested. Such an information request is not a Change Order and does not authorize Contractor to commence performance of the contemplated change in Scope of Work.

ARTICLE VIII

TITLE, RISK OF LOSS AND POSSESSION

Section 8.01. Clear Title. Except for any proprietary technology or information provided as part of the Work (whether by Contractor or its Subcontractors or Vendors), as covered by the License Agreement, and provided that Owner has fulfilled its payment obligations hereunder, Contractor warrants and guarantees that legal title to and the ownership of the Work including, without limitation, all Equipment, Final Plans, operation and maintenance manuals and any operating spare parts purchased by Contractor on behalf of Owner at Owner’s request in connection with the construction, operation and maintenance of the Ethanol Plant and the FBG Work shall at all times be vested in Owner, free and clear of any and all Liens contingent on receipt of payment by Contractor and its Subcontractor(s) respectively for the applicable Work, in accordance with Exhibit D.

Section 8.02. Risk of Loss. From the date hereof until the Substantial Completion Date or upon the termination of this Agreement, Contractor hereby assumes the risk of loss for the Work related thereto including: (a) any Equipment whether on or off the Job Site, (b) all other Work completed on or off the Job Site and (c) all Work in progress. All Equipment not yet incorporated into the Facility shall be stored in secured areas. Contractor shall bear the responsibility of preserving, safeguarding, and maintaining such Equipment and any other completed Work and Work in progress (including spare parts provided by Owner). If any loss, damage, theft or destruction occurs to the Work related thereto, on or off the Job Site for which Contractor has so assumed the risk of loss, Contractor shall, at its cost, promptly repair or replace the property affected thereby, provided however, Contractor shall not be required to repair or replace any Work, unless Owner makes available the proceeds, if any, under the Builder’s Risk Policy or other insurance required of Owner hereunder. At the latter of either the Substantial Completion Date or transfer of clear title to Owner as stated above in Section 8.01, risk of loss for the related Work shall pass to Owner (excluding the Contractor Equipment and other items to be removed by Contractor, which shall remain the responsibility of Contractor). From and after the date of the transfer of the care, custody, and control of the Ethanol Plant and the FBG Work or portion thereof pursuant to Section 8.03, Owner shall assume all risk of physical loss or damage thereto, and all responsibility for compliance by the Facility or portion thereof, with Applicable Laws.

Section 8.03. Possession Following Substantial Completion. Unless Owner has earlier taken possession and control of the Ethanol Plant and the Work pursuant to the terms hereof, Owner shall take possession and control of the Ethanol Plant and the Work on the Substantial Completion Date. Possession and control of the FBG shall pass to Owner in accordance with the terms of the FBG Purchase Agreement. Contractor shall thereafter use all reasonable efforts to minimize interference with Owner’s operation of the Facility while completing the Work under this Agreement, and Owner shall cooperate fully with Contractor until Final Acceptance Date.

ARTICLE IX

INSURANCE

Section 9.01. Contractor Insurance Policies. Prior to commencing the Work and continuing through the Final Acceptance Date, Contractor shall obtain and maintain in force insurance policies satisfying the requirements of this Article IX providing the following coverages:

Type of Coverages	Amount of Coverage of Insurance Policy
Worker’s Compensation that complies with the laws of the State of Texas and such other jurisdictions as may be applicable to its operations	Statutory

Employer’s Liability	$500,000
Insurance including Occupational
Disease

Commercial General Liability insurance	$1,000,000 Each Occurrence;
Covering bodily injury, property damage, and personal injury arising from the premises and operations of the Work.

Coverage shall be on a broad form	$2,000,000 General Aggregate
occurrence basis for all locations for this	(Other than Products/Completed Ops.)

project including, but not limited to,	$1,000,000 Aggregate for Products/
coverage for demolition of any building,	Completed Operations
or structure, collapse, blasting, excavation	$1,000,000 Personal Injury
below surface of the ground, broad form contractual liability covering property damages and personal injury. The policy shall provide for Products/ Completed operations coverage for a period of two (2) years following the Final Acceptance Date.

Business Automobile Liability,	$1,000,000 Combined Single Limit
including coverage for all owned, leased, hired or non-owned automotive equipment

Umbrella Excess Liability to be provided on a form following basis	$15,000,000 Each Occurrence/ Aggregate

Section 9.02. Form of Contractor Insurance Policies.

(a) Each Contractor’s Insurance Policy shall be written on an occurrence basis. Subject to the limits and coverages specified in Section 9.01, Contractor shall name Owner, designated Affiliates of Owner and the Financing Parties (including their respective officers, directors and employees) as additional insureds on Contractor’s liability policies as required to be carried by Contractor by the provisions of Section 9.01 of this Agreement for liabilities of Contractor under this Agreement. Each insurance policy shall provide, either in its printed text or by endorsement, (i) that it shall be primary with respect to the interest of Owner, designated Affiliates of Owner and the Financing Parties (including their respective officers, directors and employees) and (ii) that any other insurance maintained by Owner, designated Affiliates of Owner or the Financing Parties is in excess and not contributory to the Contractor Insurance Policies in all instances regardless of any like insurance coverage that Owner, designated Affiliates of Owner and the Financing Parties may have.

(b) Contractor shall require the issuers of the Commercial General Liability Insurance, Business Automobile Liability and Umbrella Excess Liability Insurance to amend such Contractor Insurance Policy to: (i) include Owner, designated Affiliates of Owner and the Financing Parties and their respective directors, officers and employees as additional insureds, (ii) include a waiver of all rights of subrogation against the Financing Parties, Owner and designated Affiliates of Owner and their respective directors, officers and employees, (iii) contain a severability of interest provision, (iv) provide that aggregate limits, if any, apply separately to each of the Contractor’s jobs or projects; (v) provide that none of the Financing Parties, Owner or designated Affiliates of Owner or their respective directors, officers or employees shall be liable for the payment of premiums under such policy, (vi) provide that complete copies of all inspection or other reports required or performed for the insurer shall be provided to both Owner and the Financing Parties within thirty (30) days of delivery to Contractor, (vii) provide that Owner and the Financing Parties must be given at least sixty (60) days’ prior written notice of any change in, non-renewal or cancellation of such coverages that are initiated by insurer, and (viii) provide that Owner and the Financing Parties must be given at least sixty (60) days’ prior written notice of any change in, non-renewal or cancellation of such coverages that are initiated by Contractor.

(c) Contractor shall require the insurers of the Workers’ Compensation Insurance to amend such policy to: (i) include, unless prohibited by applicable law, a waiver of all rights of subrogation against the Financing Parties, Owner, designated Affiliates of Owner and their respective directors, officers and employees; (ii) provide that none of the Financing Parties, Owner, designated Affiliates of Owner or their respective directors, officers and employees shall be liable for the payment of the premium under such policy; (iii) provide that complete copies of all inspection or other reports required or performed for the insurer shall be provided to both Owner and the Financing Parties within thirty (30) days of delivery to the Contractor; (iv) provide that Owner and the Financing Parties must be given at least sixty (60) days’ written notice of any change in, non-renewal or cancellation of such coverage that is initiated by the insurer; and (v) provide that Owner and the Financing Parties must be given at least sixty (60) days’ prior written notice of any change in, non-renewal and cancellation of such coverage that is initiated by Contractor.

Section 9.03. Qualified Insurers. All Contractor Insurance Policies shall be written by insurers reasonably acceptable to Owner and that are rated “A-” or higher by A.M. Best’s Key Rating Guide (a “Qualified Insurer”).

Section 9.04. Certificates of Insurance. Contractor shall provide the Financing Parties, Owner and such other interested Persons as may be designated by Owner with certificates of insurance, in form and substance reasonably acceptable to Owner, evidencing and describing the Contractor Insurance Policies and endorsements maintained hereunder prior to commencement of the Work, or upon issuance of such policies, if earlier, and on each issuance anniversary while such insurance is in effect.

Section 9.05. Inspection of Contractor’s Insurance Policies. In respect of all Contractor Insurance Policies, Contractor shall, when so requested by Owner, produce the Contractor’s policies of insurance and confirmation of premium payment for such policies. If policies have not been secured on a project specific basis, Contractor may delete proprietary information not relevant to the Contractor/Owner project prior to transmission.

Section 9.06. Subcontractors’ Insurance. Before permitting any of its Subcontractors to perform any Work at the Job Site, Contractor shall obtain a certificate of insurance from each such Subcontractor evidencing that such Subcontractor has obtained the insurance required of Subcontractors by Contractor and in the case of Substantial Subcontractors, as reasonably required by Owner. All policies of Subcontractors shall include a waiver of any right of subrogation of the insurers thereunder against Owner, the Financing Parties and Contractor, and any right of the insurers to set-off or counterclaim, offset or any other deduction, whether by attachment or otherwise, in respect of any liability or any such Person insured under such policy. Policies provided by Substantial Subcontractor shall be in amounts and upon conditions as are customarily and normally provided in the industrial construction industry.

Section 9.07. Remedy on Failure to Insure. If Contractor shall fail to obtain and keep in force the Contractor Insurance Policies, Owner shall notify Contractor and without limiting any other remedy it may have, may obtain and keep in force any such insurance and pay such premium or premiums as may be necessary for that purpose and recover from Contractor whether by way of deduction, offset or otherwise the cost of obtaining and maintaining such insurance.

Section 9.08. Management of Insurance Policies. Except as directed by Owner, Contractor shall be responsible for managing and administering all Contractor Insurance Policies, including the filing of all claims and the taking of all necessary and proper steps to collect any proceeds on behalf of the relevant insured Person. Contractor shall at all times keep Owner informed of the filing and progress of any claim. If Contractor shall fail to perform these responsibilities, Owner may take such action as it determines appropriate under the circumstances. In the event Contractor collects proceeds on behalf of other Persons, it shall ensure that these are paid directly from the insurers to the relevant Person and, in the event that it receives any such proceeds, it shall, unless otherwise directed by Owner, pay such proceed to such Party forthwith and prior thereto, hold the same in trust for the recipient.

Section 9.09. Owner Insurance Policies. Prior to the Initial Site Mobilization by Contractor and continuing through the Final Acceptance Date, Owner shall obtain and maintain in force an “All Risk” Installation and Builder’s Risk Insurance Policy (the “Builder’s Risk Policy”) in an amount at least equal to the full replacement value of the

Facility. A certificate of insurance evidencing the Builder’s Risk Insurance coverage shall be furnished to Contractor prior to Initial Site Mobilization by Contractor; provided that Contractor and Owner may agree to such other insurance coverage as they may mutually deem appropriate with respect to earthwork and other site preparation. Contractor and its Subcontractors shall be named as additional insureds. No later than the time required under the Project Schedule for Work at the Site (other than earthwork or other site preparation), Owner shall provide to Contractor a copy of the Builder’s Risk Policy (or if the final signed Policy is not available, an endorsement by Owner’s insurer reasonably acceptable to Contractor with such other summary of coverages and terms if necessary, as may reasonably establish that the coverage required under this Section 9.09 is in place. The Builder’s Risk Policy shall contain the following terms: coverage in an amount equal to the full replacement value of the Work for “all risks” (as defined in the policy) of physical loss or damage except as hereinafter provided, including coverage for earth movement, flood, explosion, fire, Fluidized Bed Gasifier Equipment, boiler and machinery, transit and off-site storage accident exposure, start-up and testing coverage until the Substantial Completion Date, but excluding the Contractor Equipment and personal property. The Builder’s Risk Policy may contain separate coverage sub-limits and deductibles subject to insurance market conditions and insurer’s underwriting guidelines. The Builder’s Risk Policy will be maintained in accordance with terms currently available in the insurance market for the construction of ethanol facilities. In the event a loss is sustained under the Builder’s Risk Policy, such loss will be adjusted by Owner and/or the Financing Parties with the insurance companies. However, Contractor will reasonably assist the Owner and the Financing Parties in the adjustment of any losses. Contractor shall replace or repair any loss or damage (so long as Contractor is compensated therefor from any proceeds received as a result of such loss) and complete the Work in accordance with this Agreement. The Owner, the Financing Parties, the Contractor and the Subcontractors agree to waive all claims and rights of recovery against each other for damages caused by fire and/or other perils to the extent covered by the Builder’s Risk Policy. All policies required under this Article IX shall include a waiver of subrogation in favor of the other Party. In addition, in the case of insurance required of Owner hereunder, all such policies shall also include a waiver of subrogation in favor of Contractor’s Subcontractors and in the case of insurance required of Contractor hereunder, all such policies shall also include a waiver of subrogation in favor of the Financing Parties.

Section 9.10. Contractor’s Assistance. Contractor shall cooperate with Owner in obtaining and maintaining the insurance policies of Owner and shall provide all Drawings, Final Plans, certificates and other information that Owner or its insurers may reasonably require. Contractor shall with all due diligence comply with the conditions of Owner’s insurance polices and all reasonable requirements of the insurers in connection with the settlement of claims, the recovery of losses and the prevention of accidents and shall bear at its own cost the consequences of any failure to do so.

Section 9.11. Liability not Limited to Insurance Coverage. Nothing in this Article IX shall be deemed to limit Contractor’s liability under this Agreement to the insurance coverages required by this Article, except Contractor’s obligation to repair or replace Work in the event of an insured loss under the Builder’s Risk Policy shall be limited to the proceeds available thereunder. Except for the coverage limits of liability for insurance companies set forth in Section 9.01, no limitation of liability provided to Contractor under this Agreement is intended nor shall run to the benefit of any insurance company or in any way prejudice, alter, diminish, abridge or reduce, in any respect, the amount of proceeds of insurance otherwise payable to Owner or the Financing Parties under coverage required to be carried by Contractor under this Agreement, it being the intent of the Parties that the full amount of insurance coverage bargained for be actually available notwithstanding any limitation of liability contained in this Agreement, if any.

ARTICLE X

TESTS, INTERIM COMPLETION, SUBSTANTIAL COMPLETION AND FINAL ACCEPTANCE

Section 10.01. General.

(a) All start-up, operation and testing conducted by Contractor shall be in accordance with this Agreement, applicable manufacturers’ instructions and warranty requirements, Applicable Laws, Applicable Permits, Good Engineering Practices and any and all applicable rules as agreed to by Owner and Contractor. Contractor shall provide Owner with at least thirty (30) days advance written notice of the first test of each system that involves delivering steam and/or producing ethanol. In addition, no test of the Ethanol Plant or any system(s) that delivers ethanol or steam output shall be conducted unless Contractor gives prior written notice thereof as provided in the following paragraph (b). Owner, Financing Parties, Financing Parties’ engineer, and the Owner’s Engineer and their respective authorized representatives shall have the right to inspect the Work and to be present during the start-up, operation and testing pursuant to this Article X.

(b) Prior to performing any Test, Contractor shall deliver to Owner, the Financing Parties, Financing Parties’ engineer and the Owner’s Engineer a written notice of such Test (a “Test Notice”) specifying a date for commencement of any or all of the Tests for the Ethanol Plant or any part thereof. Contractor shall coordinate the scheduling of any Guaranteed Performance Test with the dispatch schedule, as applicable, so as not to interfere with Owner’s or its Affiliates’ obligations with respect thereto. Contractor shall deliver a Test Notice at least five (5) Business Days prior to the scheduled commencement of any Test. If Owner, within five (5) Business Days after its receipt of such Test Notice, delivers to Contractor a written notice (i) denying that the prerequisites for performing such Test have been completed and (ii) stating the facts upon which such reasonable denial is based, then upon receipt of such notice, Contractor shall take such action as is appropriate to remedy the conditions described in such notice from Owner. Following any such remedial action, Contractor may deliver to Owner, the Financing Parties, Financing Parties’ engineer and the Owner’s Engineer a new Test Notice conforming to the requirements of this paragraph (b), and the provisions of this paragraph (b) shall apply with respect to such new Test Notice in the same manner as they applied with respect to the original Test Notice. The foregoing procedure shall be repeated as often as necessary until Owner no longer rejects the Test Notice; provided, however, if the Contractor is required to notify following receipt of Owner’s written notice in which Owner denies that the prerequisites for performing a task have been completed, such renotification may be given within five (5) Business Days of such notice by Owner, and Owner shall have three (3) Business Days following the receipt of such resubmitted notice to file written objections above. Contractor shall promptly notify each of Owner, the Financing Parties, Financing Parties’ engineer and the Owner’s Engineer of any proposed change in the schedule of Tests and may not conduct any Test under such proposed changed schedule unless Owner, the Financing Parties, Financing Parties’ engineer and the Owner’s Engineer receive reasonable advance notice of the actual date of commencement of such rescheduled Test. Owner shall be responsible for notifying any Person other than the Financing Parties, Financing Parties’ engineer and the Owner’s Engineer.

Section 10.02. Interim Completion

(a) After Contractor has notified Owner that the Ethanol Plant is Ready for Start-Up, and the Ethanol Plant is capable of being operated safely, normally and continuously in accordance with the requirements of this Agreement at all operating levels specified in the Scope of Work (although minor portions not essential to its safe continuous and reliable operation may remain to be completed), and after complying with the notice provisions of Section 10.01(b), Contractor shall conduct the Interim Completion Test in accordance with the terms of this Agreement, including the Scope of Work. If, except in the event of Owner’s breach of its obligations under this Agreement, the Ethanol Plant fails all or any part of an Interim Completion Test as determined in accordance with the Scope of Work and Section 11.09, Contractor shall take appropriate corrective action and the Interim Completion Test shall be performed again. If the Ethanol Plant fails all or any part of the retest, Contractor shall take appropriate corrective action and the Interim Completion Test shall be repeated. Subject to the terms and conditions contained herein, so long as Contractor is paying when due Schedule Liquidated Damages and/or Performance Liquidated Damages (as applicable), Contractor may repeat the Interim Completion Test as it determines necessary until one hundred eighty (180) days after the Guaranteed Substantial Completion Date or the earlier termination of this Agreement. Contractor shall provide a written report of the results of each Interim Completion Test to Owner and the Owner’s Engineer.

(b) After successfully completing the Interim Completion Test in accordance with Section 10.02(a), Contractor shall provide written notice thereof to Owner and Owner’s Engineer. In such notice, Contractor shall confirm the date Interim Completion was achieved, which shall be deemed the “Interim Completion Date.”

Section 10.03. Guaranteed Performance Tests.

(a) After Contractor has achieved Interim Completion, and if the Ethanol Plant is capable of being operated safely, normally and continuously in accordance with the requirements of this Agreement at all operating levels specified in the Scope of Work, and after complying with the notice provisions of Section 10.01(b), Contractor shall conduct the Guaranteed Performance Tests in accordance with the terms of this Agreement, including the Scope of Work. If, except in the event of Owner’s breach of its obligations under this Agreement, the Ethanol Plant fails all or any part of a Guaranteed Performance Levels, as determined in accordance with the Scope of Work and Section 11.09, Contractor shall take appropriate corrective action and the Guaranteed Performance Tests shall be performed again. If the Ethanol Plant fails all or any part of the retest, Contractor shall take appropriate corrective action and the Guaranteed Performance Tests shall be repeated. Subject to the terms and conditions contained herein, so long as Contractor is paying when due Schedule Liquidated Damages and/or Performance Liquidated Damages (as applicable), Contractor may repeat the Guaranteed Performance Tests as it determines necessary until the earlier of (i) the successful completion of the Guaranteed Performance Tests that meet Guaranteed Performance Levels, (ii) one hundred eighty (180) days after the Guaranteed Substantial Completion Date (as may be extended under the terms of this Agreement) or (iii) the earlier termination of this Agreement. Contractor shall provide a written report of the results of each Guaranteed Performance Tests to Owner, the Owner’s Engineer. Any dispute arising under this Section 10.03(a) will be determined in accordance with Article XVII.

(b) If the results of additional Guaranteed Performance Tests continue to demonstrate that the Ethanol Plant fails to meet the Guaranteed Performance Levels (as measured by Section 11.04 and Section 11.09) and all other requirements for the Final Acceptance have been met, at any time after achieving Substantial Completion and prior to termination of this Agreement, the Contractor may, at its discretion, submit a notice to Owner of Final Acceptance in accordance with Section 10.06 and pay the applicable damages pursuant to Section 11.05. If Contractor elects to accept liquidated damages for certain performance guarantees pursuant to Section 11.05 in lieu of achieving Guaranteed Performance Levels, Contractor may submit proposed Final Acceptance Certificate in accordance with Section 10.06 no later than one hundred eighty (180) days after the Guaranteed Substantial Completion Date (as may be extended under the terms of this Agreement) and pay the applicable liquidated damages. The parties understand and agree that the Contractor’s obligations to achieve Guaranteed Performance Levels with respect to emissions and noise (see Sections 11.04(f) and 11.04(g)) are not subject to Performance Liquidated Damages and must be achieved no later than one hundred eighty (180) days after the Guaranteed Substantial Completion Date (as may be extended under the terms of this Agreement), subject to the limitations of liability set forth in Article XVIII.

(c) After Contractor has notified Owner that FBG Mechanical Completion has been achieved in accordance with the requirements of this Agreement and the Scope of

Work (although minor portions of the FBG Work not essential to its safe use may remain to be completed by Contractor). Owner shall conduct certain performance tests of the FBG with the assistance of the Fluidized Bed Gasifier Supplier. If Owner notifies Contractor of a Defect in the FBG Work under Section 12.01(b), Contractor shall repair or replace the FBG Work in accordance with the requirements of Section 12.02.

Section 10.04. Substantial Completion.

(a) After completing the Guaranteed Performance Tests in accordance with Section 10.03, when the Contractor determines that all of the requirements for Substantial Completion have been completed, Contractor shall provide written notice thereof to Owner and the Owner’s Engineer. Except as provided in Section 10.04(b), the date specified by Contractor on which the Guaranteed Performance Tests had successfully been started for achieving Substantial Completion in its notice to Owner of Substantial Completion shall be the “Substantial Completion Date”.

(b) Within five (5) Business Days following receipt by Owner of such notice of Substantial Completion, Owner shall notify Contractor in writing whether or not Owner, and Owner’s Engineer believes that Contractor has fulfilled the requirements of Substantial Completion, as applicable. If Owner determines that Contractor has not fulfilled such requirements for Substantial Completion, Owner shall specify in such notice to Contractor in reasonable detail the reasons for determining that the requirements for Substantial Completion have not been met. Contractor shall promptly act to correct such deficiencies so as to achieve Substantial Completion as soon as possible (and no later than by the applicable Guaranteed Substantial Completion Date if such date has not already passed). Following any such remedial action, Contractor shall deliver to Owner, and Owner’s Engineer a new notice of Substantial Completion and the provisions of this Section 10.04(b) shall apply with respect to such new Substantial Completion notice in the same manner as they applied to the original Substantial Completion notice. The foregoing procedure shall be repeated as often as necessary, so long as Contractor is paying when due Schedule Liquidated Damages and/or Performance Liquidated Damages (as applicable), until the earlier of (i) Owner, and Owner’s Engineer no longer reject Contractor’s Substantial Completion notice and Owner provides its own notice to Contractor that Substantial Completion has been achieved, or (ii) termination of this Agreement. The date specified by Owner in its notice to Contractor as the date Substantial Completion was achieved shall be deemed the “Substantial Completion Date”. In the event of a dispute with respect to the foregoing determination, such dispute may be settled pursuant to Article XVII.

(c) If Contractor fails to achieve Substantial Completion by the Guaranteed Substantial Completion Date, Contractor shall pay to Owner the Schedule Liquidated Damages pursuant to Article XI. The dates upon which such liquidated damages are paid shall not affect the Substantial Completion Date. Payment of such damages shall not relieve Contractor from its obligations hereunder to achieve Substantial Completion and Final Acceptance, subject to the limitations of liability set forth in Article XVIII.

Section 10.05 Punch List.

(a) During the performance of the Work, Contractor shall maintain a list setting forth parts of the Work which remain to be performed in order to confirm that the Work fully complies with the terms of this Agreement. Following Mechanical Completion, Contractor shall promptly provide a copy of such list to Owner.

(b) No later than fourteen (14) days after the Substantial Completion Date, Contractor shall prepare and submit to Owner a comprehensive list (the “Punch List”) of items to be completed to reach the Final Acceptance Date. Contractor shall make such revisions to the Punch List as and when reasonably requested by Owner from time to time prior to the Final Acceptance Date; provided that Contractor shall not be obligated to include any items on the Punch List that directly relate to any Equipment for which Owner has taken operational care, custody and control if such items were submitted by Owner more than thirty (30) days after receipt of the Punch List from Contractor pursuant to this paragraph (b).

(c) Upon request of Owner, Contractor shall promptly estimate the reasonable commercial value of all items on the punch list that have not been completed. The Parties agree that with respect to punch list items that remain uncompleted and which are preventing Final Acceptance to be achieved within one hundred eighty (180) days after the Guaranteed Substantial Completion Date, it may be more expedient for Owner to complete such punch list items, at its election and option. If the Parties are able to agree upon the commercial value of all items on the punch list, and if the Parties mutually agree, Owner may, in lieu of requiring the Contractor to complete the punch list items, require the Contractor to pay to Owner an amount equal to *****% of the commercial value of the remaining punch list items as agreed upon by the Owner. Owner shall have the right to offset such amount owed by Contractor against any amounts owed by Owner to Contractor at Final Acceptance, or otherwise under this Agreement.

Section 10.06. Final Acceptance.

After achieving Substantial Completion in accordance with Section 10.04, when the Contractor determines that all of the requirements for Final Acceptance have been completed (other than execution of the Final Acceptance Certificate by Owner), or when the Contractor has elected pursuant to Section 10.03(b), Contractor shall submit a proposed Acceptance Certificate, in substantially the form attached hereto as Exhibit G-1 and/or Exhibit G-2, as the case may be, to Owner and the Owner’s Engineer. As soon thereafter as reasonably practicable but in no event later than ten (10) Business Days after Contractor’s submission of such proposed Certificate, a team consisting of representatives of Owner, the Financing Parties, Financing Parties’ engineer, the Owner’s Engineer and Contractor shall make a final inspection of the Ethanol Plant and the FBG Work. Within ten (10) days following such inspection(s), Owner shall notify Contractor in writing whether Contractor has fulfilled the requirements of this Agreement to reach

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

Final Acceptance (other than execution of the Final Acceptance Certificate by Owner). If Owner determines that such requirements have been fulfilled, Owner will execute the proposed Acceptance Certificate. If Owner reasonably determines in good faith that, notwithstanding Contractor’s delivery of the proposed Acceptance Certificate, the requirements for Final Acceptance have not been fulfilled, then Owner shall deliver a written notice to such effect to Contractor describing in reasonable detail the deficiencies noted and corrective action recommended, including projected target dates for the completion of such incomplete or remedial Work. Contractor shall promptly act to correct any such deficiencies. The procedure set forth in this Section 10.06 shall be repeated as necessary until the earlier of (i) Owner no longer rejects Contractor’s proposed Acceptance Certificate and Owner executes such certificate or (ii) termination of this Agreement.

ARTICLE XI

CONTRACTOR GUARANTEES

Section 11.01. Completion Guarantee.

(a) Subject to the further provisions of this Article XI, Contractor hereby guarantees that Interim Completion will occur no later than the Guaranteed Interim Completion Date.

In the event that Interim Completion occurs after the applicable Guaranteed Interim Completion Date, (i) the Schedule Liquidated Damages, provided for in Section 11.02, and Performance Liquidated Damages, provided for in Section 11.05 shall be Owner’s exclusive remedy for damages for such occurrence if and in the event the Ethanol Plant ultimately achieves Interim Completion before Contractor has reached its maximum liability for Schedule Liquidated Damages as provided in Section 11.07(c), and that all amounts due hereunder are actually paid; and (ii) Owner’s right to terminate this Agreement for Contractor’s failure to pay such Schedule Liquidated Damages or Performance Liquidated Damages when due, shall be governed by Article XV.

(b) Subject to the further provisions of this Article XI, Contractor hereby guarantees that Substantial Completion will occur no later than the Guaranteed Substantial Completion Date.

In the event that Substantial Completion occurs after the applicable Guaranteed Substantial Completion Date, (i) the Schedule Liquidated Damages, provided for in Section 11.03, and Performance Liquidated Damages, provided for in Section 11.05 shall be Owner’s exclusive remedy for damages for such occurrence if and in the event the Ethanol Plant ultimately achieves Substantial Completion before Contractor has reached its maximum liability for Liquidated Damages as provided in Section 11.07(c), and all amounts due hereunder are actually paid and (ii) Owner’s right to terminate this Agreement for Contractor’s failure to pay such Schedule Liquidated Damages or Performance Liquidated Damages when due, shall be governed by Article XV.

Section 11.02. Schedule Liquidated Damages for Interim Completion.

(a) Owner and Contractor acknowledge and agree that any failure to achieve Interim Completion by the Guaranteed Interim Completion Date will directly cause substantial damage to Owner, which damage cannot be ascertained with reasonable certainty. Accordingly, if Contractor shall fail to achieve Interim Completion by the Guaranteed Interim Completion Date, subject to Section 11.07(c), it shall pay to Owner, as liquidated damages, the following amounts (collectively, the “Schedule Liquidated Damages”):

For each day (or portion thereof) that Interim Completion is delayed beyond the Guaranteed Interim Completion Date, commencing with the first day following the Guaranteed Interim Completion Date through and including the Interim Completion Date:

Day 1 through 30	$	*	****/day
Day 31 through 60	$	*	****/day
Day 61 and beyond	$	*	****/day

(b) It is understood and agreed between the Parties that the terms, conditions and amounts fixed pursuant to this Article XI as liquidated damages for failure to achieve Interim Completion by the applicable Guaranteed Interim Completion Date are reasonable, considering the damages that Owner would sustain in such event, and that these amounts are agreed upon and fixed as liquidated damages because of the difficulty of ascertaining the exact amount of damages that would be sustained as a result of delay in achieving Interim Completion. Payment of such liquidated damages shall be Owner’s sole and exclusive remedy for Contractor’s failure to perform under this Section 11.02, but shall not relieve Contractor of any of its other obligations under this Agreement.

Section 11.03. Schedule Liquidated Damages for Substantial Completion.

(a) Owner and Contractor acknowledge and agree that any failure to achieve Substantial Completion by the Guaranteed Substantial Completion Date will directly cause substantial damage to Owner, which damage cannot be ascertained with reasonable certainty. Accordingly, if Contractor shall fail to achieve Substantial Completion by the Guaranteed Substantial Completion Date, subject to Section 11.07(c), it shall pay to Owner, as liquidated damages, the following amounts (collectively, the “Schedule Liquidated Damages”):

For each day (or portion thereof) that the Substantial Completion Date is delayed beyond the Guaranteed Substantial Completion Date, commencing with the first day following the Guaranteed Substantial Completion Date through and including the Substantial Completion Date:

Day 1 through 30	$	*	****/day
Day 31 and beyond	$	*	****/day

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

(b) It is understood and agreed between the Parties that the terms, conditions and amounts fixed pursuant to this Article XI as liquidated damages for failure to achieve Substantial Completion by the applicable Guaranteed Substantial Completion Date are reasonable, considering the damages that Owner would sustain in such event, and that these amounts are agreed upon and fixed as liquidated damages because of the difficulty of ascertaining the exact amount of damages that would be sustained as a result of delay in achieving Substantial Completion. Payment of such liquidated damages shall be Owner’s sole and exclusive remedy for Contractor’s failure to perform under this Section 11.03, but shall not relieve Contractor of any of its other obligations under this Agreement.

Section 11.04. Performance Guarantees. In accordance with Exhibit A and Appendix E, and subject to the further provisions of this Article XI, Contractor guarantees that the following levels of performance for the Ethanol Plant will be demonstrated during the Guaranteed Performance Tests:

(a) Electric Power Consumption Guarantee. Contractor guarantees to Owner that the Electric Power Consumption will be less than or equal to a maximum average process electrical consumption of ***** kWh per gallon of Denatured Ethanol produced for equipment specifically and directly involved in the production of ethanol and wet distillers grain. This does not include CO2 processing, grain handling, gasifier/boiler electrical power consumption.

(b) Natural Gas Consumption Guarantee. Contractor guarantees a maximum average natural gas consumption of ***** BTU’s (higher heating value of natural gas) per gallon of Denatured Ethanol to operate the natural gas back-up boiler for production of steam for production of ethanol and wet distiller’s grain and to operate the thermal oxidizer units while burning solely natural gas.

(c) Denatured Ethanol Production Rate Guarantee. Contractor guarantees to Owner that the Denatured Ethanol production rate of the Ethanol Plant will on average be equal to or greater than ***** gallons per hour. The product will meet specifications for fuel ethanol per ASTM D 4806-01.

(d) Ethanol Yield Guarantee. Provided that the feedstock meets the requirements specified in Exhibit A, Contractor guarantees to Owner that the Ethanol Yield of the Ethanol Plant will be equal to or greater than of ***** pounds of Un-denatured Ethanol per pound of starch based on un-denatured ethanol density of ***** pounds per U.S. gallon at *****° F, containing a maximum of *****% water per weight.

(e) Emissions Guarantee. Contractor guarantees to Owner that the emission of air contaminants into the atmosphere from the Ethanol Plant shall be equal to or less than the emissions limitations contained in the Air Permit, attached hereto as Appendix I to the Scope of Work, as demonstrated through the use of the air quality sampling criteria and the techniques referenced therein (the “Emissions Guarantee”).

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

(f) Noise Guarantee. Contractor guarantees to Owner that the Ethanol Plant will function at noise levels that comply with OSHA requirements and any other Applicable Laws under the modes of operation as described in the Scope of Work (the “Noise Guarantee”).

(g) Zero Effluent Guarantee. Contractor guarantees that the Ethanol Plant shall generate zero process water effluent during normal operating conditions. This excludes utility blowdowns (boilers, cooling tower and water softener).

(h) Ethanol Plant Reliability Guarantee Contractor guarantees that the Ethanol Plant shall have a minimum capacity factor of *****% during a ***** hour test period and a capacity factor of *****% during a ***** hour test period, as set forth in Section 11.09 and in the Scope of Work.

(i) Guaranteed Performance Levels shall be demonstrated using the natural gas boiler.

Section 11.05. Liquidated Damages for Certain Performance Guarantees.

(a) Subject to Section 11.07(c), the Parties agree that the liquidated damages for failure to achieve the Guaranteed Performance Levels specified in Section11.04 (as determined pursuant to Section 11.09) are as follows (collectively, the “Performance Liquidated Damages”):

(i)	Failure to Meet Ethanol Production Rate Guarantee. If the Ethanol Production Rate is less than one hundred percent (100%) of the Ethanol Production Rate Guarantee, as determined during a Guaranteed Performance Test as more fully described in Exhibit A on or after the Guaranteed Substantial Completion Date, for each month (or pro rata portion thereof) that the Ethanol Production Rate is less than the Ethanol Production Rate Guarantee, until (i) the day when the Ethanol Production Rate is equal or greater than the Ethanol Production Rate Guarantee or (ii) one hundred eighty (180) days after the Guaranteed Substantial Completion Date (as may be extended under the terms of this Agreement), Contractor shall pay to Owner the following amounts for each percentage point (pro-rated) of Ethanol Production Rate, which is less than the Ethanol Production Rate Guarantee, up to a maximum payable amount of $*****. per month:

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

Production Rate	Month after Guaranteed Substantial Completion/ Monthly LD Rate ($,000)
	1	2	3	4	5	6
99%	0	*****	*****	*****	*****	*****
98%	0	*****	*****	*****	*****	*****
97%	0	*****	*****	*****	*****	*****

If the Ethanol Production Rate is less than one hundred percent (100%) of the Ethanol Production Rate Guarantee one hundred eighty (180) days after the Guaranteed Substantial Completion Date, Contractor shall pay to Owner $***** for each gallon per hour of Denatured Ethanol short of the Ethanol Production Rate Guarantee, less the sum of monthly liquidated damages already paid for failure to meet the Ethanol Production Rate Guarantee.

(ii)	Failure to Meet Ethanol Yield Guarantee. If the Ethanol Yield is less than one hundred percent (100%) of the Ethanol Yield Guarantee, as determined during a Guaranteed Performance Test as more fully described in Exhibit A one hundred eighty (180) days after the Guaranteed Substantial Completion Date (as may be extended under the terms of this Agreement), Contractor shall pay to Owner the following amounts: $***** per each ***** pounds of Un-denatured Ethanol per pound of starch that the ethanol yield is below the Ethanol Yield Guarantee.

(iii)	Failure to Meet Electric Consumption Guarantee. If the average Electric Consumption is more than one hundred percent (100%) of the Electric Consumption Guarantee, as determined during a Guaranteed Performance Test as more fully described in Exhibit A one hundred eighty (180) days after the Guaranteed Substantial Completion Date (as may be extended under the terms of this Agreement), Contractor shall pay to Owner the following amounts: $***** per each ***** kwh per US gallon of Denatured Ethanol that the Electric Consumption is greater than the Electric Consumption Guarantee.

(iv)	Failure to Meet Natural Gas Consumption Guarantee. If the average Natural Gas Consumption is more than one hundred percent (100%) of the Natural Gas Consumption Guarantee, as determined in a Guaranteed Performance Test as more fully described in Exhibit A one hundred eighty (180) days after the Guaranteed Substantial Completion Date (as may be extended under the terms of this Agreement), Contractor shall pay to Owner the following amounts: $***** per each ***** BTU per US gallon of Denatured Ethanol that the Natural Gas Consumption is more than one hundred percent (100%) of the Natural Gas Consumption Guarantee.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

(b) Except for the monthly Performance Liquidated Damages payable under Section 11.05(a)(i) at any time within one hundred eighty (180) days following the Guaranteed Substantial Completion Date (as may be extended under the terms of this Agreement), Contractor, at its option, may elect to pay the liquidated damages set out herein in lieu of achieving the Performance Guarantees. After Substantial Completion and prior to Final Acceptance, should Contractor elect to make changes to the Ethanol Plant to improve performance above the Minimum Performance Levels, and if such changes result in a level of performance below the Minimum Performance Levels as demonstrated in a Performance Test, Contractor shall take such actions as may be necessary to restore the performance of the Ethanol Plant (prior to expiry of such 180-day period) to the level achieved at Substantial Completion (failing which the Ethanol Plant shall be deemed to have never reached Substantial Completion). If and in the event the Contractor does not elect to utilize Performance Liquidated Damages in lieu of performance as provided above, and fails to achieve the Performance Guarantees within one hundred eighty (180) days following the Guaranteed Substantial Completion Date, Owner shall be entitled to terminate this Agreement in accordance with Article XV and shall be entitled to recovery of all Damages arising therefrom.

Section 11.06. Liquidated Damages for FBG Mechanical Completion.

(a) Schedule Liquidated Damages for failure to meet the Guaranteed FBG Mechanical Completion Date:

(i) Owner and Contractor acknowledge and agree that any failure of Contractor to achieve FBG Mechanical Completion by the Guaranteed FBG Mechanical Completion Date will directly cause substantial damage to Owner, which damage cannot be ascertained with reasonable certainty. Accordingly, if Contractor shall fail to achieve FBG Mechanical Completion by the Guaranteed FBG Mechanical Completion Date, and subject to Section 11.07(d), it shall pay to Owner, as liquidated damages, an amount equal to $***** per day for each day (or portion thereof) beyond the Guaranteed FBG Mechanical Completion Date until the FBG is tied into the Ethanol Plant as required hereunder. Owner shall cause the Fluidized Bed Gasifier Supplier to cooperate with and assist Contractor in the assembly, installation and tie-in of the FBG to the Ethanol Plant.

(ii) It is understood and agreed between the Parties that the terms, conditions and amounts fixed pursuant to this Article XI as liquidated damages for failure to achieve FBG Mechanical Completion by the Guaranteed FBG Mechanical Completion Date are reasonable, considering the damages that Owner would sustain in such event, and that these amounts are agreed upon and fixed as liquidated damages because of the difficulty of ascertaining the exact amount of damages that would be sustained as a result of delay in achieving the Guaranteed FBG Mechanical Completion Date. Payment of such liquidated damages shall be Owner’s sole and exclusive remedy for Contractor’s failure to perform under Section 11.06 (a) (i), but shall not relieve Contractor of any of its other obligations under this Agreement.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

Section 11.07. Payment of Liquidated Damages.

(a) Schedule Liquidated Damages, if any, under this Article XI shall accrue on a daily basis for each day of delay (or a pro rata part thereof). In addition to Schedule Liquidated Damages, if any, liquidated damages for failure to meet the Ethanol Production Rate Guarantee, under this Article XI, shall accrue on a monthly basis for each month (or pro rata portion thereof) after the Guaranteed Substantial Completion Date. Within thirty (30) days after the end of each month during which Schedule Liquidated Damages accrue under this Article XI, Owner shall provide Contractor with a statement of the amount of Schedule Liquidated Damages owed for such month. In addition, after the final Guaranteed Performance Test performed demonstrates that the Ethanol Plant has failed to achieve any or all of the Guaranteed Performance Levels specified in Sections 11.04(a) through 11.04(f) inclusively, Owner shall provide Contractor with a statement of the amount of Performance Liquidated Damages owed. Liquidated damages amounts shall be pro-rated to the actual performance level. Any performance of the Yield Rate, Natural Gas Consumption and/or Electric Power Consumption which is better than its respective performance guarantee shall be allowed to offset the net calculation of liquidated damages in the aggregate for the Yield Rate, Natural Gas Consumption and/or Electric Power Consumption. The Ethanol Production Rate liquidated damages shall not be part of any offset.

(b) Contractor shall pay any Schedule Liquidated Damages and Performance Liquidated Damages pursuant to this Article XI within fifteen (15) days after receipt of such statement(s). Any amounts not paid when due shall accrue interest from the due date until paid at the Reference Rate. Owner shall have the right to offset any amounts owing to Owner under this Article against Milestone Payments or other amounts owing to Contractor. In addition, Owner may, but is not obligated to collect Schedule Liquidated Damages and/or Performance Liquidated Damages by drawing on the Letter of Credit if Contractor has not paid such Damages in accordance with the terms hereof.

(c) Except as provided in Section 11.07(c), Contractor’s obligation to pay Schedule Liquidated Damages and Performance Liquidated Damages when and as provided in this Article, shall not be released, discharged, diminished, or in any way affected by (i) any default (excluding Owner Caused Delays (to the extent provided herein) or any material default not cured (by Financing Parties or otherwise) in Owner’s payment obligations) by Owner in the performance or observance of any of its material obligations hereunder, or (ii) the assignment by Owner of this Agreement to the Financing Parties or any other Person. Contractor shall pay Liquidated Damages without deduction, set-off, reduction or counterclaim.

(d) Notwithstanding anything contained herein to the contrary, the aggregate daily amount of Schedule Liquidated Damages payable by Contractor shall not exceed $*****. In addition, the aggregate amount of Schedule Liquidated Damages and Performance Liquidated Damages payable by Contractor hereunder shall not exceed ***** percent (*****%) of the Ethanol Plant Price. Subject to the aggregate amount of

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

liquidated damages referenced above, Schedule Liquidated Damages shall be limited to ***** percent (*****%) of the Ethanol Plant Price (subject to a sub-cap of *****% of the Ethanol Plant Price for failure to achieve Interim Completion by the Guaranteed Interim Completion Date and to a sub-cap of *****% of the Ethanol Plant Price for failure to achieve Substantial Completion by the Guaranteed Substantial Completion Date) and Performance Liquidated Damages shall be limited to ***** percent (*****%) of the Ethanol Plant Price.

(e) Notwithstanding anything contained herein to the contrary, the aggregate daily amount of FBG Schedule Liquidated Damages payable by Contractor shall not exceed $*****. In addition, the aggregate amount of FBG Schedule Liquidated Damages payable by Contractor hereunder shall not exceed ***** percent (*****%) of the FBG Work Price.

Section 11.08. Contractor Bonus

(a) Contractor shall earn and Owner shall pay a schedule bonus for each day (or portion thereof) that Interim Completion is achieved prior to the Guaranteed Interim Completion Date, and for each day (or portion thereof) that Substantial Completion is achieved prior to the Guaranteed Substantial Completion Date (The “Schedule Bonus”). The Schedule Bonus shall be payable at a rate of ***** % of the applicable Schedule Liquidated Damages rate. The Schedule Bonus shall accrue on a daily basis for each day (or portion thereof) of early completion. Owner shall pay to Contractor a maximum amount of $*****. per day, up to a maximum payable amount of $***** for all schedule bonuses in the aggregate.

(b) Contractor shall earn a bonus for the portion of Ethanol Production Rate which exceeds one hundred percent (100%) of the Ethanol Production Rate Guarantee, as determined herein and in the Scope of Work, per the final Guaranteed Performance Test (The “Performance Bonus”). Contractor shall pay to Owner the following amount based on the percentage (pro-rated) of the Ethanol Production Rate, which exceeds 100% of the Ethanol Production Rate Guarantee, up to a maximum payable amount of $*****:

% of Ethanol Production Rate Guarantee
103%	$	*****
106%	$	*****
109%	$	*****
112%	$	*****
115%	$	*****

(c) Any bonus amount shall be pro-rated to actual performance value. Within thirty (30) days after Final Acceptance, Contractor shall provide Owner with a final statement of the amounts of bonus owed. Payment of such bonus shall not relieve Contractor of any of its obligations hereunder. The bonus shall be paid by Owner to Contractor not later than thirty (30) days after Final Acceptance.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

Section 11.09. Determination of Performance.

Subject to the tolerances set forth below, Contractor’s compliance with the Guaranteed Performance Levels, or the extent of its failure to comply therewith, for purposes of achieving Final Acceptance and calculating applicable liquidated damages and bonuses shall be determined on the basis of the Guaranteed Performance Tests conducted in accordance with Article X and the results of such tests shall be conclusive for such purpose. The performance levels of the Ethanol Plant shall be determined pursuant to the Scope of Work and shall be measured concurrently at the same point while the Ethanol Plant is operating in compliance with the Emissions Guarantee.

Section 11.10. Retainage.

(a) No later than the earlier of (a) the Financial Closing Date or (b) the date on which Owner provides a Notice to Proceed, Contractor shall, at its own expense, cause the LC Issuing Bank to issue and maintain, by renewal or replacement, for the periods specified herein irrevocable, unconditional, transferable, standby, revolving letters of credit in favor of Owner meeting the requirements of this Section 11.10 and in form and substance reasonably acceptable to Owner (as shown on Exhibit T herein) (individually and collectively, the “Letter of Credit”). The Letter of Credit shall constitute security for Contractor’s obligations hereunder. No later than thirty (30) days after the Effective Date, Contractor shall provide to Owner a written commitment, in form and substance reasonably acceptable to Owner, from the LC Issuing Bank that it will issue and maintain the Letter of Credit. Owner may, in its sole discretion, assign the Letter of Credit and such written commitment to any Financing Party, lending agency, trustee or their assignees or designees without the consent of Contractor. All fees and charges, including, without limitation, issuing, commitment and operation fees and charges, relating to the Letter of Credit shall be borne by Contractor. The Letter of Credit shall comply with and be subject to the following terms and conditions:

(b) Upon issuance, the Letter of Credit shall have a face amount equal to the sum of (i) ***** percent (*****%) of the total payments made (or to be made) by Owner to Contractor through the date of such issuance and (ii) ***** percent (*****%) of the Milestone Payments projected to be made after the issuance date through the end of the current calendar quarter. On or before the first day of each calendar quarter thereafter, Contractor shall increase the face amount of the Letter of Credit by an amount equal to (i) ***** percent (*****%) of the Milestone Payments projected to be made during such calendar quarter, plus (ii) ***** percent (*****%) of the amount by which actual Milestone Payments made during the previous calendar quarter exceeded the projected Milestone Payments for such calendar quarter, less (iii) ***** percent (*****%) of the amount by which the projected Milestone Payments for the previous calendar quarter exceeded the actual Milestone Payments made during such calendar quarter. Contractor shall not be entitled to receive payments hereunder unless it has provided Owner with satisfactory evidence that the Letter of Credit has been increased as set forth above. After the Ethanol Plant has

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

successfully completed the Guaranteed Performance Tests and meets or exceeds the Guaranteed Performance Levels, Contractor may reduce the face amount of the Letter of Credit to an amount equal to ***** percent (*****%) of the Ethanol Plant Price. Thirty (30) days after Final Acceptance, Owner shall return the Letter of Credit to the LC Issuing Bank with instructions for cancellation.

(c) Owner shall have the right to draw upon the Letter of Credit by presenting to the LC Issuing Bank a draw certificate pursuant to the Letter of Credit attached hereto as Exhibit T. On the date Owner presents a draw certificate, it shall give simultaneous notice thereof to Contractor. Owner may draw upon the Letter of Credit for Schedule Liquidated Damages, Performance Liquidated Damages, for payment of unpaid Subcontractors and Vendors (except in the case of a good-faith dispute between Contractor and any such Subcontractor or Vendor, of which Contractor has given prior notice to Owner for which no lien has been filed or has been covered by posting of an appropriate surety bond in accordance with Applicable Law), for payments made to remove Liens filed by Contractor or its Subcontractors and Vendors (except as may be provided in Section 3.25), in the case of any and all other amounts payable to Owner hereunder for which Contractor is in default in payment, or for defective work under Section 12.1 not remedied by Contractor as required hereunder. In the event that (i) Owner draws upon the Letter of Credit without prior demand and (ii) it is subsequently determined by a court or arbitration tribunal that the Owner’s drawing under the Letter of Credit was without basis or otherwise improper, Owner shall be responsible for payment of all costs and expenses (including, but not limited to, bank fees and reasonable attorneys’ fees) incurred by Contractor as a result of such improper draw, in addition to such other relief as may be awarded by the court or tribunal, provided, however, no indirect or consequential damages of any kind or character may be claimed by Contractor or shall be payable by Owner. Any amounts drawn by Owner under the Letter of Credit shall count towards Contractor’s overall limit of liability under Section 18.15(c).

(d) Each Letter of Credit shall have a term of at least twelve (12) months. At least thirty (30) days prior to the expiration of the Letter of Credit then in effect, Contractor shall cause the LC Issuing Bank to renew the Letter of Credit or issue a new Letter of Credit and deliver such renewed or new Letter of Credit to Owner.

(e) Owner, at Owner’s expense, shall have the right to require Contractor to provide a bond to pay Liens or claims pursuant to Section 53.201 through 53.211 of The Texas Property Code.

Section 11.11. Corporate Guaranty. Contractor is a Tennessee Corporation. The guarantor of Contractor’s performance hereunder is GEA Group AG (“Contractor’s Guarantor”). At Financial Closing, Contractor shall provide to Owner an irrevocable, unconditional guaranty from Contractor’s Guarantor in the form of Exhibit I, duly executed by the Contractor’s Guarantor for the benefit of Owner.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

ARTICLE XII

CONTRACTOR’S WARRANTIES

Section 12.01. Warranties.

(a) Contractor warrants to Owner that all Equipment (other than the FBG) and other items furnished under this Agreement by Contractor shall be new and of good quality, and shall be free from improper workmanship and defective materials.

(b) Contractor warrants to Owner that (i) the Work will be performed in a good and workmanlike manner and according to Good Engineering Practices, (ii) the Ethanol Plant and FBG Work will conform to and be designed, engineered and constructed in accordance with the Drawings, Scope of Work and other terms of this Agreement and contain the equipment, supplies and materials described in the Scope of Work.

(c) Contractor reaffirms its warranties contained in the License Agreement.

(d) Intentionally Left Blank.

(e) Contractor warrants that it shall remedy any breach of the preceding warranties or any Defects, as provided herein, that appear within a period of twelve (12) months from the Substantial Completion Date or eighteen (18) months from delivery of Equipment, whichever period expires first (“Warranty Period”). Except as provided below, Contractor shall bear all costs of corrections and repairs. Owner shall notify Contractor of any warranty, breach or any Defects reasonably promptly upon discovery. The provisions of this Section apply to Work done by Subcontractors and Vendors of Contractor as well as Work done directly by Contractor. If and in the event Owner notifies Contractor of a Defect within the Warranty Period, Contractor, at Contractor’s expense, shall perform all work necessary to remedy the breach of warranty or Defect as Owner’s sole remedy for such breach of warranty or Defect (as provided in Section 12.02) and the repair or replacement work performed to accomplish that purpose shall be subject to an additional one-year express warranty from the date the repair or replacement is completed, but in no event beyond thirty-six (36) months after Mechanical Completion.

(f) THE WARRANTIES OF CONTRACTOR SET FORTH IN THIS AGREEMENT AND IN THE LICENSE AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED (INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM COURSE OF DEALING AND USAGE OF TRADE).

Section 12.02. Repair of Nonconforming Work.

If the Work is found to contain Defects, or Contractor is otherwise in breach of any of the warranties set forth in Section 12.01 within the Warranty Period, Contractor shall at its expense correct, repair or replace such Defect or otherwise cure such breach as promptly as practicable upon being given notice thereof. In no event shall Contractor’s obligations under this Section 12.02 extend beyond thirty-six (36) months after Mechanical Completion. Except for labor provided by Owner, which is available and capable of correcting a Defect, which shall require the lesser of ***** man-hours or cost less than $***** in labor, Contractor shall bear all costs and expenses associated with correcting any Defect or breach of warranty, including, without limitation, necessary disassembly, transportation, reassembly and retesting, as well as reworking, repair or replacement of such Work, and disassembly and reassembly of piping, ducts, machinery, Equipment or other Work as necessary to give access to improper, defective or non-conforming Work. Contractor’s obligations under this Section shall not be impaired or otherwise adversely affected by any actual or possible legal obligation or duty of any Vendor or Subcontractor to Contractor or Owner concerning any Defect or breach of warranty. If Contractor fails to complete or undertake with due diligence to complete the correction of any Defect or cure of any breach of warranty as required herein within twenty (20) days after receipt of written request by Owner to perform such obligations, then Owner, upon three (3) Business Days’ advance notice to Contractor, may correct or cause to be corrected such Defect or cure such breach of warranty and Contractor shall be liable for all reasonable costs, charges, and expenses incurred by Owner in connection therewith, and Contractor shall within thirty (30) days after request therefor pay to Owner an amount equal to such costs, charges, and expenses. Any such request by Owner shall be accompanied by proper documentation evidencing such costs, charges and expenses. Any amounts not paid when due shall accrue interest at the Reference Rate from the date due until paid.

Section 12.03. Intentionally Left Blank.

Section 12.04. Repairs and Testing by Owner.

(a) During the Warranty Period, without prior notice to the Contractor and without affecting the warranties of Contractor hereunder, Owner shall be permitted to (i) make repairs or replacements on Equipment so long as the repair or replacement involves the correct installation of spare parts, and (ii) adjust or test Equipment as outlined in the instruction manuals provided by the Contractor.

(b) In the event of an emergency and, in the reasonable judgment of Owner, the delay that would result from giving notice to Contractor would cause serious loss or damage which could be prevented by immediate action, any action (including correction of Defects) may be taken by Owner or a third party chosen by Owner, without giving prior notice to the Contractor, and in the case of a Defect, the reasonable cost of correction shall be paid by the Contractor. In the event such action is taken by Owner, the Contractor shall be promptly notified within one Business Day after correction efforts are implemented, and shall assist whenever and wherever reasonably possible in making the necessary corrections.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

Section 12.05. Vendors and Subcontractors. Without otherwise negating Contractor’s responsibilities under this Article XII, Contractor shall, for the protection of Contractor and Owner, obtain from the Vendors and Subcontractors such guarantees and warranties with respect to Work performed and Equipment supplied, used and installed hereunder as are reasonably obtainable, which guarantees and warranties shall, if commercially practicable, equal or exceed those set forth in Section 12.01 and shall be made available and assignable to Owner and the Financing Parties to the full extent of the terms thereof. Owner shall have the right to require Contractor to secure additional warranty or extended guarantee protection pursuant to a Change Order issued in accordance with the provisions of Article VII to the extent reasonably available. Upon the earlier of the Final Acceptance Date or termination of this Agreement, Contractor shall deliver to Owner copies of all relevant unpriced contracts providing for such guarantees and warranties.

Section 12.06. Assignment of Warranties. Except as provided in Section 12.01(d) of this Agreement, upon the earlier of the expiration of the Warranty Period or termination of this Agreement, Contractor shall assign to Owner all warranties received by it from Subcontractors and Vendors or otherwise obtained under Section 12.05 pertaining to the Ethanol Plant and FBG Work. Such assignment of warranties to Owner must also allow Owner to further assign such warranties. However, in the event that Owner makes any warranty claim against Contractor with respect to Equipment or services supplied in whole or in part by any Subcontractor or Vendor, and Contractor fulfills its obligations with respect to such claim by Owner, Contractor shall be entitled to enforce for its own benefit any warranty given by such Subcontractor or Vendor with respect to such Equipment and services.

ARTICLE XIII

CONTRACTOR’S REPRESENTATIONS

Section 13.01. Representations and Warranties.

(a) Contractor represents and warrants to Owner that (i) Contractor is a corporation duly organized, validly existing, and in good standing under the laws of Tennessee and is duly authorized and qualified to conduct business in the State of Texas, (ii) Contractor has all requisite power and authority to conduct its business, own its properties and execute and deliver this Agreement and the License Agreement and perform its obligations hereunder and thereunder in accordance with the terms hereof and thereof, (iii) the execution, delivery, and performance of this Agreement and the License Agreement have been duly authorized by all requisite action and this Agreement and the License Agreement each constitutes the legal, valid and binding obligation of Contractor, enforceable against Contractor in accordance with its terms, (iv) neither the execution, delivery or performance of this Agreement or the License Agreement conflicts with, or results in a violation or breach of the terms, conditions or provisions of, or constitutes a default under, the organizational documents of Contractor or any agreement, contract, indenture or other instrument under which Contractor or its assets are bound, nor violates or, to its knowledge, conflicts with any Applicable Law or any judgment, decree, order, writ, injunction or award applicable to Contractor, (v) Contractor is not in violation of any Applicable Law or Applicable Permit, which violations, individually or in the aggregate, would have a material adverse effect on its performance of its obligations under this Agreement or to its knowledge the License Agreement, (vi) Contractor is the holder of all governmental consents, licenses, permissions and other authorizations and Applicable Permits required to operate and conduct its business now and as contemplated by this Agreement or the License Agreement, other than the Contractor Permits and Owner Permits which will be obtained in accordance with the terms of this Agreement, (vii) to its knowledge there is no pending controversy, legal action, arbitration proceeding, administrative proceeding or investigation instituted, or to the best of Contractor’s knowledge threatened, against or affecting, or that could affect, the legality, validity and enforceability of this Agreement or the License Agreement, or the performance by Contractor of its obligations under this Agreement or, to its knowledge, the License Agreement, nor does Contractor know of any basis for any such controversy, action, proceeding or investigation, (viii) Contractor has examined this Agreement and the License Agreement, including all Exhibits attached hereto and thereto, thoroughly and become familiar with all its terms and provisions; (ix) Intentionally Left Blank; (x) Contractor has visited and examined the Property Site and is reasonably familiar with such Property Site and surrounding area and, based on such visit and examination, has no reason to believe that Contractor will be unable to complete the Work in accordance with this Agreement, and to the best of its knowledge and with due diligence, has reviewed the other documents and information reasonably necessary and available to Contractor in order to ascertain the nature, location and scope of the Work, the character and accessibility of the Property Site, the existence of obstacles to construction of the Ethanol Plant and performance of the Work, the availability of facilities and utilities, and the location and character of existing or adjacent work or structures, and (xi) the access rights granted to or obtained by Contractor to the Job Site are adequate for the performance of the Work and operation of the Ethanol Plant and (xii) to its knowledge by itself and through its Subcontractors and Vendors, Contractor has all necessary rights in all intellectual property rights, trade secrets, proprietary rights, patents, copyrights, or trademarks, if any, necessary to the performance of its duties under this Agreement and the License Agreement.

(b) Owner represents and warrants to Contractor that (i) Owner is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware and is duly authorized and qualified to conduct business in the State of Texas; (ii) Owner has all requisite power and authority to conduct its business, own its properties and execute and deliver this Agreement and the License Agreement and perform its obligations hereunder and thereunder in accordance with the terms hereof and thereof; (iii) the execution, delivery, and performance of this Agreement and the License Agreement have been duly authorized by all requisite action and this Agreement and the License Agreement each constitutes the legal, valid and binding obligation of Owner, enforceable against Owner in accordance with its terms; (iv) neither the execution, delivery or performance of this Agreement or the License Agreement conflicts with, or results in a violation or breach of the terms, conditions or provisions of, or constitutes a default under, the organizational documents of Owner or any agreement, contract, indenture or other instrument under which Owner or its assets are bound, nor violates or, to its knowledge, conflicts with any Applicable Law or any judgment, decree, order, writ, injunction or award applicable to Owner, (v) Owner is not in violation of any Applicable Law or Applicable Permit, which violations, individually or in the aggregate, would have a material adverse effect on its performance of its obligations under this Agreement or, to its knowledge, the License Agreement; and (vi) Owner is the holder of all governmental consents, licenses, permissions and other authorizations and Applicable Permits required to operate and conduct its business now and as contemplated by this Agreement and the License Agreement, other than the Owner Permits which will be obtained in accordance with the terms of this Agreement.

Section 13.02. Survival of Representations and Warranties. The representations and warranties of the Parties herein shall survive termination of this Agreement. Notwithstanding that certain of the representations and warranties contained in Section 13.01 are stated to be within the knowledge of a Party, Contractor and Owner acknowledge and agree that such statements are not intended to, and shall not, release or limit their respective obligations under this Agreement.

ARTICLE XIV

FORCE MAJEURE AND OWNER CAUSED DELAY

Section 14.01. Definition of Force Majeure Event.

(a) As used herein, the term “Force Majeure Event” shall mean any event or circumstance, or combination of events or circumstances, that arise after the date hereof, are beyond the reasonable control of the Party claiming the Force Majeure Event, are unavoidable or could not be prevented or overcome by the reasonable efforts and due diligence of the Party claiming the Force Majeure Event and have an impact which will actually, demonstrably, adversely and materially affect the critical path of the Work and performance of its obligations in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, events that may give rise to a Force Majeure Event include, without limitation, acts of God, natural disasters, fires, earthquakes, lightning, floods, storms, civil disturbances, riots, war, strikes, lockouts or other labor disputes, not attributable to Contractor, and the action of or failure to act on the part of any Government Authority having or asserting jurisdiction that is binding upon the Parties and has been opposed by all reasonable means. For the avoidance of doubt, the term “Force Majeure Event” does not include, without limitation, Site-specific or Contractor-specific events that affect the cost or availability of equipment, labor, materials or supplies (except as provided in Section 14.08), or strikes, lockouts or other labor disputes with respect to the Labor of the Party (or its Subcontractors) desiring to claim a Force Majeure Event.

(b) Contractor has included ordinary lost days due to anticipated adverse weather in its agreement to perform within the times set forth herein and thus Contractor shall not be entitled to an extension of the time as a result of weather conditions normally experienced in the geographic area. Only when the number of days lost for a Force Majeure Event arising out of adverse weather exceeds the number usually encountered in the geographic area for any given period (as reported by the National Weather Service or some other agency) will an extension of time be granted for such excess.

Section 14.02. Notice of Force Majeure Event. The Party claiming a Force Majeure Event shall within five (5) Business Days after it knows or should have known of the occurrence of the Force Majeure Event (or in any event, no later than sixty (60) days after the commencement of the Force Majeure Event), give the other Party written notice describing the details of the cause and nature of the Force Majeure Event, the anticipated length of delay due to the Force Majeure Event and any other affect on the Party’s performance of its obligations hereunder; provided that if the Force Majeure Event results in a breakdown of communications rendering it not reasonably practicable to give notice within the applicable time limit specified herein, then the Party claiming a Force Majeure Event shall give such notice as soon as reasonably practicable after the reinstatement of communications, but no later than five (5) Business Days after such reinstatement. Within fifteen (15) days after initial notification, such Party shall provide documentation of the occurrence and duration of such Force Majeure Event to the other Party and shall thereafter provide the other Party with periodic supplemental updates to reflect any change in information given to the other Party as often as requested by the other Party. The Party claiming the Force Majeure Event shall give notice to the other Party of (a) the cessation of the relevant Force Majeure Event and (b) the cessation of the effects of such Force Majeure Event on the performance by it of its obligations under this Agreement as soon as practicable after becoming aware of each of (a) and (b) above.

Section 14.03. Delay from Force Majeure Event. So long as the conditions set forth in this Section 14.03 are satisfied and subject to Section 14.07, neither Party shall be responsible or liable for or deemed in breach of this Agreement because of any failure or delay in complying with its obligations under or pursuant to this Agreement to the extent that such failure has been caused, or contributed to, by one or more Force Majeure Events or its effects or by any combination thereof, and in such event:

(a) except as otherwise provided herein, the performance by the Party claiming the Force Majeure Event of its obligations hereunder shall be suspended, and in the event that such Party is required to start or complete an action, including achievement of any of Contractor’s guaranteed dates hereunder, during or by a specific date or period of time, such start date or period for completion shall be extended, on the condition that: (i) such suspension of performance and extension of time shall be of no greater scope and of no longer duration than is required by the effects of the Force Majeure Event; (ii) the Party claiming the Force Majeure Event complies with Section 14.02; and (iii) the Party claiming the Force Majeure Event continually uses commercially reasonable efforts to alleviate and mitigate the cause and effect of the Force Majeure Event and remedy its inability to perform;

(b) except as otherwise provided herein, the performance by the Party not claiming the Force Majeure Event of its obligations hereunder shall be suspended, and in the event that such Party is required to start or complete an action during a specific period of time, such start date or period for completion shall be extended; provided that such suspension of performance and extension of time shall be of no greater scope and of no longer duration than is required by any suspension of performance or extension of time pursuant to the preceding clause (a) or other effects of the Force Majeure Event; and

(c) in the event Contractor desires to claim a Force Majeure Event, it must submit a request for Changes pursuant to Section 7.02(b), and for the first sixty (60) calendar days of a Force Majeure event, Contractor shall only be entitled to suspension of performance or extension of time (including an extension of any Guaranteed Interim Completion Date and/ or Guaranteed Substantial Completion Date) with respect thereto in accordance with the principles of Section 14.03 and 7.02(b).

Section 14.04. Definition of Owner Caused Delay. As used herein, the term “Owner Caused Delay” shall mean a delay that will adversely and materially affect the critical path of the Work or Contractor’s timely completion of its Guaranteed Dates, which delay was caused primarily as a result of Owner’s unexcused delay or failure to perform its obligations hereunder.

Section 14.05. Notice of Owner Caused Delay. In the event Contractor desires to claim an Owner Caused Delay, Contractor shall within five (5) Business Days after it knows or should have known of the occurrence of the Owner Caused Delay, give Owner written notice describing the details of the Owner Caused Delay. Within fifteen (15) days after initial notification, Contractor shall provide documentation of the occurrence and duration of such Owner Caused Delay to Owner and shall thereafter provide Owner with periodic supplemental updates to reflect any change in information given to Owner as often as reasonably requested by Owner.

Section 14.06. Delay from Owner Caused Delay. So long as the conditions set forth in this Section 14.06 are satisfied and subject to Section 14.07, Contractor shall not be responsible or liable for or deemed in breach of this Agreement because of any failure or delay in completing the Work in accordance with the Project Schedule or timely achieving any Guaranteed Dates hereunder or to the extent that such failure has been caused by one or more Owner Caused Delays, and in such event, except as otherwise provided herein, the start date or period for completion of any portion of the Work shall be extended, on the condition that: (i) such suspension of performance and extension of time shall be of no greater scope and of no longer duration than is required by the effects of the Owner Caused Delay; (ii) Contractor complies with Section 14.05; and (iii) Contractor provides all assistance reasonably requested by Owner for the elimination or mitigation of the Owner Caused Delay. In the event Contractor desires to claim an Owner

Caused Delay, it must submit a request for Changes pursuant to Section 7.02(c), and Contractor shall be entitled to suspension of performance or extension of time (including an extension of any Guaranteed Dates) together with demonstrated reasonable extended Job Site overhead, standby labor or other costs, including but not limited to, idle equipment costs, incurred by reason of such delay pursuant to the terms of this Section and Section 7.02(c).

Section 14.07. Performance Not Excused. The payment of money owed shall not be excused because of a Force Majeure Event or Owner Caused Delay. In addition, a Party shall not be excused under this Article from timely performance of its obligations hereunder to the extent that the claimed Force Majeure Event or Owner Caused Delay was caused by any negligent or intentional acts, errors, or omissions, or for any breach or default of this Agreement by such Party. Furthermore, no suspension of performance or extension of time shall relieve the Party benefiting therefrom from any liability for any breach of the obligations that were suspended to the extent such breach occurred prior to the occurrence of the applicable Force Majeure Event or Owner Caused Delay, nor shall such suspension or extension relieve such Party from any liability for failure to comply with the time period that was extended.

Section 14.08. Hurricane Reconstruction. The parties acknowledge that the Gulf Coast region of the southeastern U.S. sustained significant property damage due to Hurricanes Katrina and Rita in August and September 2005. To the extent that reconstruction activities in the region, whether undertaken by or on behalf of governmental authorities or private entities, result in the unavailability or increased costs of qualified labor or materials necessary for the Work, Contractor shall be entitled to a change order (or change orders) for delays in the time of performance hereunder of up to a cumulative total of 45 days, and/or the resulting increase in costs, up to a maximum amount of $*****, upon presentation of supporting documents reasonably acceptable to Owner showing the need for such additional time and/or the increased cost of such labor or materials over Contractor’s budgeted amount for such items, as they may be, or other reasonably acceptable evidence of the unavailability of such labor or materials.

ARTICLE XV

TERMINATION

Section 15.01. Contractor Events of Default. The occurrence and continuation of any of the following events shall constitute an event of default by Contractor (each a “Contractor Event of Default”):

(a) the failure of Contractor, after notice from Owner as provided in Section 15.01(e), to pay Schedule Liquidated Damages as required herein;

(b) the failure of Contractor, after notice from Owner as provided in Section 15.01(e), to pay Performance Liquidated Damages as required herein;

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

(c) the failure of Contractor, after notice and an opportunity to cure as provided in Section 15.01(e), to achieve Final Acceptance within one hundred eighty (180) days after the Guaranteed Substantial Completion Date (as may be extended under the terms of this Agreement);

(d) If between Substantial Completion and Final Acceptance, the Ethanol Plant is not capable of being operated at Minimum Performance Levels in accordance with the operating procedures provided by Contractor as required in the Scope of Work, all Applicable Permits, all operating conditions specified in the Scope of Work and all other material requirements of the Agreement, other than temporary interruptions in connection with performance testing and corrective measures, if any, undertaken by Contractor hereunder (subject to the notice and cure periods set forth in paragraph (h) below);

(e) any failure by Contractor to make any payment or payments required to be made to Owner under this Agreement within fifteen (15) days after receipt of written notice from Owner of Contractor’s failure to make such payment or payments unless a different period for when payment is due is provided in this Agreement, except where such payment or payments are disputed by Contractor in good faith;

(f) any event of default in this Section 15.01, or any material breach by Contractor of any representation or warranty contained herein or in the License Agreement or any other material obligation or provision under this Agreement or the License Agreement not otherwise specified in this Section 15.01, and (i) such breach or default is not cured by Contractor within fifteen (15) days after notice thereof from Owner, or (ii) if such breach or default is not capable of being cured within such fifteen (15) day period, Contractor (A) fails to commence to cure such breach or default within such fifteen (15) day period, and (B) fails to thereafter diligently prosecute the cure to completion;

(g) any of the following occurs: (i) Contractor or Contractor’s Guarantor consents to the appointment of or taking possession by, a receiver, a trustee, custodian, or liquidator of itself or of a substantial part of its assets, or fails or admits in writing its inability to pay its debts generally as they become due, or makes a general assignment for the benefit of creditors; (ii) Contractor or Contractor’s Guarantor files a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any applicable bankruptcy or insolvency laws or an answer admitting the material allegations of a petition filed against it in any such proceeding, or seeks relief by voluntary petition, answer or consent, under the provisions of any now existing or future bankruptcy, insolvency or other similar law providing for the liquidation, reorganization, or winding up of business entities, or providing for an agreement, composition, extension, or adjustment with its creditors; (iii) a substantial part of Contractor’s or Contractor’s Guarantor’s assets is subject to the appointment of a receiver, trustee, liquidator, or custodian by court order and such order shall remain in effect for more than thirty (30)

days; or (iv) Contractor or Contractor’s Guarantor is adjudged bankrupt or insolvent, has any property sequestered by court order and such order remains in effect for more than thirty (30) days, or has filed against it a petition under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and such petition is not dismissed within thirty (30) days of such filing;

(h) the dissolution of Contractor, except for the purpose of merger, consolidation or reorganization where the successor expressly assumes Contractor’s obligations hereunder and such assignment and assumption does not materially adversely affect the ability of the successor to perform its obligations under this Agreement and each Corporate Guaranty remains in full force and effect for the obligations of such successor;

(i) the transfer by Contractor of (i) all or a substantial portion of the rights and/or obligations of Contractor hereunder, except for an assignment permitted hereunder, or (ii) all or a substantial portion of the assets or obligations of Contractor, except where the transferee expressly assumes the transferred obligations and such transfer does not materially adversely affect the ability of Contractor or the transferee, as applicable, to perform its obligations under this Agreement, as determined by Owner in its sole discretion;

(j) the failure of Contractor to provide at Financial Closing and maintain in full force and effect at all times thereafter as required herein a Corporate Guaranty of Contractor’s Guarantor as provided in Section 11.11;

(k) the failure to provide and maintain the Letter of Credit as required by Section 11.10; or

(l) Contractor’s Guarantor shall fail to perform, observe, or comply in any material respect with any covenant, agreement, or term contained in the Corporate Guaranty on and after the Financial Closing, after fifteen (15) days from written notice thereof to Contractor, and if such failure is capable of being remedied, such remedy shall be effected within an additional fifteen (15) days or if such failure is not or cannot be remedied within such period then Contractor Default shall then occur.

Section 15.02. Termination by Owner due to Contractor Default.

(a) Upon the occurrence and during the continuance of a Contractor Event of Default, Owner may terminate this Agreement, without prejudice to any other rights and remedies available to Owner under this Agreement or at law, fifteen (15) days from written notice thereof to Contractor, which termination shall be effective at the end of such 15-day period unless the default has been cured as required hereunder by such date.

(b) In the event of a termination by Owner under this Section, Owner shall have the right to take possession of and use all of the Contractor Equipment located at the Job Site on the date of such termination for the purpose of completing the Work and may employ any other Person to complete the Work by whatever method that Owner may deem necessary. Contractor shall not charge any rent or other fees to Owner for the use of Contractor Equipment owned by Contractor, and Contractor shall promptly assign to Owner all lease agreements for Contractor Equipment leased by Contractor. Owner may make such expenditures as in Owner’s reasonable judgment will accomplish the timely completion of the Work in accordance with the terms hereof.

(c) In the event of termination by Owner under this Section, Contractor shall not be entitled to receive any further payments under this Agreement, except for (i) payments for Work (other than Prefunding Work) completed prior to such termination for which Contractor has not previously been paid and (ii) payments for Prefunding Work, if any, due pursuant to Section 7.02. Owner shall determine the amount of consideration for such completed Work (other than Prefunding Work) in accordance with the Milestone Payment Table for completed Milestones and the Cost Plus Formula for any partially completed Milestones. Owner shall be entitled to offset against such amount due to Contractor any amounts due to Owner by Contractor. Any amounts due to Contractor under this Section 15.02(c) shall be paid to Contractor within thirty (30) days after the Final Acceptance Date (as achieved by the substitute contractor).

(d) Subject to the limits of liability as set forth in this Agreement, in the event of termination by Owner under this Section, Contractor shall be responsible for and shall reimburse Owner for the following amounts: (i) all costs and expenses reasonably incurred by Owner to engage a substitute contractor to complete (or cure deficiencies in) the Work, including, without limitation, overhead and legal, engineering and other professional expenses; (ii) all costs and expenses reasonably incurred in connection with the termination of this Agreement, including costs and expenses reasonably incurred in connection with the obligations set forth under Section 15.09; (iii) the amount by which (A) the cost to complete (or cure deficiencies in) the Work plus the amount payable by the Owner to the Contractor pursuant to this Contract, exceeds (B) the Separated Contract Price; and (iv) all Damages occasioned by reason of said default, except that Contractor agrees that Schedule Liquidated Damages (to the extent paid) shall apply in lieu of Damages for failure to achieve Substantial Completion by the Guaranteed Substantial Completion Date. Absent agreement to the contrary, in the event any termination by Owner for Default hereunder is determined pursuant to Article XVII hereof, to have been without proper basis hereunder, then such termination shall be deemed a termination for convenience.

(e) The Parties agree that the provisions of this Agreement contemplating remedies at law not expressly provided for in this Agreement are intended to address circumstances not reasonably anticipated by the specific provisions of this Agreement and shall not be construed to increase the liabilities and obligations of Contractor set forth in this Agreement.

Section 15.03. Termination by Owner for Convenience. Owner may terminate this Agreement at any time for any reason in its sole discretion by giving written notice thereof to Contractor, which termination shall be effective upon receipt of such notice by Contractor. Upon receiving any such notice of termination, Contractor shall stop performing the Work and shall cancel as quickly as possible all orders placed by it with Subcontractors and Vendors and shall use all reasonable efforts to minimize cancellation charges and other costs and expenses associated with the termination of the Agreement. In the event of a termination by Owner under this Section, Contractor shall be entitled to receive a termination payment (the “Termination Payment”) equal to the sum of the following, without duplication: (a) that portion of the Separated Contract Price that is applicable to Work (other than Prefunding Work) completed up to the date of termination that has not previously been paid to Contractor (as determined below); (b) payments for Prefunding Work, if any, due pursuant to Section 6.02; (c) the expenses reasonably incurred by Contractor in withdrawing its equipment and personnel from the Job Site and in otherwise demobilizing; (d) the expenses reasonably incurred by Contractor in terminating contracts with Subcontractors and Vendors pertaining to the Work (excluding fees of any Affiliates of Contractor), except to the extent Owner has instructed Contractor not to terminate such contracts; and (e) the expenses incurred in connection with Contractor’s obligations set forth under Section 15.08 (to the extent not otherwise reimbursed pursuant to the preceding clause (a)). Owner and Contractor shall determine the amount due to Contractor pursuant to the preceding clause (a) in accordance with the Milestone Payment Table for completed Milestones and accordance with the Cost Plus Formula for partially completed Milestones. Contractor shall document the costs claimed under clauses (b), (c), (d) and (e) above to Owner’s reasonable satisfaction and shall supply Owner with copies of the Subcontractor and Vendor invoices and other receipts covering amounts claimed under such clauses. Contractor shall submit an invoice to Owner for the Termination Payment with the supporting information and documents referred to above, and Owner shall pay such invoice within thirty (30) days after its receipt of same unless it disputes any portion thereof, in which event Owner shall only pay the undisputed portion of the Termination Payment within such thirty (30) day period and the dispute over the remainder of the claimed Termination Payment may be resolved pursuant to Article XVII. Contractor shall utilize reasonable commercial efforts to include termination for convenience provision with terms similar to the foregoing in all agreements and purchase orders with Subcontractors and Vendors.

Section 15.04. Suspension by Owner or Contractor for Convenience.

(a) Owner may suspend all or a portion of the Work to be performed under this Agreement at any time for any reason in its sole discretion by giving written notice thereof to Contractor. Upon receiving any such notice of suspension, unless the notice requires otherwise, Contractor shall: (a) immediately discontinue the Work on the date and to the extent specified in the notice; (b) place no further orders or subcontracts for Equipment, services or facilities with respect to suspended Work, other than to the extent required in the notice; (c) promptly make every reasonable effort to obtain suspension, with terms satisfactory to Owner, of all orders, subcontracts and rental agreements to the extent they relate to performance of suspended Work; (d) continue to protect and maintain the Work performed, including those portions on which Work has been suspended; and (e) take any other reasonable steps to minimize costs and expenses associated with such suspension. As full compensation for any suspension under this Section, Contractor will be reimbursed by Owner for the following costs, reasonably incurred, without duplication of any item, to the extent that such costs directly result from such suspension of the Work and to the extent that they do not reflect reimbursement for Contractor’s, Vendors’ or Subcontractors’ anticipated profit from unperformed Work: (a) a standby charge, sufficient to compensate Contractor for keeping, to the extent required in the suspension notice, its organization and the Contractor Equipment committed to the Work on a standby basis, as agreed to by Owner and Contractor; (b) all necessary and reasonable costs incurred in connection with demobilization and remobilization of Contractor’s Labor and the Contractor Equipment; and (c) an equitable amount to reimburse Contractor for the cost of receiving, maintaining and protecting that portion of Work upon which performance has been suspended, as agreed to by Owner and Contractor, but if no such agreement then subject to Article XVII. Upon delivery of notice by Owner to Contractor to resume suspended Work, Contractor shall immediately resume performance under this Agreement to the extent required in the notice. If Contractor desires to request a Change Order as a result of a suspension of Work under this Section, it must, within thirty (30) days after receipt of notice to resume the suspended Work, submit to Owner a request for Changes in accordance with Article VII, which request shall be accompanied by sufficient documentation setting forth the schedule impact and monetary extent of such claim in sufficient detail to permit reasonable analysis by Owner; provided that if such information is not available within such thirty (30) day period, Contractor shall notify Owner of such within such thirty (30) day period and provide an expected date (which shall be as soon as reasonably practicable) for providing such information. If Contractor does not submit a request for Changes within such thirty (30) day period and provide the information regarding schedule and monetary impact as required above within such thirty (30) day period (or by the expected date if not possible during such thirty (30) day period), Contractor shall not be entitled to any additional consideration or other amendments hereto and shall be deemed to have waived all claims and offsets against Owner as a result of the suspension of Work. Contractor shall permit access by Owner to pertinent records for purposes of reviewing the claims by Contractor of schedule and monetary impact. No adjustment to the Guaranteed Substantial Completion Dates, Separated Contract Price or other terms herein shall be made for any suspension of Work under this Section to the extent that performance would have been suspended, delayed or interrupted as a result of any Force Majeure Event or Contractor’s noncompliance with the requirements of this Agreement. Contractor shall use reasonable commercial efforts to include a suspension for convenience provision with terms similar to the foregoing in all agreements and purchase orders with Subcontractors and Vendors.

(b) If Financial Closing has not occurred on or before April 1, 2006 and neither Party has terminated this Agreement in accordance with any provision hereunder, then (i) Contractor shall be entitled, at its option, to suspend its performance hereunder and recover its costs of suspension in accordance with the terms of Section 15.04(a) and

(ii) the Separated Contract Price shall be adjusted to reflect any increase or decrease in the costs of the Work. If the Separated Contract Price is to be adjusted in accordance with the preceding sentence, Contractor shall submit to Owner a detailed itemization of the changed costs and reasonably sufficient documentation setting forth the changes. If the Parties are unable, after good faith efforts, to agree upon the appropriate adjustment in the Separated Contract Price, then either Party shall have the right to terminate this Agreement by ten (10) days notice to the other Party.

Section 15.05. Termination Due To Force Majeure Event. If a Force Majeure Event has occurred and continues for a period of at least one hundred twenty (120) calendar days per single event and one hundred eighty (180) days in the aggregate, then, notwithstanding that the Parties may by reason thereof have been granted an extension of required dates, either Party may deliver a written notice to the other Party stating its intention to terminate this Agreement. If at the expiration of thirty (30) days after the other Party’s receipt of such notice, the Force Majeure Event is continuing, this Agreement shall terminate immediately. In the event of such termination, Contractor shall be entitled to receive (a) payments for Work (other than Prefunding Work) completed prior to such termination for which Contractor has not previously been paid and (b) payments for Prefunding Work, if any, due pursuant to Section 6.02 to the extent not previously paid by Owner. The amount of consideration for such completed Work (other than Prefunding Work) shall be determined in accordance with the Milestone Payment Table for completed Milestones and the Cost Plus Formula for any partially completed Milestones. Each Party shall bear its own costs and expenses in connection with a termination of this Agreement pursuant to this Section 15.05.

Section 15.06. Termination by Contractor. Contractor may terminate this Agreement upon the following terms and conditions:

(a) In the event that Owner fails to (i) make any payment of amounts due to Contractor hereunder by the date such payment becomes due (other than payment of amounts disputed in good faith by Owner) in accordance with this Agreement or (ii) perform any material obligation required of Owner under this Agreement, Contractor may give written notice thereof to Owner. If within fifteen (15) days after such notice by Contractor, Owner’s failure to perform its obligations is not cured or the amount due, plus any interest due thereon, is not paid, then Contractor shall have, at its option, the right to suspend its performance of the Work. If Contractor so suspends performance of the Work hereunder, it shall immediately resume performance of the Work upon receipt of payment of the amounts due (other than disputed amounts). At any time during a suspension of Work by Contractor under this paragraph (a), Contractor may give written notice to Owner of its intent to terminate this Agreement. If all amounts due (other than disputed amounts) are not paid by Owner or failure of performance is not cured within sixty (60) days after such notice by Contractor, this Agreement shall terminate immediately. In the event of such termination, Contractor shall be entitled to a Termination Payment in accordance with the terms of Section 15.03.

(b) If after the Financial Closing Date, the duration of suspension of Work by Owner pursuant to Section 15.04 and Owner Caused Delays exceed one hundred twenty (120) calendar days per single event and one hundred eighty (180) days in the aggregate, Contractor may give written notice to Owner of its intention to terminate this Agreement. If at the expiration of thirty (30) days after such notice by Contractor, Owner has not provided Contractor with a notice to resume the suspended Work or the Owner Caused Delay is continuing, as the case may be, this Agreement shall terminate immediately. In the event of such termination, Contractor shall be entitled to receive compensation for Work completed prior to such termination for which Contractor has not previously been paid. The amount of consideration for such completed Work shall be determined in accordance with the Milestone Payment Table for completed Milestones and the Cost Plus Formula, for any partially completed Milestones.

(c) In the event the Financial Closing Date has not occurred by August 1, 2006, Contractor shall be entitled to receive compensation for Work completed prior to such termination for which Contractor has not previously been paid in accordance with the terms of this Agreement.

Section 15.07. Continuing Obligations and Remedies During Event of Default. In the event of the occurrence of any default hereunder (a) neither Party shall be relieved of any of its liabilities or obligations hereunder, unless and until such liabilities and obligations are terminated in accordance with the provisions hereof, and (b) each Party shall have the right to pursue any right or remedy available to it hereunder.

Section 15.08. Obligations Upon Termination. Upon a termination of this Agreement pursuant to this Article XV: (a) Contractor shall leave the Job Site and remove from the Job Site all the Contractor Equipment, waste, rubbish and Hazardous Material as Owner may request; (b) Owner shall take possession of the Job Site and of the Equipment (whether at the Job Site, in transit or otherwise), (c) Contractor shall promptly assign to Owner or its designee any contract rights (including warranties, licenses, patents and copyrights) that it has to any and all Equipment and the Work, including, without limitation, contracts with Subcontractors and Vendors, and Contractor shall execute such documents as may be reasonably requested by Owner to evidence such assignment; (d) Contractor shall promptly furnish Owner with copies of all Drawings and, to the extent available, Final Plans; (e) Contractor shall assist Owner in preparing an inventory of all Equipment in use or in storage at the Job Site; and (f) Contractor shall take such other action as may be reasonably required hereunder upon termination of this Agreement.

Section 15.09. Termination and Survival of Terms. Upon termination of this Agreement pursuant to this Article XV, the rights and obligations of the Parties hereunder shall terminate, except for (a) rights and obligations accrued as of the termination, (b) rights and obligations arising out of events occurring prior to the termination, and (c) all other rights and obligations of the Parties which by their nature or by implication are intended to survive termination.

ARTICLE XVI

INDEMNIFICATION

Section 16.01. Contractor Indemnification. To the extent of and in proportion to its share of negligence as determined pursuant to Section 16.04, Contractor agrees to indemnify, defend and hold Owner and its Affiliates and their respective directors, officers, employees, representatives, and agents harmless from and against any and all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Damages”) asserted against or incurred by such indemnities by reason of or resulting from any and all of the following:

(a) any bodily injury, death or damage to property (to the extent not covered by insurance coverage obtained pursuant to Section 9.09 hereof) caused by any negligent act or omission or the willful misconduct of Contractor or its Subcontractors or Vendors relating to this Agreement;

(b) any third party (excluding Affiliates of Owner or Financing Parties) claims arising out of bodily injury, death or damage to property (to the extent not covered by insurance coverage obtained pursuant to Section 9.09 hereof) arising out of any defective and/or nonconforming Work;

(c) claims by any Government Authority for any Contractor Taxes;

(d) any pollution or contamination which may originate from sources in Contractor’s and its Subcontractors’ and Vendors’ possession and control, excluding Pre-Existing Hazardous Material (except to the extent that Contractor’s or its Subcontractors’ or Vendors’ acts or omissions have been grossly negligent or willful with respect thereto and thereby caused a release of Pre-Existing Hazardous Material or exacerbated the Pre-Existing Hazardous Material), including, without limitation, from Hazardous Material, toxic waste, industrial hazards, sanitary waste, fuel, lubricant, motor oil, paint, solvent, bilge and garbage; and

(e) any Lien in respect to the Facility, this Agreement, the Equipment, the Job Site or any fixtures or personal property included in the Work (whether or not any such Lien is valid or enforceable) created by, through or under, or as a result of any act or omission (or alleged act or omission) of, Contractor or any Subcontractor, Vendor or other Person providing labor or materials in connection with the Work, except where the Lien results from Owner’s failure to fulfill its payment obligations hereunder.

Section 16.02. Owner Indemnification. To the extent of and in proportion to its share of negligence as determined pursuant to Section 16.04, Owner agrees to indemnify, defend and hold Contractor and its Affiliates and their respective directors, officers, employees, representatives, agents, advisors, consultants and counsel harmless from and against any and all Damages asserted against or incurred by such indemnitees by reason of or resulting from any and all of the following:

(a) claims by any Government Authority for any Owner Taxes;

(b) any Pre-Existing Hazardous Material on the Property Site, except to the extent that Contractor’s or its Subcontractors’ or Vendors’ acts or omissions have been grossly negligent or willful and thereby caused a release of Pre-Existing Hazardous Material or exacerbated the Pre-Existing Hazardous Material; and

(c) any claim, action or proceeding by any Person for unauthorized disclosure, infringement or use of any trade secrets, proprietary rights, intellectual property rights, patents, copyrights or trademarks arising from Contractor’s use of purchased or supplied specification for the Fluidized Bed Gasifier Equipment and/ or any other Vendor Equipment;

(d) any claim for bodily injury, death or damage to property (to the extent not covered by insurance coverage obtained pursuant to Section 9.09 hereof) caused by any negligent act or omission or the willful misconduct of Owner or those acting on its behalf (other than Contractor and its Subcontractors and Vendors); and

(e) any claim against Contractor by any taxing authority in the event Owner contests an assessment for sales and/or use or excise taxes as provided in Section 3.24.

Section 16.03. Conditions of Indemnification. The respective rights and obligations of the Parties and the other indemnitees under this Article XVI with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(a) Notice of Proceedings. Within fourteen (14) days (or such earlier time as might be required to avoid prejudicing the indemnifying Party’s position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the Person claiming to be indemnified under the terms of this Section (the “indemnified Person”) shall give the Party from which indemnification is sought (the “indemnifying Party”) written notice thereof, together with a copy of such claim, process or other legal pleading. Failure of the indemnified Person to give such notice will not reduce or relieve the indemnifying Party of liability hereunder unless and to the extent that the indemnifying Party was precluded from defending such claim, action, suit or proceeding as a result of the failure of the indemnified Person to give such notice. In any event, the failure to so notify shall not relieve the indemnifying Party from any liability that it may have to the indemnifying Person otherwise than under this Article XVI.

(b) Conduct of Proceedings. Each Party and each other indemnitee shall have the right, but not the obligation, to contest, defend and litigate any claim, action, suit or proceeding by any third party alleged or asserted against it arising out of any matter in respect of which it is entitled to be indemnified hereunder and the reasonable costs and expenses thereof (including reasonable attorneys’ fees and expert witness fees) shall be subject to the said indemnity; provided that the indemnifying Party shall be entitled, at its option, to assume and control the defense of such claim, action, suit or proceeding at its expense upon its giving written notice thereof to the indemnified Person. The indemnified Person shall provide reasonable assistance to the indemnifying Party, at the indemnifying Party’s expense, in connection with such claim, action, suit or proceeding. Upon such assumption, the indemnifying Party shall reimburse the indemnified Person for the reasonable costs and expenses previously incurred by it prior to the assumption of such defense by the indemnifying Party. The indemnifying Party shall keep the indemnified Person informed as to the status and progress of such claim, action, suit or proceeding. Except as set forth in paragraph (c) below, in the event the indemnifying Party assumes the control of the defense, the indemnifying Party will not be liable to the indemnified Person under this Article for any legal fees or expenses subsequently incurred by the indemnified Person in connection with such defense. The indemnifying Party shall control the settlement of all claims over which it has assumed the defense; provided, however, that the indemnifying Party shall not agree to or conclude any settlement that affects the indemnified Person without the prior written approval of the indemnified Person (whose said approval shall not be unreasonably withheld).

(c) Representation. In the event the indemnifying Party assumes control of the defense, the indemnified Person shall have the right to employ its own counsel and such counsel may participate in such claim, action, suit or proceeding, but the fees and expenses of such counsel shall be at the expense of such indemnified Person, when and as incurred, unless: (i) the employment of counsel by such indemnified Person has been authorized in writing by the indemnifying Party; (ii) the indemnified Person shall have reasonably concluded that there may be a conflict of interest between the indemnifying Party and the indemnified Person in the conduct of the defense of such action; or (iii) the indemnified Person shall have reasonably concluded and specifically notified the indemnifying Party either that there may be specific defense available to it which are different from or additional to those available to the indemnifying Party. If any of the preceding clauses (i) through (iii) shall be applicable, then counsel for the indemnified Person shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of the indemnified Person and the reasonable fees and expenses of such counsel shall be reimbursed by the indemnifying Party.

Section 16.04. Contributory Negligence. If, due to the joint, concurring, comparative or contributory fault, negligence or willful misconduct of the Parties which gives rise to Damages for which the Parties are entitled to indemnification under this Article, then such Damages shall be allocated between the Parties in proportion to their respective degrees of fault, negligence or willful misconduct contributing to such Damages.

Section 16.05. Remedies Not Exclusive; Joint Responsibility. The rights of indemnity shall not be exclusive with respect to any other right or remedy provided for in this Agreement. In the event a liability or obligation covered by the indemnities given in this Article XVI by Contractor to Owner and by Owner to Contractor arises which is in any manner caused or occasioned by the joint acts, omissions, fault or negligence of Owner and Contractor, or any person acting on behalf of either of them, then in that event, each such party shall reimburse the other but only to the extent or percentage the reimbursing party’s act, omission, fault or negligence gives rise to the liability or obligation. As used in this Section 16.05, the word “Contractor” shall include its Subcontractors and Vendors, and the word “Owner” shall include its contractors and vendors, if any (other than Contractor and its Subcontractors and Vendors).

Section 16.06. Tax Effect of Indemnification. Notwithstanding any term or provision of this Agreement to the contrary, any indemnity payments owed by a Party shall be reduced by any tax benefits to the indemnified Person and increased by any tax detriments to the indemnified Person resulting from such indemnity payment, to the extent the indemnified Person demonstrates such tax effects.

Section 16.07. Survival of Indemnification. The indemnification provisions of this Article shall survive the Final Acceptance Date and the termination of this Agreement.

ARTICLE XVII

DISPUTE RESOLUTION

Section 17.01. Friendly Consultation. In the event of any dispute, controversy or claim between the Parties arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (collectively, a “Dispute”), the Parties shall attempt in the first instance to resolve such Dispute through friendly consultations between the Parties. If such consultations do not result in a resolution of the Dispute within thirty (30) days, then the Dispute shall be submitted to a senior executive officer of each Party with authority to resolve such issues and who shall meet within fifteen (15) days to do so. If the senior executive officers are unable or unwilling to resolve such issues then the Dispute shall be submitted by either Party to binding arbitration pursuant to the terms of Section 17.02, irrespective of the magnitude thereof, the amount in dispute or whether such Dispute would otherwise be considered justifiable or ripe for resolution by any court or arbitral tribunal, by giving written notice thereof to the other Party; provided, however that in no event shall a Party have the right to submit the Dispute to arbitration if the institution of legal or equitable proceedings based on such Dispute would be barred by any applicable statute of limitations. The Parties agree to attempt to resolve all Disputes arising hereunder promptly, equitably and in a good faith manner. The Parties further agree to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to such Dispute.

Section 17.02. Arbitration.

(a) Except as otherwise provided in Section 17.01 and a Party’s right to seek injunctive relief in accordance with Section 18.04, any Dispute shall be settled exclusively and finally by binding arbitration in accordance with the provisions of this Section. This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in such arbitration proceeding.

(b) The arbitration shall be conducted in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association, except as such rules conflict with the provisions of this Article XVII, in which event the provisions of this Article XVII shall prevail.

(c) Any Party electing to arbitrate a Dispute shall designate its nomination for an arbitrator in its notice to the other Party electing to submit the Dispute to arbitration. The Party receiving such notice shall, within twenty (20) Business Days thereafter, by return written notice, state whether it will accept such nomination, or decline to accept it and designate its nomination for an arbitrator. One arbitrator shall control the proceedings if such nomination of an arbitrator is accepted or if the receiving Party fails to nominate an arbitrator within the required twenty (20) day period. If the receiving Party timely nominates an arbitrator, the arbitral tribunal shall consist of three (3) arbitrators, with the two selected arbitrators choosing a third. In the event the arbitrators fail to appoint the third arbitrator within thirty (30) days after they have accepted their appointment, the third arbitrator shall be appointed by the American Arbitration Association. No arbitrator shall be a former or present Affiliate, employee, director, officer, agent, representative, advisor, consultant or counsel of either Party.

(d) The place of arbitration shall be St. Louis, Missouri, unless in any particular case the Parties agree upon a different venue. Within ten (15) days after the selection of the arbitrator(s), the arbitrator(s) shall convene by teleconference with the Parties and establish the time and procedure for arbitration; provided, however, that the arbitrator(s) must use their best efforts to establish the arbitration as soon as practicable.

(e) The arbitrator(s) shall not have the authority to amend or modify the terms of this Agreement. Any decision or award of the arbitrator(s) pursuant to this Section 17.02 shall be final and binding upon the Parties. The Parties agree that the arbitral award may be enforced against the Parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having competent jurisdiction thereof. The Parties expressly submit to the jurisdiction of any such court. The Parties hereby waive, to the extent permitted by law, any rights to appeal or to review of such award by any court or tribunal. Each Party shall bear its own attorneys’ fees and arbitration costs, unless the arbitrator(s) rule otherwise.

(f) Interest at the Reference Rate from the date the amount in dispute was first due until the date of payment shall be due and payable to the prevailing Party in arbitration.

(g) To the extent permitted by Texas law, the rights and obligations of the Parties under this Article XVII shall not be impaired, reduced or otherwise affected as a result of any of the following: (i) the receipt by a Party from any third party other than Affiliates, Subcontractors or Vendors of any amounts in reimbursement of Damages that are the subject of the Dispute; or (ii) either Party has assigned or otherwise transferred any or all of its rights and/or obligations under this Agreement as permitted hereunder.

(h) The arbitrator(s) shall be proscribed from awarding punitive or exemplary damages or any other damages not permitted by or in excess of those permitted under this Agreement.

Section 17.03. Continuing Obligations and Rights. When any Dispute occurs and is the subject of friendly consultations or arbitration, Contractor shall continue the Work in accordance with the Project Schedule and the terms hereof and Owner shall continue to make payments of undisputed amounts in accordance with this Agreement, and the Parties shall otherwise continue to exercise their rights, and fulfill their respective obligations, under this Agreement. While any friendly consultations or arbitration is pending, neither Party shall exercise any other remedies hereunder arising by virtue of the matters in Dispute; provided, however, a Party’s right to terminate under this Agreement shall not be suspended during the pendency of any arbitration.

Section 17.04. Interim Remedies. Nothing contained herein shall prevent a Party from applying to a court of competent jurisdiction for appropriate provisional or interim measures or injunctive relief, provided that such Party immediately thereafter commence an arbitration in accordance with Section 17.02. After the arbitrator(s) has been selected, they shall have sole jurisdiction to hear such applications, except that any measures ordered by the arbitrator(s) may be immediately and specifically enforced by a court otherwise having jurisdiction over the Parties.

Section 17.05. Joint Resolution of FBG/FBG Work Disputes. A copy of the FBG Purchase Agreement is attached in Appendix A of Exhibit A hereto for reference purposes, and Contractor is familiar with the dispute resolution provisions therein. In the event of a Dispute hereunder in which a bona fide, material question or issue exists regarding whether a failure of the FBG is due to a Defect in Contractor’s Work or is attributable to the Fluidized Bed Gasifier Supplier, then each of Owner and Contractor hereby agrees, upon notice from the other Party, to adjust the provisions in this Article XVII to the extent reasonably necessary to accommodate inclusion of the Fluidized Bed Gasifier Supplier as a party to the resolution of such Dispute under this Article XVII. Notwithstanding the inclusion of the Fluidized Bed Gasifier Supplier in the Dispute, each of Owner and Contractor shall retain their rights under the AAA’s Construction Industry Rules to appoint an arbitrator to hear such Dispute, but agree that the Fluidized Bed Gasifier Supplier shall be entitled to appoint an additional arbitrator in accordance with said Rules. In the event of a joint proceeding under this Section 17.05, the three arbitrators shall have equal authority unless otherwise mutually agreed by the Parties.

ARTICLE XVIII

MISCELLANEOUS

Section 18.01. Assignment.

(a) Except as expressly permitted in this Agreement, neither Party shall assign this Agreement or any portion hereof, or any of the rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed). This Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties. Irrespective of the foregoing, nothing herein shall be construed to prohibit Owner’s sale of an interest in the Facility or to Owner’s transfer of all of its rights and obligations hereunder to a special purpose project entity for financing or other reasons, or no reason.

(b) Owner shall be entitled to assign this Agreement and its rights herein without the consent of Contractor to any of Owner’s Affiliates that has a direct or indirect interest in the Facility. In addition, Contractor hereby consents to the granting of a security interest in and an assignment by Owner of this Agreement and its rights herein to the Financing Parties and their successors, assigns and designees in connection with any financing or refinancing related to the development, construction, operation or maintenance of the Facility. In furtherance of the foregoing, Contractor acknowledges that the Financing Parties may under certain circumstances assume the interests, rights, duties and obligations of Owner under this Agreement.

(c) Contractor acknowledges that the Financing Parties may under certain circumstances foreclose upon and sell, or cause Owner to sell or lease the Facility and cause any new lessee or purchaser of the Facility to assume all of the interests, rights and obligations of Owner arising under this Agreement. In such event, Contractor agrees to the assignment by Owner and the Financing Parties of this Agreement and its rights herein to such purchaser or lessee and shall release Owner and the Financing Parties from all obligations hereunder upon any such assignment; provided that such assignee shall have financial and other capability, comparable to that of Owner, to perform the obligations of Owner under this Agreement.

Section 18.02. Financing Parties. Contractor acknowledges that Owner and/or its Affiliates may borrow funds from the Financing Parties in connection with the development, construction and operation of the Facility and that, as a condition to making loans to Owner or its Affiliates, the Financing Parties may from time to time request changes to this Agreement and certain documents from Contractor. In connection therewith, Contractor agrees to furnish to the Financing Parties such written information, certificates, opinions, affidavits and other like documents as Owner may reasonably request. Owner and Contractor shall negotiate in good faith changes to this Agreement reasonably requested by the Financing Parties, and any Amendment shall be in accordance with Section 18.09. In addition, Contractor shall promptly execute any additional documentation, as may be mutually agreed upon in form and substance, reasonably requested by the Financing Parties.

Section 18.03. Good Faith Dealings. The Parties undertake to act fairly and in good faith in relation to the performance and implementation of this Agreement.

Section 18.04. Confidentiality. The Parties agree that the contents of this Agreement and any information relating to the negotiations or performance of this Agreement, any information provided pursuant this Agreement and any information provided by a Party to the other Party relating to the Drawings, Facility, other Party or its Affiliates’ financial or commercial information (the “Confidential Information”) shall be treated as confidential and secret and that a Party, without the prior written consent of the other Party, shall not, and shall not permit its Affiliates, Subcontractors, Vendors, employees, directors, officers, agents, advisers and representatives to, disclose Confidential Information of the other Party to any Person, except as permitted herein. Notwithstanding the foregoing, this Section shall not prevent any Party from disclosing any Confidential Information, including the contents of this Agreement, if and to the extent: (a) required to do so by applicable law or any Government Authority, provided that the disclosing Party shall give prior notice to the other Party of such required disclosure and, if so requested by the other Party, shall use all reasonable efforts to oppose the requested disclosure as appropriate under the circumstances; (b) disclosed to Affiliates, Subcontractors, Vendors, insurers, employees, directors, officers, agents, advisors or representatives of the disclosing Party as necessary; provided that the disclosing Party informs such Persons of the confidential nature of the Confidential Information, and shall be liable to the other Party for any disclosure by such Persons in violation of the terms of this Section; or (c) such information which prior to disclosure by one Party to the other Party was already in the public domain, or which after disclosure entered the public domain other than by a breach of this Agreement by the other Party or its Affiliates, Subcontractors, Vendors, employees, directors, officers, agents, advisers or representatives. It is agreed that the Parties shall be entitled to relief both at law and in equity, including, but not limited to injunctive relief and specific performance, in the event of any breach or anticipated breach of this Section, without proof of any actual or special damages.

Section 18.05. Notice. Whenever this Agreement requires or permits any consent, approval, notice, request, or demand from one Party to another, the consent, approval, notice, request, or demand must be in writing to be effective and shall be effective when received; and any determinations of time periods referenced herein to be based upon a consent, approval, notice, request or demand shall be determined from the date of receipt thereof. For purposes of this Agreement, a consent, approval, notice, request or demand from one Party to another shall be deemed to have been received (a) if personally delivered or if delivered by telegram or courier service, when actually received by the Party to whom notice is sent, (b) if delivered by telex or facsimile, on the first Business Day following the day transmitted (with confirmation of receipt), or (c) if delivered by mail (whether actually received or not), at the close of business on the third Business Day following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate Party, at the address and/or facsimile numbers of such Party set forth below (or at such other address as such Party may designate by written notice to the other Party in accordance with this Section):

If to Contractor:

Lurgi PSI, Inc.

1790 Kirby Parkway, Suite 300

Memphis, Tennessee 38138

Attn: Sharon Bell

Phone: 901/255-6267

Fax: 901/255-6206

With a copy to:

Wormser, Kiely, Galef & Jacobs LLP

825 Third Avenue

New York, New York 10022

Attention: Charles G. Banino

Phone: 212/687-4900

Fax: 212/687-5703

If to Owner:

Panda Hereford Ethanol, LP

4100 Spring Valley Road, #1001

Dallas, Texas 75244

Attn: General Counsel

Phone: 972/980-7159

Fax: 972/980-6815

With a copy to:

Panda Hereford Ethanol, LP

4100 Spring Valley Road, #1001

Dallas, Texas 75244

Attn: Project Manager

Phone: 972/980-7159

Fax: 972/980-6815

Section 18.06. Waiver. No delay, failure or refusal on the part of any Party to exercise or enforce any right under this Agreement shall be construed as a waiver of such right or any obligation of another Party, nor shall any single or partial exercise of any right hereunder preclude other or further exercise of any right. Except as expressly stated

herein, the failure of a Party to give notice to the other Parties of a breach of this Agreement shall not constitute a waiver thereof. Any waiver of any obligation or right hereunder shall not constitute a waiver of any other obligation or right, then existing or arising in the future. Each Party shall have the right to waive any of the terms and conditions of this Agreement that are for its benefit. To be effective, a waiver of any obligation or right must be in writing and signed by the Party waiving such obligation or right.

Section 18.07. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 18.08. Governing Law. This Agreement, and the rights and obligations of the Parties under or pursuant to this Agreement, shall be interpreted and construed according to the substantive laws of the State of Texas (regardless of Texas’ or any other jurisdiction’s choice of law rules).

Section 18.09. Entire Agreement; Amendments. This Agreement, the License Agreement, the Terms Sheet, the Guaranty Agreement, the side letter agreements relating to the Guaranty Agreement, the Letter of Credit and any and all agreements ancillary to any such agreements contain the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, discussions and undertakings between the Parties (whether written or oral) with respect to the subject matter hereof and all contemporaneous representations or warranties, express or implied, written or oral, except as herein specifically set forth, and Owner and Contractor each hereby expressly acknowledge that no such representations or warranties have been made by the other party except as herein specifically set forth or as set forth in the License Agreement. It is the intention of the Parties that this Agreement may be modified only by Contract Amendment or written Change Order. Contract Amendments shall be utilized for agreements which do not affect cost, schedule or scope. This Agreement may only be amended by written instrument signed by both Parties.

Section 18.10. Expenses and Further Assurances. Each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement, which costs and expenses shall in no event be considered Prefunding Third Party Costs. Each Party shall, from time to time on being requested to do so by, and at the cost and expense of, the other Party, do all such acts and/or execute and deliver all such instruments and assurances as are reasonably necessary for carrying out or giving full effect to the terms of this Agreement.

Section 18.11. No Third Party Beneficiary. Except with respect to the rights of the Financing Parties, Affiliates and as provided above and the rights of indemnitees under Article XVI, (a) nothing in this Agreement nor any action taken hereunder shall be construed to create any duty, liability or standard of care to any Person that is not a Party, (b) no person that is not a Party shall have any rights or interest, direct or indirect, in this Agreement or the services to be provided hereunder and (c) this Agreement is intended solely for the benefit of the Parties, and the Parties expressly disclaim any intent to create any rights in any third party as a third-party beneficiary to this Agreement or the services to be provided hereunder.

Section 18.12. Offset. Any and all amounts owing or to be paid by Owner to Contractor hereunder, or by Contractor to Owner hereunder, shall be subject to offset and reduction pro tanto by any amounts that may be owing hereunder at any time by Contractor to Owner or Owner to Contractor, as the case may be.

Section 18.13. Terms Sheet. This Agreement supersedes the Terms Sheet between the Parties dated May 6, 2005, which is hereby terminated and of no further force and effect.

Section 18.14. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 18.15. Waiver of Consequential Damages; Maximum Liability.

(a) Anything to the contrary notwithstanding, the Contractor and Owner waive claims against each other for special or consequential damages arising out of or relating to this Agreement. Other than liquidated damages as may be expressly provided for in this Agreement, neither Party shall be liable to the other for any special, incidental, indirect or consequential loss, commercial injury or damages of any nature such as, but not limited to, loss of profit, income, business opportunity or production or loss by reason of plant shutdown, delay or any cause or increased use of raw material, energy, labor, financing costs, rental expenses, loss of productivity claims of customers, damage to reputation, or the like, whether based on contract, warranty, tort (including negligence of any nature, whether sole or concurrent), strict liability or otherwise.

(b) The mutual waiver above is applicable, without limitation, to all consequential damages due to either Party’s termination in accordance with Article XV.

(c) The cumulative maximum liability of Contractor to achieve Ready for Start-Up of the Ethanol Plant under this Agreement, whether based on contract, warranty, tort (including negligence of any nature, whether sole or concurrent), strict liability or otherwise, shall not exceed in the aggregate an amount equal to *****% of the Allocated Contract Price, less amounts paid by Contractor for Schedule Liquidated Damages and Performance Liquidated Damages and for all other liabilities under this Agreement (“Ready for Start-Up Guarantee”). Except for the Ready for Start-Up Guarantee, the cumulative maximum liability of Contractor with respect to claims, costs, liabilities and damages under or related to this Agreement or the performance or nonperformance of the Work hereunder, whether based on contract, warranty, tort (including negligence of any nature, whether sole or concurrent), strict liability or otherwise, shall not exceed in the aggregate an amount equal to *****% of the Ethanol Plant Price. Upon Substantial Completion, the cumulative maximum liability of Contractor with respect to claims, costs, liabilities and damages under or related to this Agreement or the performance or nonperformance of the Work hereunder, whether based on contract, warranty, tort (including negligence of any nature, whether sole or concurrent), strict liability or otherwise, shall not exceed in the aggregate an amount equal to *****% of the Ethanol Plant Price.

(d) Anything to the contrary notwithstanding, the cumulative maximum liability of Contractor to achieve the Guaranteed FBG Mechanical Completion Date under this Agreement, whether based on contract, warranty, tort (including negligence of any nature, whether sole or concurrent), strict liability or otherwise, shall not exceed in the aggregate an amount equal to *****% of the FBG Work Price, less amounts paid by Contractor for FBG Schedule Liquidated Damages (“FBG Mechanical Completion Guarantee”). Except for the FBG Mechanical Completion, the cumulative maximum liability of Contractor with respect to claims, costs, liabilities and damages under or related to the FBG Work, including amounts paid by Contractor for FBG Schedule Liquidated Damages shall not exceed in the aggregate an amount equal to *****% of the FBG Work Price.

(e) To the extent any provision of this Agreement establishes a lower limit of liability of Contractor with respect to a particular component or type of liability, such lower limit of liability shall control with respect to such component or type of liability, notwithstanding the maximum limitations of liability set forth in this Section 18.15. The reasonable value of any corrective work performed by or on behalf of Contractor shall be included toward the cumulative maximum liability as provided above, but amounts paid by Contractor under its indemnity obligations under Section 16.01(a), (b), (c), and (e) and with respect to Section 16.01(d) all clean up costs thereunder shall be excluded.

(f) Any amounts paid to Owner by or on behalf of Contractor under the License Agreement or otherwise paid by or on behalf of Contractor to resolve liabilities under the License Agreement shall be included as amounts paid in respect of Contractor’s cumulative maximum limit of liability set forth in Section 18.15(c).

(g) In the event Owner asserts claims against Subcontractors and/or Vendors as a result of or relating to the Work and Owner receives amounts from such Subcontractors and/or Vendors by judgment, order, award, settlement or otherwise, for

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

such claims, the amounts received by Owner shall be treated under this Agreement as payments made to Owner by Contractor for such purposes, and for purposes of the applicable limitations of liability set forth in this Section 18.15.

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IN WITNESS WHEREOF the Parties have executed and delivered this Agreement effective as of the date first above written to be effective as provided herein.

PANDA HEREFORD ETHANOL, LP		LURGI PSI, INC.
BY: PHE I, LLC, GENERAL PARTNER

By:	/s/ DAROL LINDLOFF	By:	/s/ KURT TORSTER
Name:	Darol Lindloff	Name:	Kurt Torster
Title:	Chief Operating Officer	Title:	Chief Executive Officer